UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BOWL AMERICA INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Class A common stock, par value $0.10 per share, of Bowl America Incorporated (“Class A Common Stock”)
	(2)	Aggregate number of securities to which transaction applies: 5,160,971 shares of Class A Common Stock (including 1,414,517 shares of Class B common stock, par value $0.10 per share).
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon 5,160,971 shares of Class A Common Stock (including 1,414,517 shares of Class B common stock, par value $0.10 per share) multiplied by $8.53 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the maximum aggregate value calculated in the preceding sentence by .0001091.

	(4)	Proposed maximum aggregate value of transaction: $44,023,083
	(5)	Total fee paid: $4,803

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY STOCKHOLDER LETTER, SUBJECT TO COMPLETION, DATED JUNE 23, 2021

BOWL AMERICA INCORPORATED
6446 Edsall Road

Alexandria, Virginia 22312

[●], 2021

Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of Bowl America Incorporated (“Bowl America” or the “Company”), which will be held at [●], Eastern Time, on [●], 2021 virtually via the Internet. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You will not be able to attend the Special Meeting in person. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, and submit questions during the Special Meeting by visiting [●] and using a control number printed on your proxy card. To register and receive access to the virtual Special Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying Proxy Statement and proxy card or vote instruction form, as applicable.

The Special Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.

To approve the merger of Potomac Merger Sub, Inc., a Maryland corporation, with and into the Company (the “merger”) with the Company surviving as an indirect wholly-owned subsidiary of Bowlero Corp., a Delaware corporation (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of May 27, 2021 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Parent and Merger Sub and the transactions contemplated by the merger agreement, a copy of which is attached as Annex A to the accompanying Proxy Statement;

2.

To approve, on an advisory (non-binding) basis, certain items of compensation that are based on or otherwise related to the merger that may become payable to the Company’s named executive officer under an existing agreement with the Company (the “merger-related executive compensation”); and

3.	To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger.

If the merger is completed, each share of Class A common stock, par value $0.10 per share (“Class A Common Stock”), and each share of Class B common stock, par value $0.10 per share (“Class B Common Stock,” and together with the Class A Common Stock, “Common Stock”) that you own immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $8.53 in cash (the “per share merger consideration”), without interest and less applicable withholding taxes. The following shares of Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Common Stock held by the Company or any of its subsidiaries, (ii) shares of Common Stock held by Parent or any of its subsidiaries, and (iii) shares of Class B Common Stock whose holders delivered a written objection to the merger, have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the Maryland General Corporation Law (“MGCL”).

Prior to the effective time of the merger, and in connection with the closing, the Company will be entitled to authorize and declare in accordance with the MGCL an extraordinary dividend of $0.60 per share of Common Stock, which will be paid at or promptly after the effective time of the merger and will be contingent in all respects on the closing. Only stockholders of record on the record date for the Extraordinary Dividend will receive it, assuming the merger is closed.

Approval of the merger and the transactions contemplated by the merger agreement will require the affirmative vote of at least a majority of the aggregate number of votes entitled to be cast by holders of Common Stock, voting together as a single class, as of the close of business on [●], 2021, the record date for the Special Meeting. Each of the issued and outstanding 3,746,454 shares of Class A Common Stock is entitled to one vote per share for an aggregate of 3,746,454 votes and each of the issued and outstanding 1,414,517 shares of Class B Common Stock is entitled to ten votes per share for an aggregate of 14,145,170 votes. The total number of votes represented by outstanding Class A Common Stock and Class B Common Stock as of the record date was 17,891,624. Stockholders owning a majority of the voting power of the Company’s Class B Common Stock (the “Majority Holders”), including, but not limited to Nancy Hull and Merle Fabian, members of our board of directors, have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation.

The board of directors, after careful consideration, voted unanimously to (i) determine that the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein are fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) authorized and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein, the submission of the merger and the other transactions contemplated by the merger agreement to the Company’s stockholders for approval, and, subject to receipt of such stockholder approval, the consummation of the merger and the transactions contemplated by the merger agreement, and (iv) recommended that the Company’s stockholders vote FOR the merger and the other transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement. In arriving at its recommendations, the board of directors carefully considered a number of factors described in the accompanying Proxy Statement.

The board of directors also recommends that you vote FOR the advisory (non-binding) approval of the merger-related executive compensation and FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger. Approval of the merger and approval of the “merger-related executive compensation” are subject to separate votes by the Company’s stockholders, and approval of the “merger-related executive compensation” is not a condition to the completion of the merger.

In considering the recommendation of the board of directors, you should be aware that certain of the Company’s directors and the executive officer may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally as further described in the accompanying Proxy Statement.

Any holder of Class B Common Stock who delivers a written objection to the merger will have the right to seek appraisal of the fair value of such holder’s shares of Class B Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if such holder does not vote in favor of adopting the merger agreement or consent to it in writing and otherwise strictly complies with the provisions of Title 3, Subtitle 2 of the MGCL, which is the appraisal rights statute applicable to Maryland corporations. These appraisal rights are summarized in the accompanying Proxy Statement. The accompanying Proxy Statement constitutes notice from the Company of the availability of appraisal rights under the MGCL to holders of Class B Common Stock. Holders of Class A Common Stock are not entitled to exercise appraisal rights pursuant to Section 3-202(c)(1) of the MGCL, provided that the Class A Common Stock continues to be listed on the NYSE American on the record date for the Special Meeting.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying Proxy Statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee or through the Bowl America Incorporated 1987 Employee Stock Ownership Plan (the “ESOP”), you will need to follow the instructions provided to you by your bank, broker or other nominee or trustee of the ESOP, as applicable, to ensure that your shares are represented and voted at the Special Meeting. Even if you have voted by proxy, you may still vote during the Special Meeting by visiting [●]. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card.

If you submit your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals listed above at the Special Meeting. If you fail to return your proxy card, and do not virtually attend the Special Meeting, the effect will be that your shares will have the same effect as a vote AGAINST the merger and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote during the Special Meeting, you may withdraw your proxy and vote at the Special Meeting.

Thank you for your continued support.

By Order of the Board of Directors,

/s/ Cheryl A. Dragoo CEO, President and Director

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying Proxy Statement. Any representation to the contrary is a criminal offense.

The accompanying Proxy Statement and form of proxy are dated [●], 2021 and are first being mailed to the Company’s stockholders on or about [●], 2021.

PRELIMINARY NOTICE OF SPECIAL MEETING OF STOCKHOLDERS, SUBJECT TO COMPLETION,
DATED JUNE 23, 2021

BOWL AMERICA INCORPORATED

6446 Edsall Road

Alexandria, Virginia 22312

Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of Bowl America Incorporated (“Bowl America” or the “Company”), which will be held at [●], Eastern Time, on [●], 2021 virtually via the Internet. You will not be able to attend the Annual Meeting in person. To be admitted to the Special Meeting, you should go to [●] and enter the control number found on your proxy card or vote instruction form, as applicable. You will be deemed present and may vote at the Special Meeting by following the instructions available on the meeting website during the Special Meeting. The Special Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.

To approve the merger of Potomac Merger Sub, Inc., a Maryland corporation, with and into the Company (the “merger”) with the Company surviving as an indirect wholly-owned subsidiary of Bowlero Corp., a Delaware corporation (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of May 27, 2021 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Parent and Merger Sub and the transactions contemplated by the merger agreement (Proposal 1), a copy of which is attached as Annex A to the accompanying Proxy Statement;

2.

To approve, on an advisory (non-binding) basis, certain items of compensation that are based on or otherwise related to the merger that may become payable to the Company’s named executive officer under existing agreements with the Company (Proposal 2 or the “merger-related executive compensation”); and

3.

To hold a vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger (Proposal 3 or the “adjournment proposal”).

The merger agreement and the merger, the merger-related executive compensation and adjournment proposal are more fully described in the accompanying Proxy Statement, which the Company urges you to read carefully and in its entirety. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement, which the Company also urges you to read carefully and in its entirety.

The board of directors has unanimously approved and authorized the merger agreement and recommends a vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment, postponement or recess thereof. If any other matters are properly presented at the Special Meeting or any adjournment, postponement or recess thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Only stockholders that owned shares of Class A common stock, par value $0.10 per share (“Class A Common Stock”) and Class B common stock, par value $0.10 per share (“Class B Common Stock,” and together with the Class A Common Stock, “Common Stock”), at the close of business on [●], 2021, the record date, are entitled to notice of and to vote at the Special Meeting and any adjournment, postponement or recess thereof.

Stockholders owning a majority of the voting power of the Company’s Class B Common Stock (the “Majority Holders”), including, but not limited to Nancy Hull and Merle Fabian, members of our board of directors, have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation.

2

In considering the recommendations of the board of directors, you should be aware that certain of the Company’s directors and the executive officer may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as further described in the accompanying Proxy Statement.

Any holder of Class B Common Stock who delivers a written objection to the merger will have the right to seek appraisal of the fair value of such holder’s shares of Class B Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if such holder does not vote in favor of adopting the merger agreement or consent to it in writing and otherwise strictly complies with the provisions of Title 3, Subtitle 2 of the MGCL, which is the appraisal rights statute applicable to Maryland corporations. These appraisal rights are summarized in the accompanying Proxy Statement. The accompanying Proxy Statement constitutes notice from the Company of the availability of appraisal rights under the MGCL to holders of Class B Common Stock. Holders of Class A Common Stock are not entitled to exercise appraisal rights pursuant to Section 3-202(c)(1), provided that the Class A Common Stock continues to be listed on the NYSE American on the record date for the Special Meeting.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying Proxy Statement and proxy card or vote instruction form, as applicable, to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee or the Bowl America Incorporated 1987 Employee Stock Ownership Plan (the “ESOP”), you will need to follow the instructions provided to you by your bank, broker or other nominee or trustee of the ESOP, as applicable, to ensure that your shares are represented and voted at the Special Meeting. Even if you have voted by proxy, you may still vote during the Special Meeting by visiting [●]. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or vote instruction form, as applicable.

If you submit your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” Proposal 1, 2 and 3 at the Special Meeting. If you fail to return your proxy card, and do not virtually attend the Special Meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote during the Special Meeting, you may withdraw your proxy and vote at the Special Meeting.

The Company urges you to read the accompanying Proxy Statement and merger agreement carefully and in their entirety.

By Order of the Board of Directors,

/s/ Cheryl A. Dragoo CEO, President and a Director

[●], 2021

Please do not send your Common Stock certificates to the Company at this time. If the merger is completed, you will be sent instructions regarding the surrender of your Common Stock certificates.

3

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER, THE “MERGER-RELATED EXECUTIVE COMPENSATION” AND THE SPECIAL MEETING	6
PROPOSAL 1: THE MERGER	12
Certain Effects of the Merger	12
Background of the Merger	12
Recommendation of the Board of Directors; Reasons for Recommending the Approval of the Merger	17
Opinion of Duff & Phelps	20
Interests of the Company’s Directors and the Executive Officer in the Merger	31
Extraordinary Dividend	34
Appraisal Rights	34
Material U.S. Federal Income Tax Consequences	34
Regulatory Approvals	37
Delisting and Deregistration of Class A Common Stock	37
Effective Time of Merger	37
Payment of Merger Consideration and Surrender of Stock Certificates	38
Fees and Expenses	38
FORWARD-LOOKING STATEMENTS	39
THE PARTIES TO THE MERGER	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
THE SPECIAL MEETING	42
Date, Time and Place of Special Meeting	42
Voting Power; Record Date	42
Proposals at the Special Meeting and Board Recommendation	42
Quorum and Required Vote for Proposals for the Special Meeting	43
Broker Non-Votes	43
Voting Your Shares—Stockholders of Record	44
Voting Your Shares—Beneficial Owners	44
Stock Ownership and Interests of Certain Persons	45
Expenses of Proxy Solicitation	45
Adjournments, Postponements and Recesses	45
Rights of Stockholders Who Object to the Merger	45
Other Matters	46
Questions and Additional Information	46
THE MERGER AGREEMENT	47
General	47
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement	47
The Merger and Conversion of the Company’s Common Stock	47
Closing and Effective Time of the Merger	48
Articles of Incorporation; Bylaws of the Surviving Corporation	48
Directors and Executive Officers of the Surviving Corporation	48
Payment Procedures	48
Lost, Stolen or Destroyed Certificates	49
Shares of Class B Common Stock Entitled to Exercise Appraisal Rights	49
Representations and Warranties	49
Covenants of the Company	51
Covenants of Parent and/or Merger Sub	56
Certain Covenants of Each Party	57
Conditions to the Completion of the Merger	58
Termination	59
Notice of Termination; Effect of Termination	60
Termination Fees	60
Other Covenants and Agreements	61
PROPOSAL 2: ADVISORY VOTE ON “MERGER-RELATED EXECUTIVE COMPENSATION”	62
Merger-Related Executive Compensation	62
Vote Required and Board of Directors Recommendation	63
PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING	64
Adjournment of the Special Meeting	64
Vote Required and Board of Directors Recommendation	64
STOCKHOLDER PROPOSALS	65
HOUSEHOLDING	65
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	65

APPENDIX A: MERGER AGREEMENT
APPENDIX B: OPINION OF DUFF & PHELPS
APPENDIX C: TITLE 3, SUBTITLE 2 OF THE MARYLAND GENERAL CORPORATION LAW

i

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED JUNE 23, 2021

BOWL AMERICA INCORPORATED

6446 Edsall Road

Alexandria, Virginia 22312

This Proxy Statement contains information related to a special meeting of stockholders (the “Special Meeting”) of Bowl America Incorporated to be held at [●] Eastern Time on [●], 2021, virtually via the Internet, and at any adjournments, postponements or recesses thereof. You will not be able to attend the Annual Meeting in person. To be admitted to the Special Meeting, you should go to [●] and enter the control number found on your proxy card or vote instruction form, as applicable. You will be deemed present and may vote at the Special Meeting by following the instructions available on the meeting website during the Special Meeting.

We are furnishing this Proxy Statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting. At the Special Meeting you will be asked to, among other things, consider and vote on the approval of the merger (as defined immediately below) and the transactions contemplated by the merger agreement. This Proxy Statement is first being mailed to stockholders of record of the Company on or about [●], 2021.

SUMMARY TERM SHEET

This following summary term sheet highlights the material information contained in this Proxy Statement and may not contain all of the information that is important to you. We urge you to read this entire Proxy Statement carefully, including the appendices, before voting. We have included section references to direct you to a more complete description of the topics described in this summary term sheet. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page 65. Unless the context requires otherwise, references in this Proxy Statement to “we,” “us,” “our,” the “Company” or “Bowl America” refer to Bowl America Incorporated, a Maryland corporation, and its subsidiaries.

We refer to Bowlero Corp., a Delaware corporation, as “Parent,” and Potomac Merger Sub, Inc., a Maryland corporation and indirect wholly-owned subsidiary of Parent, as “Merger Sub.”

We refer to our stockholders owning a majority of the voting power of the Company’s Class B common stock, par value $0.10 per share (“Class B Common Stock”) who have each entered into a voting and support agreement with Parent and the Company, including, but not limited to Nancy Hull and Merle Fabian, members of our board of directors, as the “Majority Holders.”

We refer to the board of directors of the Company as the “board of directors” or the “Board.”

●	Parties to the Merger. See “The Parties to the Merger” beginning on page 40.

●

Bowl America was incorporated in Maryland in 1958. The Company commenced business with one bowling center in 1958, and at the end of fiscal year 2020, the Company operated 17 bowling centers, 16 of which are owned centers. Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See “Where Stockholders Can Find Additional Information,” beginning on page 65.

●

Parent is a Delaware corporation that is a leader in bowling entertainment, media, and events. With more than 300 bowling centers across North America, Parent serves over 28 million guests each year through a family of brands that includes Bowlero, Bowlmor Lanes, and AMF.

●

Merger Sub is a Maryland corporation and an indirect wholly-owned subsidiary of Parent. Merger Sub was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger.

●	Purpose of Stockholders’ Vote. You are being asked to:

●

approve the merger with the Company surviving as an indirect wholly-owned subsidiary of Parent pursuant to the Agreement and Plan of Merger, dated as of May 27, 2021, by and among the Company, Parent and Merger Sub, as it may be amended from time to time (the “merger agreement”) and the transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Appendix A to this Proxy Statement. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), and the Company will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Parent;

●

approve, on an advisory (non-binding) basis, specified items of compensation that may be paid or become payable to the Company’s named executive officer in connection with the merger under existing agreements with the Company (which is referred to in this Proxy Statement as the “merger-related executive compensation”); and

●	approve a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger.

●

The Per Share Merger Consideration.  If the merger is completed, each issued and outstanding share of Class A common stock, par value $0.10 per share (“Class A Common Stock”) and Class B Common Stock (and together with the Class A Common Stock, “Common Stock”), other than as provided below, will be converted into the right to receive $8.53 in cash, without interest and less applicable withholding taxes (the “per share merger consideration”). The following shares of Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Common Stock held by the Company or any of its subsidiaries, (ii) shares of Common Stock held by Parent or any of its subsidiaries, and (iii) shares of Class B Common Stock whose holders have delivered a written objection to the merger, have not voted in favor of adopting the merger agreement or consented to it in writing and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with Title 3, Subtitle 2 of the Maryland General Corporation Law (the “MGCL”), which is the appraisal rights statute applicable to Maryland corporations. See The Merger Agreement—The Merger and Conversion of the Company’s Common Stock” beginning on page 47.

●

Extraordinary Dividend. Prior to the effective time of the merger, and in connection with the closing, the Company will be entitled to authorize and declare in accordance with the MGCL an extraordinary dividend of $0.60 per share of Common Stock, which will be paid at or promptly after the effective time of the merger and will be contingent in all respects on the closing. Only stockholders of record on the record date for the Extraordinary Dividend will receive it, assuming the merger is closed.

●

Voting and Support Agreement. The Majority Holders have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation. The voting and support agreement was entered into by each Majority Holder solely in their respective capacity as a stockholder of the Company, and the voting and support agreement does not limit or affect any actions taken by any officer or director of the Company solely in his or her capacity as a director or officer of the Company. The Majority Holders’ obligations under the voting and support agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the voting and support agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the receipt of the requisite stockholder vote. See “The Special Meeting—Stock Ownership and Interests of Certain Persons” beginning on page 45.

●

Board Recommendation. The board of directors, after careful consideration, voted unanimously to (i) determine that the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein are fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) authorized and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein, the submission of the merger and the other transactions contemplated by the merger agreement to the Company’s stockholders for approval, and, subject to receipt of such stockholder approval, the consummation of the merger and the transactions contemplated by the merger agreement, and (iv) recommended that the Company’s stockholders vote FOR the merger and the other transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement. The board of directors also recommend that you vote FOR approval of the “merger-related executive compensation” and FOR approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger. See “Proposal 1: The Merger—Recommendation of the Board of Directors; Reasons for Recommending the Approval of the Merger” beginning on page 17 and see “Proposal 2: Advisory Vote on “Merger-Related Executive Compensation” beginning on page 62.

●

Opinion of the Board’s Financial Advisor. In connection with the merger, the board of directors of the Company (solely in their capacity as members of the board of directors) received a written opinion, dated May 27, 2021, from its independent financial advisor, Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”), as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the assumptions, qualifications and limiting conditions set forth therein, to the public stockholders of the Company (other than Parent and its affiliates) of the per share merger consideration to be received by such stockholders in the merger (without giving effect to any impact of the merger on any particular stockholder other than in its capacity as a stockholder) pursuant to the merger agreement. See the full text of Duff & Phelps’ written opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, attached to this Proxy Statement as Appendix B and see “Proposal 1: The Merger —Opinion of Duff & Phelps” beginning on page 20. Duff & Phelps provided its opinion for the benefit and use of the board of directors of the Company (solely in their capacity as members of the board of directors) in connection with its evaluation of the per share merger consideration from a financial point of view and does not address any other aspect of the merger or any related transaction. The Duff & Phelps opinion does not address the merits of the underlying decision by the Company to engage in the merger. The opinion does not constitute advice or a recommendation to any stockholder as to how any stockholder should act with respect to any matter relating to the merger.

●

Financing of the Merger. The merger is not conditioned upon receipt of financing by Parent. We understand that Parent expects to use cash on hand and other funds available to it to fund the aggregate per share merger consideration.

●

Interests of the Company’s Directors and the Executive Officer in the Merger. In considering the recommendation of the board of directors, you should be aware that certain of the Company’s directors and the executive officer may have interests in the merger that may be different from, or in addition to, their interests as Company stockholders. The board of directors was aware of these interests during their deliberations on the merits of the merger and in making their decisions to recommend and approve, respectively, the merger and the transactions contemplated by the merger agreement. These interests are discussed in “Proposal 1: The Merger—Interests of the Company’s Directors and the Executive Officer in the Merger” beginning on page 31 and “Proposal 2: Advisory Vote on “Merger-Related Compensation” beginning on page 62.

●

Material U.S. Federal Income Tax Consequences of the Merger. The exchange of shares of Common Stock for cash pursuant to the merger generally will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 34) whose shares of Common Stock are converted into the right to receive cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). See “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 34 for a discussion of certain material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The determination of the actual tax consequences of the merger to a holder of Common Stock will depend on the holder’s specific situation. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them based on their particular circumstance, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

●

Material U.S. Federal Income Tax Consequences of the Extraordinary Dividend. If you are a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”), the receipt of the Extraordinary Dividend will be taxable as a dividend to you to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and, to the extent that the Extraordinary Dividend exceeds the Company’s current and accumulated earnings and profits, the excess will first reduce your basis in shares of Common Stock, but not below zero, and then will be treated as gain from the sale of your shares of Common Stock. If you are a non-U.S. holder (as defined below under “Material U.S. Federal Income Tax Consequences”), you generally will not be subject to U.S. federal income tax with respect to the receipt of the Extraordinary Dividend unless you have certain connections with the United States, except that the amount of the Extraordinary Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. You should consult your own tax advisor regarding the particular tax consequences to you of the receipt of the Extraordinary Dividend in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

●

Conditions to the Completion of the Merger. The completion of the merger is subject to the satisfaction or waiver of certain conditions, which are described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 58. These conditions include, among others:

●

the Company has received the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the Common Stock at the meeting or any adjournment or postponement thereof (the “Requisite Stockholder Approval”);

●	no law or order has been enacted, entered, promulgated, adopted, issued or enforced by any governmental entity that has the effect of prohibiting the consummation of the merger

●

since May 27, 2021 through the closing, no change, effect, occurrence, development or circumstance has not occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to the Company;

●

the board of directors authorized and deposited with the Company’s transfer agent prior to the effective time of the merger, cash in an aggregate amount necessary for payment of an extraordinary dividend in the amount of $0.60 per share of Common Stock to the Company’s stockholders;

●

the Company’s, Parent’s and Merger Sub’s performance in all material respects of their agreements and covenants in the merger agreement and delivery of all required deliverables and certifications; and

●	the accuracy of the representations and warranties of the Company, Parent and Merger Sub (subject to certain qualifications).

●

Anticipated Closing of the Merger. The merger is expected to be completed after all of the conditions to the merger are satisfied or waived. The Company currently expects the merger to be completed in second half of 2021, although the Company cannot assure completion by any particular date, or if at all. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 58.

●

Limitations on Solicitations of Other Offers. The Company has agreed to immediately cease any discussion or negotiation with respect to an Acquisition Proposal (as defined in “The Merger Agreement—Covenants of the Company—Acquisition Proposals” beginning on page 53). Under the merger agreement, the Company is subject to “nonsolicitation” restrictions that prohibit the Company, its subsidiaries and their respective representatives from taking any action to facilitate or encourage, solicit or initiate any inquires, expressions of interest, requests for information, discussions, proposals or offers or submissions that constitute, or would reasonably be expected to lead to, any Acquisition Proposal. Prior to obtaining the Requisite Stockholder Approval, the board of directors may make a Change in Recommendation (as defined in “The Merger Agreement—Covenants of the Company—Acquisition Proposals” beginning on page 53) to the Company’s stockholders and/or terminate the merger agreement in order for the Company to enter into a Company Acquisition Agreement (as defined in “The Merger Agreement—Covenants of the Company—Acquisition Proposals” beginning on page 53) with respect to a Superior Proposal (as defined in “The Merger Agreement—Covenants of the Company—Acquisition Proposals” beginning on page 53). See “The Merger Agreement—Covenants of the Company—Acquisition Proposals” beginning on page 53 and “The Merger Agreement—Termination” beginning on page 59.

●	Termination. The merger agreement may be terminated at any time prior to the effective time of the merger, which is described in “The Merger Agreement—Termination” beginning on page 59:

○	by mutual written agreement of Parent and the Company;

○	by either Parent or the Company if:

●	a final and nonappealable order is in effect permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

●	the effective time or the merger has not occurred on or prior to December 31, 2021 (the “outside date”); or

●	the Requisite Stockholder Approval is not obtained at the Special Meeting.

○	by Company if:

●

a breach of one or more representations or warranties or failure to perform one or more covenants or agreements on the part of Parent or Merger Sub set forth in the merger agreement has occurred that would cause certain specified conditions to closing incapable of being satisfied and such breach or failure to perform (A) is incapable of being cured by the outside date or (B) has not been cured by Parent or Merger Sub, as applicable, within fifteen (15) days following written notice to Parent from the Company or such breach or failure to perform (but no later than the outside date);

●

prior to obtaining the Requisite Stockholder Approval, the Company receives a Super Proposal and terminates the merger agreement in order to enter into a Company Acquisition Agreement in compliance with the merger agreement; provided that prior to or concurrently with such termination, the Company will pay the Company Termination Fee (as defined below).

○	by Parent if:

●

a breach of one or more representations or warranties or failure to perform one or more covenants or agreements on the part of the Company set forth in the merger agreement has occurred that would cause certain specified conditions to closing incapable of being satisfied and such breach or failure to perform (A) is incapable of being cured by the outside date or (B) has not been cured by the Company within fifteen (15) days following written notice to the Company from Parent or the Merger Sub or such breach or failure to perform (but no later than the outside date);

●	prior to obtaining the Requisite Stockholder Approval, the board of directors effected a Change in Recommendation; or

●

subject to certain exceptions, prior to obtaining the Requisite Stockholder Approval, the Company breached certain of its obligations related to holding the Special Meeting or Acquisition Proposals in any material respect.

●

Termination Fee. The merger agreement contains certain termination rights for both the Company and Parent. The merger agreement provides that, upon termination of the merger agreement under specified circumstances, the Company would be required to pay Parent a termination fee equal to $1,645,000 plus reimburse Parent for its reasonable and documented third party expenses in an aggregate amount not to exceed $3,500,000 (including, under certain circumstances, if the Company enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months following termination of the merger agreement). See “The Merger Agreement—Termination Fees” beginning on page 59.

●

Enforcement of Merger Agreement. Under certain circumstances, the Company, on the one hand, and Parent and Merger Sub, on the other hand, are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy at law or in equity to which they are entitled. See “The Merger Agreement—Other Covenants and Agreements—Enforcement of Merger Agreement” beginning on page 61.

●

Appraisal Rights. Holders of Class A Common Stock will not be entitled to exercise appraisal rights pursuant to Section 3-202(c)(1) of the MGCL, provided that shares continue to be listed on the NYSE American on the record date for the Special Meeting. However, holders of shares of Class B Common Stock will be entitled to exercise appraisal rights. In order to exercise appraisal rights, holders of Class B Common Stock must: (1) file with the Company a written objection to the Merger at or before the Special Meeting; (2) may not vote in favor of the Merger; and (3) within 20 days after the Articles of Merger effecting the merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand of the Company for payment of the holder's Class B Common Stock, stating the number and class of shares for which the stockholder demands payment. Written objections should be sent to 6446 Edsall Road, Alexandria, VA 22312, Attn: Cheryl Dragoo. The Company will provide the holders of Class B Common Stock prompt written notice of the filing and acceptance for record of the Articles of Merger. In accordance with the MGCL, a holder of Class B Common Stock who fails to comply with each of the requirements of Maryland law is bound by the terms of the Merger and will not be entitled to any appraisal rights. A copy of Title 3, Subtitle 2 of the MGCL is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See “Proposal 1: The Merger—Appraisal Rights” beginning on page 34 and Appendix C to this Proxy Statement. Holders of Class B Common Stock also are encouraged to consult with their own legal advisor as to their appraisal rights under Maryland law. Failure to strictly comply with these procedures will result in the loss of these appraisal rights and your ability to receive cash for the fair value of your Class B Common Stock.

●

Additional Information. You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (the “SEC”). This information is available at the website maintained by the SEC at www.sec.gov and on the Company’s website at https://www.bowl-america.com/investor-relations/. For a more detailed description of the additional information available, see “Where Stockholders Can Find More Information” beginning on page 65.

QUESTIONS AND ANSWERS ABOUT THE MERGER,
THE “MERGER-RELATED EXECUTIVE COMPENSATION” AND THE SPECIAL MEETING

The following questions and answers, which are for your convenience only, briefly address some commonly asked questions about the merger, the “merger-related executive compensation” and the Special Meeting and are qualified in their entirety by the more detailed information contained elsewhere in this Proxy Statement. These questions and answers may not address all questions that may be important to you as a stockholder of Bowl America. You should still carefully read this entire Proxy Statement, including the attached appendices.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held at [●], Eastern Time, on [●], 2021. In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for the Company and its stockholders at this time, as it permits stockholders to attend and participate in the Special Meeting while safeguarding the health and safety of the Company’s stockholders, directors and management team. You will be able to attend the Special Meeting online, vote, and submit your questions during the Special Meeting by visiting [●]. To participate in the virtual meeting, you will need a 16-digit control number printed on your proxy card. You will be deemed present and may vote at the Special Meeting by following the instructions available on the meeting website during the Special Meeting. The meeting webcast will begin promptly at [●], Eastern Time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, stockholders will not be able to attend the Special Meeting in person.

Q:	What items will be voted upon at the Special Meeting?

A:	There are three matters scheduled for a vote at the Special Meeting:

1.     A vote on the approval of the merger, pursuant to which Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Parent;

2.     An advisory (non-binding) vote to approve the “merger-related executive compensation” that may become payable to the Company’s named executive officer in connection with the merger; and

3.     A vote on a proposal to approve the adjournment, postponement or recess of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger.

Q:	What will happen in the merger?

A:

In the merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent. As a result of the merger, the Class A Common Stock will no longer be publicly traded, and you will no longer have any interest in the Company’s future earnings or growth. In addition, the Class A Common Stock will be delisted from the NYSE American and deregistered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Company will no longer be required to file periodic reports with the SEC with respect to Class A Common Stock.

Q:	What will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $8.53 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of Common Stock, you will receive $853 in cash in exchange for your shares of Common Stock, without giving effect to any applicable withholding taxes. This does not apply to (i) shares of Common Stock held by the Company or any of its subsidiaries, (ii) shares of Common Stock held by Parent or its subsidiaries, and (iii) shares of Class B Common Stock whose holders delivered a written objection to the merger and have not voted for the merger or consented to it in writing and have otherwise demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the MGCL. You will not own, directly or indirectly, any shares of the capital stock in the surviving corporation.

Q:	Is the merger expected to be taxable to owners of the Common Stock?

A:

Yes. The exchange of shares of Common Stock for cash pursuant to the merger generally will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 34) whose shares of Common Stock are converted into the right to receive cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). See “Proposal 1: The Merger —Material U.S. Federal Income Tax Consequences” beginning on page 34 for a discussion of certain material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The determination of the actual tax consequences of the merger to a holder of Common Stock will depend on the holder’s specific situation. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them based on their particular circumstance, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Is the Company expected to pay a dividend prior to the closing of the transactions contemplated by the merger agreement?

A:

Yes, the merger agreement contemplates the Company declaring an extraordinary dividend of $0.60 per share of Common Stock which will be paid at or promptly after the effective time of the merger and will be contingent in all respects on the closing. Accordingly, if the merger is not completed, the Company will not pay the extraordinary dividend. Only stockholders of record on the record date for the extraordinary dividend will receive it, assuming the merger is closed.

Q:	How will our directors and executive officer vote on the proposal to approve the merger?

A:

Our directors and executive officer have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the approval of the merger. In addition, the Majority Holders have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation. The voting and support agreement was entered into by each Majority Holder solely in their respective capacity as a stockholder of the Company, and the voting and support agreement does not limit or affect any actions taken by any officer or director of the Company solely in his or her capacity as a director or officer of the Company.

As of [●], 2021, the record date for the Special Meeting, our directors and executive officer beneficially owned or controlled, in the aggregate, 1,158,332 shares of Class A Common Stock and 1,089,443 shares of Class B Common Stock entitled to vote at the Special Meeting, representing 12,052,762 votes, which is approximately 67.4% of the total voting of the Common Stock. See “Proposal 1: The Merger —Interests of the Company’s Directors and the Executive Officer in the Merger” beginning on page 31.

Q:	What vote is required to approve the merger?

A:

The merger agreement must be adopted by the affirmative vote of at least a majority of the aggregate number of votes entitled to be cast by holders of Common Stock, voting together as a single class, as of the record date for the Special Meeting. Each of the issued and outstanding 3,746,454 shares of Class A Common Stock is entitled to one vote per share for an aggregate of 3,746,454 votes and each of the issued and outstanding 1,414,517 shares of Class B Common Stock is entitled to ten votes per share for an aggregate of 14,145,170 votes. The total number of votes represented by outstanding Class A Common Stock and Class B Common Stock as of the record date was 17,891,624.

Failure to vote your shares and abstentions will have the same effect as voting AGAINST the proposals. Whether or not you plan to attend the Special Meeting, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible.

In addition, the Majority Holders have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation. The Majority Holders’ obligations under the voting and support agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the voting and support agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the receipt of the requisite stockholder vote.

Q:

What is “merger-related executive compensation” and why am I being asked to cast an advisory (non-binding) vote to approve “merger-related executive compensation” that may become payable to the Company’s named executive officer in connection with the merger?

A:

The “merger-related executive compensation” is certain compensation that is paid or may become payable to the Company’s named executive officer under an existing agreement with the Company in connection with the merger. See “Proposal 2: Advisory Vote on “Merger-Related Executive Compensation” beginning on page 62. The SEC has adopted rules that require the Company to seek approval, on an advisory (non-binding) basis, with respect to certain compensation that will or may be payable to the Company’s named executive officer in connection with the merger.

Q:	What vote is required to approve on an advisory basis the “merger-related executive compensation” that may become payable to the Company’s named executive officer in connection with the merger?

A:

The affirmative vote of a majority of the aggregate number votes entitled to be cast by holders of shares of Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the proposal is required for approval of the advisory (non-binding) proposal on “merger-related executive compensation.”

Q:	What will happen if stockholders do not approve the “merger-related executive compensation” at the Special Meeting?

A:

Approval of the “merger-related executive compensation” is not a condition to the completion of the merger. The vote with respect to the “merger-related executive compensation” is an advisory vote and will not be binding on the Company or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger is approved by the stockholders and the merger is completed, our named executive officer will be eligible to receive the various “merger-related executive compensation” payments.

Q:	What is a quorum?

A:

A quorum will be present if holders of a majority of the aggregate voting power of all outstanding shares of Common Stock entitled to vote on a matter at the Special Meeting are present in person or represented by proxy at the Special Meeting. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned to another time and place.

If  you hold shares of Common Stock in your own name and submit a proxy but fail to indicate your vote or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Special Meeting. If your shares are held in “street name” by your broker, bank or other nominee or the Bowl America Incorporated 1987 Employee Stock Ownership Plan (the “ESOP”) and you do not tell the broker, bank, nominee or trustee of the ESOP (“ESOP Trustee”) how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.

Q:	How many votes do I have?

A:

Each of the issued and outstanding 3,746,454 shares of Class A Common Stock is entitled to one vote per share for an aggregate of 3,746,454 votes and each of the issued and outstanding 1,414,517 shares of Class B Common Stock is entitled to ten votes per share for an aggregate of 14,145,170 votes. The total number of votes represented by outstanding Class A Common Stock and Class B Common Stock as of the record date was 17,891,624. The Majority Holders have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation. The Majority Holders’ obligations under the voting and support agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the voting and support agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the receipt of the requisite stockholder vote.

Q:	How are votes counted and what happens if I do not vote?

A:	Votes will be counted separately in respect of each proposal by the inspector of election appointed for the Special Meeting, who will separately count FOR and AGAINST votes as well as abstentions.

Because the affirmative vote of at least a majority of the aggregate number of votes entitled to be cast by holders of Common Stock, voting as a single class, is required to approve the merger, the failure to vote and abstentions will have the same effect as a vote AGAINST the merger proposal. Approval of the advisory (non-binding) proposal on the “merger-related executive compensation” and the proposal to adjourn the Special Meeting if there are not sufficient votes to approve the merger and the transactions contemplated by the merger agreement, each requires the affirmative vote of a majority of the aggregate number of votes cast by holders of shares of Common Stock, voting together as a single class, present in person or represented by proxy. As a result, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. As noted above, the vote with respect to the “merger-related executive compensation” is an advisory vote and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the stockholders and completed, our named executive officer will be eligible to receive the various “merger-related executive compensation” payments.

As noted above, the Majority Holders have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation. The Majority Holders’ obligations under the voting and support agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the voting and support agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the receipt of the requisite stockholder vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee or the ESOP, will my broker, bank or other nominee or ESOP Trustee, as applicable, vote my shares for me?

A:

Your broker, bank or other nominee and/or the ESOP Trustee will not vote your shares on your behalf unless you provide instructions to your broker, bank or other nominee or ESOP Trustee, as applicable, on how to vote. You should follow the directions provided by your broker, bank or other nominee or ESOP Trustee regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have no effect on any of the proposals.

Q:	Will my shares held in “street name,” in the ESOP or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” or in the ESOP will be deemed to be held by a different record stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity may be voted by the officer, agent or proxy designated by the bylaws of such corporate stockholder or, in the absence of any applicable bylaw, by such person or persons as the board of directors of the corporate stockholder may designate. In the absence of any such designation, or, in case of conflicting designation by the corporate stockholder, the chairman of the board, the president, any vice president, the secretary and the treasurer of the corporate stockholder, in that order, shall be presumed to be fully authorized to vote such shares. Shares held by an administrator, executor, guardian, personal representative, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name or the name of his nominee. Shares held by or under the control of a receiver, a trustee in bankruptcy proceedings, or an assignee for the benefit of creditors may be voted by such person without the transfer thereof into his name. If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Company is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect: (a) if only one votes, in person or by proxy, his act binds all; (b) if more than one votes, in person or by proxy, the act of the majority so voting binds all; (c) if more than one votes, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest.

Q:	How do I vote?

A:	If you were the record holder of shares of Common Stock, as of the record date, you may submit your proxy in one of the following ways:

●	use the toll-free number shown on your proxy card;
●	visit the website shown on your proxy card to vote via the internet;
●	complete, sign, date and return the enclosed proxy card in the postage-paid envelope; or
●	vote at the virtual Special Meeting as described below.

Please carefully consider the information contained in this Proxy Statement and, regardless whether or not you plan to attend the Special Meeting, please vote by telephone, internet or mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Special Meeting.

Voting at the Special Meeting

We encourage you to vote by telephone, internet or mail. If you attend the Special Meeting (which would include voting at the virtual Special Meeting), you may also submit your vote at the Special Meeting via the Special Meeting website at [●], in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the Special Meeting. You will be deemed present and may vote at the Special Meeting by following the instructions available on the meeting website during the Special Meeting. If your proxy is properly completed and submitted, and if you do not revoke it prior to or at the Special Meeting, your shares will be voted at the Special Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

Voting of Shares Held in Street Name or in the ESOP

If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”) or in the ESOP, you must provide the record holder of your shares or the ESOP Trustee, as applicable, with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee or the ESOP Trustee.

Q:	May I change my vote after I have returned my proxy card or voting instruction form?

A:	Yes. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

●	delivering a signed written notice of revocation to our Secretary at 6446 Edsall Road, Alexandria, VA 22312, bearing a date later than the date of the proxy, stating that the proxy is revoked;

●	timely delivering a new, valid proxy relating to the same shares and bearing a later date by submitting instructions via telephone, internet or mail as described in your proxy card; or

●	attending and voting at the Special Meeting and voting, although attendance at the Special Meeting will not, by itself, revoke a proxy.

If your shares are held by your broker, bank or other nominee or the ESOP, you should follow the instructions provided by your broker, bank or other nominee, or ESOP Trustee, as applicable.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

This means you own shares of Common Stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive cash for my shares?

A:

If the merger is approved and the merger is consummated, and if you are the record holder of your shares of Common Stock (i.e., you have a stock certificate (or affidavit of loss in lieu thereof) or you hold shares directly in book-entry), promptly, and in no event later than one business day after the effective time of the merger, you will be sent a letter of transmittal to complete and return to a paying agent to be designated by Parent, referred to herein as the “paying agent.” In order to receive the $8.53 per share merger consideration, you must send the paying agent, according to the instructions provided, your validly completed and signed letter of transmittal together with your Company stock certificates (or affidavit of loss in lieu thereof) and other required documents as instructed in the separate mailing. Once you have properly submitted these materials, you will receive cash for your shares. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee or in the ESOP, you will receive instructions after the effective time of the merger from your broker, bank or other nominee or the ESOP Trustee, as applicable, as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	What happens if the merger is not completed?

A:

If the merger is not approved by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment of the merger consideration for their shares of Common Stock in connection with the merger, nor will our stockholders receive payment of the extraordinary dividend. Instead, the Company will remain a stand-alone company, the Class A Common Stock will continue to be listed and traded on the NYSE American and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC with respect to Class A Common Stock. Under specified circumstances, the Company may be required to pay to Parent a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 60.

Q:	When should I send in my stock certificates?

A:

If the merger is approved and the merger consummated, you will receive a letter of transmittal following the consummation of the merger. You should send your stock certificates (or affidavit of loss in lieu thereof) together with the letter of transmittal in accordance with the instructions provided by the paying agent after the merger is consummated and not now.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:

The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificate(s). The surviving corporation may also require that you post a bond in favor of the surviving corporation in order to cover any potential loss.

Q:	What happens if I sell my shares of Common Stock before the Special Meeting?

A:

The record date for stockholders entitled to vote at the Special Meeting is earlier than the consummation of the merger. If you transfer your shares of Common Stock after the record date but before the Special Meeting you will, unless special arrangements are made, retain your right to vote at the Special Meeting, but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q:	What rights do I have to seek a valuation of my shares?

A:

Holders of Class A Common Stock are not entitled to exercise appraisal rights pursuant to Section 3-202(c)(1) of the MGCL provided that shares continue to be listed on the NYSE American on the record date for the Special Meeting. However, holders of shares of Class B Common Stock will be entitled to exercise appraisal rights. In order to exercise appraisal rights, holders of Class B Common Stock must: (1) file with the Company a written objection to the Merger at or before the Special Meeting; (2) may not vote in favor of the Merger; and (3) within 20 days after the Articles of Merger effecting the merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand of the Company for payment of the holder's Class B Common Stock, stating the number and class of shares for which the stockholder demands payment. Written objections should be delivered to 6446 Edsall Road, Alexandria, VA 22312, Attention: Cheryl A. Dragoo. The Company will provide the holders of Class B Common Stock prompt written notice of the filing and acceptance for record of the Articles of Merger. In accordance with the MGCL, a holder of Class B Common Stock who fails to comply with each of the requirements of Maryland law is bound by the terms of the Merger and will not be entitled to any appraisal rights. A copy of Title 3, Subtitle 2 of the MGCL is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. Holders of Class B Common Stock also are encouraged to consult with their own legal advisor as to their appraisal rights under Maryland law. Failure to strictly comply with these procedures will result in the loss of these appraisal rights and your ability to receive cash for the fair value of your Class B Common Stock.

Q:	What do I need to do now?

A:

You should carefully read this Proxy Statement, including the appendices, in their entirety, and consider how the merger would affect you. Whether or not you plan to attend the Special Meeting, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date, sign and return a proxy card as promptly as possible.

Q:	Who can help answer my questions?

A:

If you have questions about the Special Meeting or the merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Bowl America Incorporated - 6446 Edsall Road, Alexandria, Virginia 22312, Attention: Cheryl A. Dragoo or call (703) 941-6300.

PROPOSAL 1: THE MERGER

The description of the merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference into this Proxy Statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

If the merger is approved by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the consummation of the merger, each share of Common Stock issued and outstanding immediately before the effective time of the merger, other than as provided below, will be converted into the right to receive $8.53 in cash, without interest and less applicable withholding taxes. The following shares of Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Common Stock held by the Company or any of its subsidiaries, (ii) shares of Common Stock held by Parent or any of its subsidiaries, and (iii) shares of Class B Common Stock whose holders have delivered a written objection to the merger, have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, MGCL.

The Class A Common Stock is currently registered under the Exchange Act and is quoted on the NYSE American under the symbol “BWL-A.” As a result of the merger, the Company will cease to be a publicly-traded company and will be wholly-owned by Parent. Following the consummation of the merger, the Class A Common Stock will be delisted from the NYSE American and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

Edward Goldberg, Sollie Katzman, Samuel Sobkov and Samuel Higger founded Bowl America in 1958. Since such time, Bowl America has at all times been controlled, directly or indirectly, by their heirs. Nancy Hull, Merle Fabian and Ruth Macklin are heirs to the original Bowl America founders and Nancy Hull and Merle Fabian currently serve on the board of directors (Ms. Macklin recently resigned for personal health reasons). Merle Fabian, Ruth Macklin, Nancy Hull and members of the Katzman family comprise the Majority Holders.

Bowl America’s Board and management regularly review and evaluate its business and operations, long-term strategic goals and alternatives, and prospects for the growth and profitability of its operations. As part of that ongoing review, the Board regularly assesses trends and conditions affecting the bowling industry and its competitive market position, and considers strategic alternatives, including property acquisitions and dispositions, available to enhance stockholder value. From time to time, various parties have approached the Company regarding the sale of one or more of its bowling centers. In response to such parties’ expressions of interest in purchasing one or more of its centers, the Company’s management, in consultation with the Board, has generally engaged in discussions with such parties to assess such parties’ seriousness, ability to obtain financing and any conditions to closing. These discussions relating to one or more of its centers historically have not resulted in any sales of properties due to the insufficient price offered for a center, the amount of closing conditions, the lack of available financing and/or the Company’s desire to continue operating such property.

During 2018 and 2019, Leslie H. Goldberg, Bowl America’s President and CEO since 1976, began experiencing health issues. Over the decades, Mr. Goldberg’s unique leadership style and vision defined the Company and its success. As a result of Mr. Goldberg’s declining health and resulting inability to help continue the Company’s success, the Board and management considered the Company’s strategic options, including finding and training a replacement for Mr. Goldberg, reinvesting in the Company’s bowling centers as well as improved management information and computer systems, expanding operations or potentially selling the Company or certain of its properties. As part of its review of the Company’s stand-alone prospects, the Company considered operating in accordance with past history, acquiring additional centers, selling non-performing centers, making capital improvements in its centers, increasing marketing spend and adding additional executives to its management team. The Board reasoned that it would likely experience challenges seeking to grow revenue through such efforts, as the Company would need to seek financing through debt or the sale of equity, or use its cash reserves, in order to fund such efforts without any guarantee of a return on its investment. In addition, the Company would need to reduce its historical dividend in order to pay for a substantial capital improvement program. A reduction in the historical dividend paid on the Company’s Common Stock could have a negative impact on the Company’s stockholders. Continuing as a stand-alone company would also require the Company to recruit and train a successor CEO and CFO, as the Company’s current combined CEO/CFO is approaching retirement.

On March 19, 2019, representatives of Foley & Lardner LLP (“Foley”), outside counsel to the Company, attended the Company’s Board meeting where the Board considered the strategic options available to the Company. In advance of the Board meeting, Foley distributed to the Board a memorandum on the Board’s fiduciary duties in connection with a potential sale of the Company. Foley counseled the Board on the Board’s role in the event the Company were to explore a potential change of control transaction, including, among other things, the Board’s fiduciary duties in connection with its review and consideration of any such potential transaction and the exploration of other strategic alternatives more generally. Thereafter, after deliberations amongst the members of the Board, the Board determined that the Company should explore its strategic alternatives, including a potential change of control transaction, through an organized process. It was then decided that the Company would engage an investment banker in order to guide it during a strategic alternatives process and that Allan Sher and Cheryl Dragoo would lead any strategic alternatives process on behalf of the Board and report back to members of the Board regularly. The Board also considered the potential conflicts of interest with members of the Board that controlled significant shares of Common Stock and concluded that no such conflict existed as a result of the fact that all stockholders would receive the same per share consideration for each share of Class A and B Common Stock and that no director would have any continuing involvement with the Company following a transaction other than Ms. Dragoo who would continue solely in her capacity as CEO/CFO in accordance with the terms of her existing employment agreement.

On May 7, 2019, the Board engaged Duff & Phelps Securities, LLC (“D&P”) to serve as its advisor in connection with the exploration of potential strategic alternatives available to the Company, including a potential sale of the Company. As part of the engagement, the Board considered that it did not have any prior business dealings with D&P that would create a conflict of interest from its representation. From May 2019 until October 2019, D&P worked with the Company to conduct diligence, complete a quality of earnings assessment, examine alternatives and prepare marketing materials for the Company.

Between November 2019 and March 2020, representatives of D&P and Foley met with Mr. Sher and Ms. Dragoo regularly to review the possible strategic alternatives that might yield the highest and best value to the Company’s stockholders. D&P reported that between November 2019 and February 2020, D&P reviewed strategic alternatives and conducted an extensive sale process with a large outreach contacting over 132 parties, which included a mix of strategic companies, financial sponsors, and real estate-oriented investors. Of the 132 parties contacted, 35 parties entered into a confidentiality agreement with the Company. Four of these parties, including Parent, submitted preliminary non-binding indications of interest to D&P for the entire company, one party submitted a preliminary non-binding indication of interest to D&P for the operating assets of the Company that was deemed insufficient and one party submitted a preliminary non-binding indication of interest to D&P for the entire real estate portfolio that was also deemed insufficient. The remaining parties declined the opportunity.

Between January 2020 and February 2020, representatives of D&P and Foley met with Mr. Sher and Ms. Dragoo. D&P detailed the initial indications of interest received by D&P and discussed the pros and cons of each, including the price, tax implications, financing contingencies and likelihood of closing. After consultation with Mr. Sher and Ms. Dragoo, the Board agreed that D&P would approach the four parties interested in acquiring the entire company for more information regarding their interest and for more information regarding their offers. These four parties were Parent, Party X, Party Y (an affiliated entity of an existing Class A common stockholder of the Company) and Party Z.

During February and March 2020, representatives of D&P and Foley met regularly with Mr. Sher and Ms. Dragoo to review D&P’s ongoing discussions and any additional information received from the four parties.

On March 11, 2020, representatives of D&P and Foley met with Mr. Sher and Ms. Dragoo. At the meeting, D&P reported that Party Z was no longer interested in purchasing the entire company and was only interested in purchasing five of the Company’s centers. Additionally, D&P confirmed that Parent and Party X had revised their indications of interest to decrease their offering price after conducting limited due diligence. Party Y did not submit a revised indication of interest during D&P’s outreach nor did Party Y provide any update on its level of interest or conduct any material level of due diligence. D&P advised that the emerging COVID-19 outbreak was beginning to negatively impact the sale process and markets in general.

On March 18, 2020, the Company closed all bowling centers as required by the orders from state and federal governments, in an effort to mitigate the spread of COVID-19.

On March 25, 2020, representatives of D&P and Foley met with Mr. Sher and Ms. Dragoo to review the Company’s strategic alternatives. At the meeting, D&P reported that, as a result of market disruptions caused by the emerging COVID-19 outbreak, only two potential bidders for the entire Company remained, one of which was Parent. On March 30, 2020, as it became evident that the COVID-19 shutdown would be lengthy, the Company suspended its previously regularly paid quarterly cash dividend on its shares of Common Stock. In addition, the Company furloughed most of its employees and reduced expenses to the greatest extent possible in order to conserve cash.

On March 30, 2020, representatives from D&P and Foley attended a Board meeting regarding the strategic alternatives process to provide the full Board with another update. D&P reviewed their presentation materials with the Board, first mentioning the extensive outreach process that included contacting 132 parties, and ending with the confirmation that the Company only had two current indications of interest for the entire company (one of which was from Parent and the other from Party X). Party Z only expressed interested in five of the Company’s properties. D&P also discussed the impact of COVID-19 on the process and the consideration of potentially putting the process on hold with one potential buyer electing to drop out altogether in light of the COVID-19 outbreak. In addition, the Board discussed the general impact of COVID-19 on the Company’s operations and liquidity. Following such discussion, as Parent was the only bidder for the entire Company that did not include a financing contingency in its offer, the Board directed D&P to pursue a transaction with Parent.

On April 10, 2020, representatives from D&P and Foley met with Mr. Sher and Ms. Dragoo to provide an update on the negotiations with Parent and the overall process. D&P informed Mr. Sher and Ms. Dragoo that Parent had decided to not engage further in the process as it wanted to wait and determine the effect of COVID-19 on the market and the uncertainty created thereby. D&P also disclosed that Party X confirmed it could only move forward with a much lower purchase price as a result of its failure to obtain bank financing. Due to Parent’s suspension of all activities and the second party’s inability to obtain financing, as well as the Company’s closure of all of its bowling centers as a result of the COVID-19 pandemic, D&P recommended to Mr. Sher and Ms. Dragoo that the process be slowed or suspended completely to see if things improved in the future so that a sales process could continue and the bidders would re-engage.

On April 13, 2020, representatives from Foley attended a Board meeting regarding the update from D&P given on April 10, 2020. Following the update from Mr. Sher and Ms. Dragoo, the Board unanimously decided that it would be best to pause the strategic process for a period of time until the COVID-19 restrictions lapsed or relatively normal operations resumed.

Following the April 13, 2020 meeting of the Board, the Board met several times to discuss the strategic direction of the Company in light of the COVID-19 pandemic, including several potential strategic alternatives, which included selling one or more of its specific locations. During such period, the Company received offers to sell one or more of its centers. However, the Board determined that such offers involved the Company’s most profitable centers and/or were unsatisfactory in price despite the economic uncertainty given the COVID-19 pandemic.

From April 2020 through December 2020, D&P maintained regular contact with the parties that had previously submitted non-binding letters of interest for the Company. D&P also initiated conversations with another real estate-oriented investor interested in the real estate portfolio of the Company at the request of Ms. Dragoo.

During June 2020, the Company received a preliminary non-binding letter of interest from the aforementioned investor to acquire the entire real estate portfolio for $37 million in an asset transaction that would be taxable to the Company and its stockholders that was also subject to customary closing conditions for a real estate portfolio acquisition, including financing.

From April 2020 through November 2020, D&P kept in regular contact with Mr. Sher and Ms. Dragoo to provide them with regular updates on the status of discussions, including the indicative offer received in June for the purchase of the entire real estate portfolio. During this period of time, D&P contacted each of Parent, Party X, Party Y, Party Z at various points in time to gauge interest for the Company. Party X and Party Z never re-engaged in the process. In June 2020, D&P contacted Party Y, at which time Party Y communicated to D&P that it had not done any additional due diligence on the Company since the COVID-19 closures, but remained interested, subject to how the Company’s centers re-opened post pandemic. D&P contacted Party Y again in November 2020, at which time Party Y communicated to D&P that it remained interested in the Company, but was hesitant about COVID-19 and the path to recovery post-COVID. Party Y requested that D&P contact it again when the process restarts. D&P explained that the Company did not expect to restart the process as a structured auction process like before, but rather to focus the process on interested bidders and would go back to those parties which had looked at the Company. D&P advised Mr. Sher and Ms. Dragoo that the continued impact of the COVID-19 pandemic was limiting the overall interest of bidders to reengage.

In November 2020, a new Party 2, who had not been solicited, contacted Ms. Dragoo to discuss acquiring the entire Company. Ms. Dragoo directed Party 2 to engage with D&P and conduct diligence on the Company.

On December 15, 2020, representatives from D&P and Foley attended a Board meeting regarding the strategic alternatives and the business. D&P reported that the Company received two indications of interest for the entire company, one from Parent in the amount of $43 million in a cash and debt-free transaction that would permit the Company to dividend excess cash to its stockholders and would not be contingent on financing. The second indication of interest, from Party 2 that contacted the Company unsolicited in November 2020, offered $40 million in a cash and debt-free transaction (which purchase price would be reduced to the extent that securities or cash were distributed by the Company) that included a financing contingency. Following a thorough discussion, the Board directed D&P to proceed with exploring a potential transaction with both Parent and Party 2 in order obtain the highest possible price for all stockholders.

During December 2020, D&P contacted each of Parent and Party 2 and requested each party’s final and best offer.

On January 7, 2021, Parent increased its offer to $44 million (with all other terms remaining the same) and thereafter presented the Company with a non-binding letter of intent with a proposed 180-day period of exclusivity. Party 2 reiterated its previous offer was its best and final.

On January 12, 2021, and after the Board considered both the offer of Parent and Party 2, the Company signed a letter of intent with Parent that provided for a total enterprise value of $44 million and an exclusivity period of 90 days (ending on April 12, 2021).

Shortly thereafter, Foley sent DLA Piper LLP (US) (“DLA”), counsel to Parent, a draft merger agreement. Following distribution of the merger agreement, Parent and DLA conducted extensive due diligence on the Company.

On February 24, 2021, Foley received a revised draft of the merger agreement from DLA. In its revisions, Parent proposed a merger price of $44 million subject to adjustment for the Company’s indebtedness, accrued liabilities and transaction expenses, which created potential risk that the price per share in the merger could be less than $8.53 per share.

On March 2, 2021, after reviewing the revised merger agreement from DLA and receiving counsel from Foley, Mr. Sher and Ms. Dragoo directed D&P to re-affirm the Company’s understanding with Parent regarding its proposal in the January 12, 2021 letter of intent that the purchase price for the Company was $44 million and not subject to adjustment for the Company’s indebtedness, accrued liabilities or transaction expenses. The Company agreed to let D&P reach out to Parent for further discussions regarding price before Foley responded with substantive comments to the revised merger agreement in order to ensure a fixed per share merger price for stockholders.

On March 4, 2021, D&P discussed with Parent fixing the per share merger price of $8.53 ($44 million divided by total shares of Class A Common Stock and Class B Common Stock outstanding) and establishing a fixed minimum dividend payment following the liquidation of the Company’s securities portfolio of $0.50, with the ability to increase the amount of the fixed minimum dividend payment based on available cash in excess of indebtedness and other Company liabilities at closing.

On March 8, 2021, Parent confirmed with D&P that there would be a fixed merger price per share plus a fixed minimum dividend. On that same day, Foley and DLA corresponded regarding the material comments and issues in the revised merger agreement. As part of this correspondence, Foley identified various other issues with the merger agreement, including the lack of an inclusion of a “material adverse effect” qualifier for the Company’s representations and warranties to be made at closing, a condition requiring the Company’s Employee Stock Ownership Plan (ESOP) to retain an independent trustee and the requirement for the ESOP to obtain a fairness opinion for the transaction and other matters.

On March 18, 2021, attorneys from DLA and Foley participated in a conference call to discuss the issues presented in the March 8, 2021 email from Foley.

On March 23, 2021, the Board had a meeting with representatives of Foley regarding the draft of the merger agreement, including the proposed closing conditions included therein and other material issues. After a discussion, in order to provide as much certainty of closing of the transaction as possible to its stockholders, the Board decided that the merger agreement should contain as few closing conditions as possible and provide for a fixed per share merger price and a fixed minimum dividend payment allowed prior to the closing.

On March 24, 2021, Foley sent the revised merger agreement to DLA. Following distribution of the merger agreement, DLA communicated to Foley that Parent had not agreed to a fixed minimum dividend of at least $0.50 per the Company’s prior understanding. On April 5, 2021, representatives from D&P and Foley met with Mr. Sher and Ms. Dragoo to discuss the per share merger price and issues raised by Parent regarding setting a fixed contingent dividend amount. D&P was instructed to again confirm with Parent that the Company’s stockholders would receive a fixed cash merger price of $8.53, a minimum fixed dividend of $0.50 with the ability for such amount to be increased based on the Company’s available cash in excess of indebtedness and other Company liabilities at closing. On the same day, D&P communicated the same to Parent, with Parent advising it needed to conduct further due diligence regarding the Company’s cash position and liabilities.

During the week of April 8, 2021, Parent requested that the Company extend the exclusivity period for an additional 30 days to May 12, 2021. The Company agreed to extend exclusivity until April 30, 2021 given the relative progress with respect to the transaction.

On April 13, 2021, DLA and Foley had a conference call to discuss the merger agreement and material issues therewith, including the Parent’s desire to require the ESOP to have an independent trustee and its own fairness opinion with respect to the transaction, the treatment of a $1.5 million outstanding loan under the Paycheck Protection Program (which was later forgiven), various closing conditions, certain potential contingent liabilities, the treatment of employees and other material matters.

On April 16, 2021, DLA provided a draft of a form of voting and support agreement that it requested the Majority Holders execute concurrently with the merger agreement. On April 19, 2021, Foley provided comments to the form of voting and support agreement in order to ensure that the voting and support agreement would terminate upon any termination of the merger agreement, including in the event of a termination to enter into an agreement for a superior proposal.

On April 23, 2021, DLA sent a revised draft of the merger agreement to Foley.

On April 28, 2021, representatives from Foley met with Allan Sher and Cheryl Dragoo regarding the issues with the revised draft of the merger agreement; including the failure to provide for a minimum fixed dividend of not less than $0.50 per share; the inclusion of various fees and expenses payable by the Company that would reduce a contingent dividend; the delivery by the ESOP trustee of a certificate to Parent regarding the fairness of the transaction; the lack of an obligation to continue employment of non-managerial employees; and matters regarding the ability to terminate the merger agreement.

On April 29, 2021, representatives from Foley attended a meeting of the Board of Directors regarding the issues with the merger agreement previously conveyed to Mr. Sher and Ms. Dragoo on April 28, 2021. Following the discussion, the Board concluded that it would only move forward with negotiations if Parent were to provide certainty as to the amount of any dividend and if the other material issues with the merger agreement were resolved in a manner that the Board believed to be acceptable. The Board directed Mr. Sher to communicate its position to Parent through D&P regarding the conditions upon which the Company would be willing to continue negotiations and extend the period of exclusivity or, in the alternative, cease negotiations altogether.

On April 30, 2021, representatives from Foley and D&P met to discuss the Board’s instruction and how to approach Parent with the Board’s issues. It was decided that D&P would interface with Parent directly on a business level to resolve the open issues.

Between April 30 and May 17, 2021, D&P negotiated with Parent to determine any proposed adjustments and liabilities that would be deducted from the amount of the proposed dividend and the other material changes discussed in the April 28 and 29, 2021 meetings. On May 17, 2021, Parent agreed to fix the dividend at a floor of $0.50, eliminate the requirement of the Company to pay for tail insurance policies, and resolve most of the issues raised by Foley in a manner favorable to the Company.

On May 17, 2021, Foley sent a revised draft of the merger agreement to DLA.

Between May 20-21, 2021, DLA proposed to Foley that the parties consider one fixed dividend payment rather than a fixed minimum dividend with an additional dividend based on the Company’s available cash in excess of indebtedness and other Company liabilities. Following a meeting with Foley, Mr. Sher and Ms. Dragoo agreed to fix the dividend in order to provide certainty for stockholders and to eliminate the complexity of an adjustment from the transaction.

On May 23, 2021, DLA sent Foley a revised draft of the merger agreement. The primary substantive issue the Company had with the May 23 draft was the language in the termination section of the merger agreement regarding the ability to terminate the agreement if a party was in breach of the agreement (including through a breach over which they had no control). On May 24, 2021, Foley sent a revised draft of the merger agreement to DLA to revise the language regarding termination.

On May 24, 2021, DLA conveyed to Foley that it would be willing to fix the dividend at $0.60 per share, to which Parent agreed. DLA also insisted that Parent should be fully reimbursed for all of its third party expense as well as receive a termination fee in the event that, among other specified events, the Company terminated the merger for a superior proposal.

On May 26, 2021, DLA sent Foley a revised draft of the merger agreement with the primary changes being to revise the termination section and to establish a fixed dividend of $0.60 per share with no additional contingent dividend.

On May 27, 2021, the Board met to consider approval of the transaction. At the beginning of the meeting, Foley reviewed with the Board their fiduciary duty as directors when considering the potential sale of the Company as well as the material provisions in the draft merger agreement provided to the Board in advance of the meeting. Representatives of D&P presented its financial analysis of the proposed transaction and delivered its oral opinion to the Board that based upon and subject to the factors and assumptions set forth by D&P, the $8.53 in cash per share of the Class A and B Common Stock to be paid to the stockholders (other than to Parent) pursuant to the merger agreement was fair from a financial point of view to such stockholders. D&P’s financial analysis of the proposed transaction was after giving effect to the special dividend payable to existing shareholders in connection with the sale of the Company’s marketable investment securities of $0.60 per share. The presentation by D&P included the history of the sale process, a summary of the Company’s stock performance and stock market valuation, a review of the Company’s operating performance and a review of the Company’s financial performance during the past five years. In connection with D&P’s financial analysis of the transaction and the Company, the D&P representatives discussed selected public company data and selected precedent transactions. At the meeting, the Board discussed the challenges facing the Company in the event the Company continues on a stand-alone basis, including the need to recruit and train a successor CEO and CFO and expand the Company’s management, information and computer functions. The Board also discussed the desirability of undertaking a substantial capital investment program to update the Company’s bowling centers, the Company’s limited access to capital and the likely need to reduce or eliminate the Company’s historical dividend to finance such improvements and repay any debt incurred in connection therewith. The Board considered the potential negative impact on stockholders that would result from reducing or eliminating the Company’s historical dividends.

Thereafter, the Board approved Parent’s proposal to acquire the Company for $8.53 per share in cash plus an extraordinary dividend of $0.60 per share for a total of $9.13 per share to each stockholder and unanimously adopted resolutions (i) determining that the merger agreement and the transactions contemplated by merger agreement, including the merger, upon the terms and subject to the conditions set forth therein are fair to, and in the best interests of, the Company and its stockholders, (ii) declaring advisable the merger and the other transactions contemplated by the merger agreement, (iii) authorizing and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein, the submission of the merger and the other transactions contemplated by the merger agreement to the Company’s stockholders for approval, and, subject to receipt of such stockholder approval, the consummation of the merger and the transactions contemplated by the merger agreement, and (iv) recommending that the Company’s stockholders vote for the merger and the other transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement. The parties executed the merger agreement on May 27, 2021.

On June 10, 2021, Party Y filed an amendment to its Schedule 13D with the SEC and attached a letter to the Company and its Board in which it expressed disappointment in the proposed transaction and requested a copy of the fairness opinion of Duff & Phelps. The Company responded to Party Y’s letter on June 16, 2021 and advised that such opinion would be filed with the SEC. Party Y has not indicated that it currently intends to make an offer to acquire the Company.

Recommendation of the Board of Directors; Reasons for Recommending the Approval of the Merger

On May 27, 2021, the board of directors, after careful consideration, voted unanimously to (i) determine that the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein are fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) authorized and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein, the submission of the merger and the other transactions contemplated by the merger agreement to the Company’s stockholders for approval, and, subject to receipt of such stockholder approval, the consummation of the merger and the transactions contemplated by the merger agreement, and (iv) recommended that the Company’s stockholders vote FOR the merger and the other transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement.

In evaluating the merger, the board of directors consulted with the Company’s senior management and outside legal and financial advisors and, in reaching its determination, the board of directors considered a number of factors that they believed supported their decision to approve and recommend the merger agreement and the merger, including, but not limited to, the following:

●

the shares of Common Stock are being sold by the Company’s controlling stockholder on the same terms as the other stockholders of the Company without a control premium and the inability of the Company to repurchase such shares without incurring significant indebtedness;

●	the limited trading volume in the Company’s shares of Class A Common Stock;

●	the fact that the holders of the Class B Common Stock are not receiving any control premium for the sale of their shares over the shares of Class A Common Stock;

●	the fact that holders of Class A Common Stock and Class B Common Stock receive the same per share merger consideration;

●	the potential negative impact on the Company’s stockholders if a significant number of shares were to be sold on the open market;

●

the unprecedented disruption on the Company’s business as a result of the on-going COVID-19 pandemic, including the inability to operate at full capacities at a number of bowling centers and uncertainty regarding future operations;

●

the Company’s total revenue and net earnings were down (27.2%) and (86.8%), respectively, in fiscal year 2020 versus fiscal year 2019 and the Company’s total net revenue was down (42.7%) in the thirteen weeks ended March 28, 2021 versus the thirteen weeks ended March 29, 2020;

●

the merger will provide immediate cash liquidity to all of the Company's stockholders, without the brokerage and other costs typically associated with market sales and to provide for a mechanism for our stockholders whose ability, absent the merger, to sell their shares of Common Stock is adversely affected by the limited trading volume of the Class A Common Stock;

●

the merger is not conditioned on any financing being obtained by Parent, thus increasing the likelihood that the merger will be consummated and the per share merger consideration will be paid to the Company's stockholders;

●	the merger permits the Company to liquidate its securities portfolio and to pay an extraordinary dividend of $0.60 to its stockholders;

●

the significant tax savings associated a merger transaction, as opposed to an asset sale or sale of one or more properties that would incur corporate tax, especially in light of the low cost basis of most of the Company’s properties;

●

the significant amount of the capital expenditures necessary to improve the Company’s bowling facilities for future operations and to improve the Company’s management, information and computer systems, the lack of the Company’s ability to finance these capital improvements without incurring significant indebtedness and the likelihood that the Company would be required to reduce or eliminate its historic dividend in order to repay such indebtedness;

●	the potential negative impact on stockholders if the Company permanently reduced or eliminated the Company’s historic dividend payment;

●

the need to recruit, train and compensate a successor CEO and CFO of the Company upon Ms. Dragoo’s retirement as well as additional office personnel to operate new information, management and computer systems;

●

the fact that the board of directors believed that the $8.53 per share cash merger consideration to be paid in respect of each share of Common Stock, together with the $0.60 per share of Common Stock extraordinary dividend, represented the best value reasonably available to the Company’s stockholders;

●

the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity to the stockholders and allows the stockholders not to be exposed to the risks and uncertainties relating to the prospects of the Company;

●

the fact that Parent’s offer resulted from an extensive sale process conducted by D&P initially involving over 132 parties representing a mix of prospective strategic companies, financial sponsors, and real estate-oriented investors intended yield the highest and best value to the Company’s stockholders, and which process concluded with Parent increasing its offer to $44 million plus a dividend and with no financing contingency, with the other remaining party reiterating its previous $40 million offer less the amount of any dividend as its best and final;

●

the possible alternatives to the merger, including, but not limited to, continuing as a stand-alone company, investing in the bowling centers and management, information and computer systems or revising the current operating strategy, which alternatives the board of directors evaluated and determined were likely to be less favorable to the Company’s stockholders than the merger given the potential risks and uncertainties associated with those alternatives and the Company’s limited access to capital to finance capital improvements;

●

that in connection with the merger, Duff & Phelps rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of May 27, 2021, and based upon and subject to the assumptions, qualifications and limiting conditions set forth therein, the per share merger consideration to be received by the public shareholders of the Company (other than Parent and its affiliates) was fair, from a financial point of view, to such shareholders, as more fully described below in the section captioned “—Opinion of Duff & Phelps” and which written opinion is attached in its entirety as Annex B to this proxy statement. The summary of the opinion of Duff & Phelps herein is qualified in its entirety by reference to the full text of the Opinion, which is incorporated herein by reference;

●	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

●	the absence of a financing condition in the merger agreement;

●	the likelihood and anticipated timing of completing the merger in light of the scope of the closing conditions;

●	the board of directors’ belief that no significant antitrust or other regulatory issue exists; and

●	the Company’s right to seek specific performance of Parent’s obligations under the merger agreement.

●	the other terms of the merger agreement and the related agreements, including:

●

the board of directors’ ability to withdraw, modify or amend its recommendation that the Company’s stockholders vote to adopt the merger agreement, subject to certain conditions in the merger agreement;

●

the board of directors’ ability to (i) respond to unsolicited, bona fide written Acquisition Proposals and (ii) terminate the merger agreement for a Superior Proposal prior to the Company obtaining the Requisite Stockholder Approval, in each case, subject to certain conditions in the merger agreement, including in the case of a termination of the merger agreement, the payment of a termination fee by the Company in an amount equal to approximately $1,645,000 plus Parent’s third party expenses not to exceed $3,500,000;

●

the termination fee in an amount equal to approximately $1,645,000 plus Parent’s third party expenses not to exceed $3,500,000 payable by the Company to Parent under certain circumstances, including as described above, in connection with a termination of the merger agreement, which the board of directors concluded was reasonable in the context of termination fees payable in comparable transactions and considering the overall terms of the merger agreement, including the per share merger consideration of $8.53;

●

the fact that the Majority Holders entered into the voting and support agreements with respect to the merger and the merger agreement, which Majority Holders beneficially own, in the aggregate, 1,374,667 shares of Class A Common Stock and 1,394,830 shares of Class B Common Stock entitled to vote at the Special Meeting, representing 13,948,300 votes; and

●

the fact that the voting and support agreement entered into by the Majority Holders with Parent will terminate automatically if the merger agreement is terminated in accordance with its terms, including a termination of the merger agreement for a superior proposal prior to adoption of the merger agreement by the Company’s stockholders.

In the course of its deliberations, the board of directors also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including, but not limited to, the following:

●

the current trading price of the Company’s Class A Common Stock, which was $10.50 on May 27, 2021, the trading day immediately prior to the announcement of the merger, as the Board determined that the shares would sell at lower prices if the Company’s controlling stockholder would offer for sale a large number of shares on the open market due to the historically low trading volume in the Company’s Class A Common Stock;

●	the risk that the merger might not be completed in a timely manner or at all;

●

the fact that the Company’s stockholders will not have any equity in the surviving company following the merger, meaning that the Company’s stockholders will cease to participate in the Company’s future earnings or growth, or to benefit from any increases in the value of the equity in the Company;

●

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from pursuing business opportunities that may arise or taking any other action it would otherwise take with respect to its business operations;

●	the risk that, while the closing of the merger is pending, there could be disruptive effects on the business, customer relationships and employees of the Company;

●	the risk of incurring substantial expenses related to the merger, including in connection with any future litigation;

●

the fact that the Company could be required to pay a termination fee in an amount equal to approximately $1,645,000 plus Parent’s third party expenses not to exceed $3,500,000 if the merger agreement is terminated under certain circumstances, including, but not limited to, a termination of the merger agreement by Parent after the board of directors has withdrawn, modified or amended its recommendation in respect of the merger and the merger agreement in a manner adverse to Parent;

●	the absence of a “go-shop” provision in the merger agreement that would permit the Company to actively solicit a superior proposal after execution of the merger agreement;

●

the possibility that the termination fee of in an amount equal to approximately $1,645,000 plus Parent’s third party expenses not to exceed $3,500,000 payable by the Company upon the termination of the merger agreement under certain circumstances could discourage potential acquirors from making a competing bid to acquire the Company;

●

the fact that the Company will generally be required, if the proposed merger is not completed, to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

●	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

●

the fact that certain of our directors and the executive officer may have interests in the transaction that are different from, or in addition to, those of our stockholders; see the section captioned “Proposal 1: The Merger—Interests of the Company’s Directors and the Executive Officer in the Merger” beginning on page 31.

The foregoing discussion of the information and factors considered by the board of directors includes the material factors considered by it, but does not necessarily include all of the factors considered by the board of directors. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors unanimously resolved to recommend that the stockholders of the Company approve the merger and the transactions contemplated by the merger agreement based upon the totality of information it considered.

Our Board of Directors recommends that the stockholders of the Company vote “FOR” the approval of the merger and the transactions contemplated by the merger agreement.

Opinion of Duff & Phelps

On May 21, 2021, the Company engaged Duff & Phelps to serve as an independent financial advisor to the board of directors (“Board of Directors”) of the Company (solely in their capacity as members of the Board of Directors) to provide an opinion as to the fairness, from a financial point of view, to the public stockholders of the Company (other than Parent and its affiliates) of the per share merger consideration to be received by such stockholders in the merger (without giving effect to any impact of the merger on any particular stockholder other than in its capacity as a stockholder) pursuant to the merger agreement.

The Company retained Duff & Phelps based on Duff & Phelps’ qualifications, reputation, experience in the valuation of businesses and their securities, and its experience in valuing companies in the indoor recreation industry. Duff & Phelps is a premier global valuation and corporate finance advisor that is regularly engaged to provide financial advisory services, including fairness opinions and valuation advice in connection with mergers and acquisitions, leveraged buyouts and recapitalization transactions.

On May 27, 2021, representatives of Duff & Phelps reviewed with the Board of Directors its financial analysis of the per share merger consideration, responded to questions from the Board of Directors and orally rendered its opinion, that as of May 27, 2021 and based upon and subject to the assumptions, qualifications and limiting conditions in preparing its oral opinion, the per share merger consideration to be received by the public stockholders of the Company (other than Parent and its affiliates) in the merger (without giving effect to any impact of the merger on any particular stockholder other than in its capacity as a stockholder) pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The oral opinion of Duff & Phelps and the financial analysis were subsequently confirmed and updated by the delivery of a financial analysis and a written opinion (the “Opinion”) to the Board of Directors that, as of May 27, 2021 and based upon and subject to the assumptions, qualifications and limiting conditions contained in the Opinion, and discussed with the Board of Directors, the per share merger consideration to be received by the public stockholders of the Company (other than Parent and its affiliates) in the merger (without giving effect to any impact of the merger on any particular stockholder other than in its capacity as a stockholder) pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of the Opinion of Duff & Phelps dated May 27, 2021, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The full text of the Opinion sets forth a description of the assumptions made, procedures followed, matters considered and qualifications and limitations in connection with rendering the Opinion. Duff & Phelps provided its Opinion for the benefit and use of the Board of Directors (solely in their capacity as members of the Board of Directors) in connection with its evaluation of the per share merger consideration from a financial point of view and does not address any other aspect of the merger or any related transaction. The Duff & Phelps Opinion does not address the merits of the underlying decision by the Company to engage in the merger, including in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage. The Opinion does not constitute advice or a recommendation to any stockholder as to how any stockholder should act with respect to any matter related to the merger. The Company encourages you to read the Opinion carefully and in its entirety.

Duff & Phelps was not requested to, and it did not, recommend the specific consideration payable in the merger or that any given consideration constituted the only appropriate consideration in the merger. The type and amount of per share merger consideration payable in the merger were determined through negotiations between the Company and Parent, and the decision to enter into the merger was solely that of the Board of Directors. Duff & Phelps' Opinion and financial analyses were not the only factors considered by the Board of Directors in its evaluation of the merger.

In connection with its Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it deemed necessary and appropriate to render its Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

●	Reviewed the following documents:
○

The Company's annual reports and audited financial statements on Form 10-K filed with the SEC for the fiscal year ended June 28, 2020 and the Company’s unaudited interim financial statements for the quarters ended March 29, 2020 and March 28, 2021 included in the Company’s Form 10-Q filed with the SEC;

○	Unaudited segment and pro forma financial information for the Company for the three years ended on or around June 30, 2020 and the eight months ended February 28, 2021;
○	Other internal documents relating to the history, current operations, and probable future outlook of the Company provided by management of the Company;
○	Documents related to the merger, including a draft of the merger agreement dated May 17, 2021; and
○	Letters of intent as submitted by various interested parties in connection with the contemplated sale of the Company;

●	Discussed the information referred to above and the background and other elements of the merger with the management of the Company;
●	Reviewed the historical trading price and trading volume of the Company’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
●

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

●	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Opinion with respect to the merger, Duff & Phelps, with the Company's consent:

●

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

●

Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken, and did not independently verify such information;

●

Assumed that any estimates, evaluations, forecasts furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

●	Assumed that information supplied by and representations made by Company management are substantially accurate regarding the Company and the merger;
●	Assumed that the representations and warranties made in Merger Agreement are substantially accurate;
●	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
●

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

●

Assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without any material amendments thereto or any waivers of any terms or conditions thereof; and

●	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company.

Duff & Phelps noted that to the extent that any of the foregoing assumptions or any of the facts on which its Opinion is based prove to be untrue in any material respect, its Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Duff & Phelps delivered its oral opinion to the Board of Directors on May 27, 2021 and the Opinion to the Board of Directors on May 27, 2021. The Opinion is limited to and speaks only as of such date. The Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after May 27, 2021. Duff & Phelps is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the issuance of the Opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps did not express any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the merger. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of the Company's officers, directors, or employees, or any class of such persons, relative to the per share merger consideration to be received by the public stockholders of the Company in the merger pursuant to the merger agreement, or with respect to the fairness of any such compensation.

Duff & Phelps provided the Opinion solely for the use and benefit of the Board of Directors in connection with its consideration of the merger. The Opinion (i) did not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) did not address any transaction related to the merger; (iii) was not a recommendation as to how the Board of Directors or any stockholders should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction, and (iv) did not indicate that the per share merger consideration received is the best possibly attainable under any circumstances. Instead, the Opinion states whether the per share merger consideration to be received by public stockholders (other than Parent and its affiliates) of the Company in the merger is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analyses on which the Opinion is based.

Summary of Financial Analyses Performed by Duff & Phelps

Set forth below is a summary of the material financial analyses performed by Duff & Phelps in connection with the delivery of the Opinion to the Board of Directors, as described above. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as Appendix B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Board of Directors, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps, and the order of analyses described does not represent relative importance or weight given to those analyses by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, neither the Opinion nor Duff & Phelps’ underlying analysis is susceptible to partial analysis or summary description. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps’ analyses must be considered as a whole and selecting portions of its analyses and individual factors considered by it in rendering the Opinion, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps' own experience and judgment.

No company, business or transaction used in the financial analyses is identical to the Company, its business or the transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the financial analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments analyzed. Assumptions and estimates contained in Duff & Phelps’ financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Duff & Phelps considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Duff & Phelps made its determination on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, the assumptions and estimates used in, and the results derived from, Duff & Phelps' financial analyses are inherently subject to substantial uncertainty. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Duff & Phelps or any other person assumes responsibility if future results are materially different from those assumed or forecast. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 27, 2021 and is not necessarily indicative of current market conditions.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses undertaken by Duff & Phelps. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Among other matters considered, Duff & Phelps’ analyses included a valuation analysis of the Company using the market approach, which focused on the selected public company analysis and the selected M&A transactions analysis. As part of the market approach, Duff & Phelps analyzed the Company’s historical revenue, gross profit, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and earnings before interest, taxes, depreciation, amortization, and rental costs (“EBITDAR”) and other financial metrics. The Company’s management does not regularly prepare financial projections and did not prepare financial projections in connection with the merger. Therefore, Duff & Phelps was unable to use a discounted cash flow analysis to derive a value indication.

The Company’s performance from FY 2016 through FY 2019 was relatively flat, with bowling sales representing around 70% of total revenue, food and non-alcoholic beverages comprising 16-19% of sales, and alcohol sales making up 8-12%. Similar to other companies in the leisure industry, the Company’s FY 2020 financial performance was negatively affected by the COVID-19 pandemic. Duff & Phelps calculated a 3-year average of the pre-COVID performance through FY 2019 as a proxy for a normalized year.

The below table summarizes certain of the Company’s financial metrics, with adjustments identified by Company management.

Historical Financial Performance
($ in thousands)
	Fiscal Year Ending on or around June 30,							Pre-COVID (2)
	2015A	2016A	2017A	2018A	2019A	2020A	LTM (1)	3-Year Average

Revenue	$23,125	$24,098	$23,933	$24,771	$24,419	$17,781	$7,977	$24,370
Growth	1.5%	4.2%	(0.7%)	3.5%	(1.4%)	(27.2%)	(64.9%)

Gross Profit	$15,088	$15,948	$15,856	$16,692	$16,221	$11,103	$3,779	$16,260
Margin	65.2%	66.2%	66.3%	67.4%	66.4%	62.4%	47.4%	66.7%

EBITDA	$3,164	$4,024	$4,235	$4,965	$4,199	$1,302	$(2,022)	$4,470
Margin	13.7%	16.7%	17.7%	20.0%	17.2%	7.3%	(25.3%)	18.3%
Growth	25.5%	27.2%	5.2%	17.2%	(15.4%)	(69.0%)	NM	NM

EBITDAR	$3,480	$4,342	$4,553	$5,283	$4,517	$1,572	$(1,812)	$4,780
Margin	15.0%	18.0%	19.0%	21.3%	18.5%	8.8%	(22.7%)	19.6%
Growth	22.6%	24.8%	4.9%	16.0%	(14.5%)	(65.2%)	NM	NM

Adjustments (3)	NA	NA	23	120	130	NA	NA

Adjusted EBITDAR	NA	NA	$4,576	$5,403	$4,647	NA	NA	$4,880
Margin			19.1%	21.8%	19.0%			20.0%

Capital Expenditures	$797	$320	$326	$787	$427	$500	$180	$514
as % of Revenue	3.4%	1.3%	1.4%	3.2%	1.7%	2.8%	2.3%	2.1%

Net Working Capital	$(670)	$(629)	$(653)	$(663)	$(595)	$(192)	$(117)	$(637)
as % of Revenue	(2.9%)	(2.6%)	(2.7%)	(2.7%)	(2.4%)	(1.1%)	(1.5%)	(2.6%)

(1)	Latest twelve months ended March 28, 2021
(2)	Represents FY 2017 to FY 2019 period, rounded
(3)	Per Company management

Market Approach

Duff & Phelps used the market approach, which consisted of applying valuation multiples to the Company’s Pre-COVID 3-year Average Adjusted EBITDAR. The valuation multiples were derived from an analysis of selected public companies.

Selected Public Company Analysis. Duff & Phelps selected seven publicly traded companies that operate in the indoor recreation industry.

The seven selected companies were (i) AMC Entertainment Holdings, Inc., (ii) Cinemark Holdings, Inc., (iii) Cineworld Group plc, (iv) Dave & Buster's Entertainment, Inc., (v) Hollywood Bowl Group plc, (vi) Round One Corporation, and (vii) Ten Entertainment Group plc. No company considered in this analysis is identical to the Company. The selected public company analysis involves complex and subjective considerations and judgments.

In selecting multiples, Duff & Phelps reviewed the selected public companies, taken as a group. When selecting appropriate multiples to apply to the Company’s Pre-COVID Average Adjusted EBITDAR of $4.880 million, Duff & Phelps used a qualitative and quantitative assessment of the Company relative to the selected public companies based on historical financial performance, expected future performance, financial strength, size and markets served, among other factors.

Comparative Data:

Size – 3-Year Average Revenue

($ in millions)

Note: Represents averages of 2017 to 2019

Size – 3-Year Average EBITDAR

($ in millions)

Note: Represents averages of 2017 to 2019

Growth – 2-Year Revenue CAGR

Note: Represents CAGR from 2017 to 2019

Growth – 2-Year EBITDAR CAGR

Note: Represents CAGR from 2017 to 2019

Margin – 2019 EBITDAR Margin

Margin – 3-Year Average EBITDAR Margin

Note: Represents averages of 2017 to 2019

Selected Public Companies Analysis									As of May 24, 2021
COMPANY INFORMATION	REVENUE GROWTH			EBITDAR GROWTH			EBITDAR MARGIN			CAPEX % of REVENUE
Company Name	2-Yr CAGR (17-19)	2019	2022	2-Yr CAGR (17-19)	2019	2022	3-Yr Avg (17-19)	2019	2022	3-Yr Avg (17-19)	2019

AMC Entertainment Holdings, Inc.	3.8%	0.2%	98.4%	6.2%	5.6%	240.5%	32.3%	33.3%	30.9%	10.9%	9.7%
Cinemark Holdings, Inc.	4.8	1.9	91.6	2.2	-0.5	173.8	34.4	33.6	31.2	10.9	9.2
Cineworld Group plc	-0.3	6.1	77.4	NA	NM	164.9	NM	27.7	34.7	9.0	10.4
Dave & Buster's Entertainment, Inc.	9.0	7.1	26.9	8.8	12.0	34.5	31.7	32.2	32.0	17.7	16.8
Hollywood Bowl Group plc	6.8	7.8	91.4	8.5	6.9	71.0	29.4	29.7	29.4	11.1	12.6
Round One Corporation	7.4	5.6	34.3	13.3	6.9	78.9	22.7	23.6	23.6	8.3	10.8
Ten Entertainment Group plc	8.8	10.2	79.4	8.2	13.6	225.1	26.7	26.9	41.7	8.8	10.2

Mean	5.8%	5.5%	71.4%	7.9%	7.4%	141.2%	29.5%	29.6%	31.9%	11.0%	11.4%
Median	6.8%	6.1%	79.4%	8.4%	6.9%	164.9%	30.6%	29.7%	31.2%	10.9%	10.4%

Bowl America Incorporated	1.0%	-1.4%	NA	0.5%	-14.0%	NA	20.0%	19.0%	NA	2.1%	1.7%

CAGR = Compounded Annual Growth Rate

EBITDAR = Earnings Before Interest, Taxes, Depreciation, Amortization, and Rent Expense

Note: Cineworld Group Inc. FY 17 - 18 Growth and 2-Yr Revenue CAGR reflects 2017 pro forma revenue (acquisition of Regal Entertainment Group on 2/28/18)

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

The table below summarizes certain valuation metrics for the selected public companies which were analyzed by Duff & Phelps.

Selected Public Companies Analysis					As of May 24, 2021
(US$ in millions, except per share data)

COMPANY INFORMATION	ENTERPRISE VALUE AS MULTIPLE OF				ADJUSTED ENTERPRISE VALUE AS MULTIPLE OF (1)
Company Name	2019 Revenue	2022 Revenue	2019 EBITDA	2022 EBITDA	2019 EBITDAR	2022 EBITDAR

AMC Entertainment Holdings, Inc.	1.99x	2.20x	14.1x	18.8x	10.6x	12.1x
Cinemark Holdings, Inc.	1.42	1.60	6.3	7.8	6.8	7.9
Cineworld Group plc	2.25	2.57	12.5	10.8	10.8	9.9
Dave & Buster's Entertainment, Inc.	1.92	1.76	9.2	8.1	8.8	8.0
Hollywood Bowl Group plc	4.54	3.92	25.1	16.7	18.4	13.6
Round One Corporation	1.52	1.35	6.4	5.7	NA	NA
Ten Entertainment Group plc	4.39	4.25	34.6	15.8	20.5	13.0

Mean	2.58x	2.52x	15.5x	12.0x	12.7x	10.8x
Median	1.99x	2.20x	12.5x	10.8x	10.7x	11.0x

(1) Includes capitalized rent expense at 8x

Enterprise Value = (Market Capitalization + Management Equity + Debt + Finance Leases + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDAR = Earnings Before Interest, Taxes, Depreciation, Amortization, and Rent Expense

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Selected M&A Transactions Analysis. Duff & Phelps identified seven transactions of companies that were announced since May 24, 2018 that Duff & Phelps deemed relevant and for which adequate information was available to derive valuation multiples.

No transaction utilized in the selected M&A transactions analysis was identical to the merger, including regarding timing or size, nor was any target company identical to the Company. An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the Company’s financial and operating characteristics and other factors that would affect the acquisition value of companies to which the Company was compared.

Duff & Phelps noted that it did not derive a valuation estimate directly from the selected M&A transactions analysis, but instead used the analysis to evaluate the selected multiples. There are numerous considerations beyond financial considerations involved in any merger or acquisition and Duff & Phelps did not have access to any non-public information regarding any of the selected transactions.

Selected M&A Transaction Analysis
($ in millions)

Target Name	Target Business Description	Acquirer Name	EV / Revenue	EV / EBITDA

Tokyo Dome Corporation	Provides various amusement facilities in Japan including an amusement park, space museum, bowling alleys, and more.	Mitsui Fudosan Co., Ltd.	5.18x	NM
Yomiuri Land Co., Ltd.	Operates and manages facilities for horse races, auto races, and bicycle racing stadiums; golf courses; amusement parks, driving ranges, hot spring facilities, and indoor play facilities.	The Yomiuri Shimbun Group Inc.	2.68x	8.1x
Village Roadshow Limited	Operates cinemas, theme parks, and produces and distributes films.	VRG Bidco Pty Limited	1.50x	23.1x
Peak Resorts, Inc.	Owns, operates, and leases day and overnight drive ski resorts in the United States.	Vail Holdings, Inc.	2.52x	9.3x
Merlin Entertainments plc (nka:Merlin Entertainments Limited)	Operates visitor attraction places in the United Kingdom, Continental Europe, North America, and the Asia Pacific.	The Blackstone Group; Canada Pension Plan Investment Board; Kirkbi Invest A/S	3.92x	14.0x
M. Müller Ges.m.b.H.	Owns and operates a theme park in Austria.	Compagnie des Alpes SA	3.80x	10.7x
North American Midway Entertainment LLC	Operates mobile amusement parks in North America. The company provides rides, games, and food concessions to fairs and festivals.	North American Fairs, LLC	0.25x	2.3x

		Mean	2.83x	11.2x
		Median	2.68x	10.0x

NM = Not Meaningful

Source: Capital IQ and company filings

Application of Selected Multiples. Duff & Phelps performed its valuation analysis based on two scenarios resulting in two enterprise value indication ranges:

●

Investment Scenario: Assumed a near-term capital investment of $20 million to $25 million (as provided by Company management) to bring the facilities and the infrastructure up to standards that would be competitive with other openplay (vs. league play) concepts.

For the Investment Scenario, Duff & Phelps selected an enterprise value to Pre-COVID Average EBITDAR multiple range of 10.0x to 12.0x which is in line with the median of the multiples of the selected public companies and the selected M&A transactions. Duff & Phelps then deducted the near-term capital of $20 million to $25 million, on an after-tax basis, to derive an enterprise value range of $33.4 million to $39.3 million.

●

Status Quo Scenario: Assumed the Company maintains its pre-COVID business model, which would yield flat margins and zero growth. Duff & Phelps selected multiples below the median of the selected public companies and the selected M&A transactions due in part to the following factors:

Size: The Company was significantly smaller than all of the public companies and smaller than all but one of the targets in the selected M&A transactions analysis in terms of revenues, EBITDAR and valuation.

Growth: The Company’s historical revenue growth was at the bottom of the public company peer group, with the lowest growth rate for FY 2019 and second lowest on a 2-year CAGR basis from FY 2017 to FY 2019. The Company also ranked at the bottom of the public company peer group for historical EBITDAR growth. The Company was primarily focused on league play, while the bowling industry was trending away from league play to open play. This resulted in flat to declining revenue. A shift to open play would require significant capital investment and reorganization.

Profitability: The Company’s EBITDAR margins were also at the bottom of the overall group of public companies and its LTM EBITDA margin is below the median of the group of targets in the selected M&A transactions. The Company’s margins were significantly lower compared to other bowling center operators that focus on open play. Bowling centers focused on open play yield a higher sales mix from food & beverage, especially alcohol, and ancillary entertainment services commanding higher margins.

Capital Spend: The Company has historically invested less than the public company peer group and would need to make material capital expenditures to revitalize its bowling centers to be competitive in open play. Management has estimated this amount to be in the $20 million to $25 million range.

Management Team: The management team was very thin. The Company would need to bolster its management team to maintain the status quo operations and would need to invest a substantial amount in management talent to compete in open play bowling.

Conclusion: Based on the factors analyzed above, the Company’s valuation multiples would warrant a discount compared to the observed market trading multiples.

For the Status Quo Scenario, Duff & Phelps selected enterprise value to Pre-COVID Average EBITDAR multiple range of 6.0x to 7.0x which is below the median of the multiple range of the selected public companies and the selected M&A transactions, to derive an enterprise value range of $29.3 million to $34.2 million.

A summary of the analysis described above is included in the table below.

Selected Public Companies / M&A Transactions Analysis Summary
($ in thousands)
Scenarios	Valuation Summary
Metric	Selected Multiple Range			Company Performance	Enterprise Value Range

Investment Scenario
Pre-COVID Average EBITDAR	10.0x	-	12.0x	$4,880	$48,800	-	$58,560

	Less: Required Capital Expenditures (1)				(15,400)	-	(19,250)

					$33,400	-	$39,310

Status Quo Scenario
Pre-COVID Average EBITDAR	6.0x	-	7.0x	$4,880	$29,280	-	$34,160

(1) Per Company management, range of $20 million to $25 million on an after-tax basis

Pre-COVID Normalized = 3-year average of FY 2017 to FY 2019 performance

EBITDAR = Earnings Before Interest, Taxes, Depreciation, Amortization and Rent Expense

The market analysis, like any other analytical technique used by Duff & Phelps, has inherent strengths and weaknesses. The range of valuation indications resulting from any particular technique, including the market analysis, should not be taken in isolation to be Duff & Phelps’ view of the valuation of the Company. Accordingly, the valuation range derived from the market analysis was not necessarily indicative of the Company’s present or future value or results.

Historical Stock Trading Analysis. Duff & Phelps reviewed the historical trading prices and volume of the Company’s common stock between May 25, 2020 and May 24, 2021. As part of its review, Duff & Phelps noted that the Company’s five largest stockholders held approximately 62% of the Company’s common stock. The average daily trading volume of the Company’s common stock during the latest twelve-month period was 3,295 shares, or approximately 0.15% of the Company’s floating stock, and the average daily trading of the Company’s common stock during the latest one-month period was 2,177 shares, or approximately 0.10% of the Company’s floating stock. The Company has no institutional analyst coverage.

Valuation Analysis Conclusions. Duff & Phelps’ valuation analysis, as summarized in the table below, resulted in two indications of the Company’s total enterprise values ranging from (i) $33.4 million to $39.3 million for the Investment Scenario, and (ii) $29.3 million to $34.2 million for the Status Quo Scenario. To those ranges, Duff & Phelps made the following adjustments as provided by Company management: (i) added the Company’s estimated cash balance as of June 30, 2021 of $1.4 million, (ii) added the Company’s estimated tax refunds to be realized by June 30, 2021 of $0.5 million, (iii) added the estimated proceeds from the sale of the Company’s marketable investment securities of $5.6 million, (iv) subtracted the estimated income taxes in connection with the aforementioned sale of the Company’s marketable investment securities of $0.2 million, (v) subtracted the estimated reserve for environmental remediation of $0.3 million, and (vi) subtracted the operating lease balance as of March 28, 2021 of $1.6 million, resulting in indications of aggregate equity value for the Company ranging from (i) $38.9 million to $44.8 million for the Investment Scenario, and (ii) $34.8 million to $39.7 million for the Status Quo Scenario.

Based on 3.746 million shares of Class A common stock issued and outstanding and 1.415 million shares of Class B common stock issued and outstanding, Duff & Phelps’ analysis implied ranges of per share values of (i) $7.54 to $8.69 for the Investment Scenario and (ii) $6.75 to $7.69 for the Status Quo Scenario. To those ranges, Duff & Phelps subtracted the dividend payable to existing shareholders in connection with the sale of the Company’s marketable investment securities of $0.60 per share, resulting in implied ranges of per share values (after giving effect to the special dividend) of (i) $6.94 to $8.09 for the Investment Scenario and (ii) $6.15 to $7.09 for the Status Quo Scenario, as compared with the per share merger consideration of $8.53 per share.

Valuation Conclusion
($ in thousands, except per share)
		Investment Scenario			Status Quo Scenario			Proposed
Enterprise Value		Low		High	Low		High	Transaction

Enterprise Value Indication		$33,400	-	$39,310	$29,280	-	$34,160

Plus: Estimated Cash as of June 30 (1)		1,356		1,356	1,356		1,356
Plus: Estimated Tax Refunds (1)		523		523	523		523
Plus: Estimated Proceeds from Sale of Securities (1)		5,633		5,633	5,633		5,633
Less: Estimated Income Taxes from Sale of Securities (1)		(162)		(162)	(162)		(162)
Less: Estimated Reserve for Environmental Remediation (1)		(263)		(263)	(263)		(263)
Less: Operating Lease Balance as of March 28 (2)		(1,553)		(1,553)	(1,553)		(1,553)

Aggregate Equity Value		$38,934	-	$44,844	$34,814	-	$39,694

Fully Diluted Shares Outstanding (000s) (3)		5,161		5,161	5,161		5,161

Resulting Per Share Value		$7.54	-	$8.69	$6.75	-	$7.69	$9.13

Less: Dividend to Existing Shareholders at Close (1)		$(0.60)		(0.60)	(0.60)		(0.60)	$(0.60)

Resulting Per Share Value Post Dividend		$6.94	-	8.09	$6.15	-	$7.09	$8.53

Implied Multiples

Pre-COVID Average EBITDAR	$4,880	6.8x	-	8.1x	6.0x	-	7.0x
2019 Adjusted EBITDAR	$4,647	7.2x	-	8.5x	6.3x	-	7.4x

(1) Per Company management

(2) Paycheck Protection Program loan balance of $1.5 million has been fully forgiven as of April 15, 2021.

(3) Per the Merger Agreement. Represents 3,746,454 Class A common stock shares and 1,414,517 Class B common stock shares

Other

The issuance of Duff & Phelps’ Opinion was approved by its fairness opinion review committee. An affiliate of Duff & Phelps, Duff & Phelps Securities, LLC, was engaged as the Company’s exclusive M&A advisor. During the two years preceding the date of its Opinion, Duff & Phelps performed valuation work on the Company's real estate portfolio for which it received a fee of $95,000 for its services. In addition, during the two years preceding the date of its Opinion, Duff & Phelps performed valuation work for Parent for which it received a fee of $180,000 for its services. For these engagements, Duff & Phelps received, and Duff & Phelps Securities, LLC is expected to receive, customary fees, expense reimbursement, and indemnification.

Fees and Expenses

Pursuant to the Company’s engagement letter with Duff & Phelps, the Company agreed to pay Duff & Phelps a fee of $150,000 for its services, $75,000 of which was payable upon signing the engagement letter and $75,000 became payable upon the Company’s request of the written Opinion. The Company also agreed to reimburse Duff & Phelps for its reasonable out of pocket expenses incurred in connection with its engagement and to indemnify Duff & Phelps, its affiliates, and each of their respective directors, officers, attorneys and other agents, stockholders, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Duff & Phelps’ engagement.

Financing of the Merger

The merger is not conditioned upon receipt of financing by the Parent. The Company understands that the Parent expects to use cash on hand and other funds available to it to fund the acquisition of the Company.

Interests of the Company’s Directors and the Executive Officer in the Merger

In considering the recommendation of the board of directors, you should be aware that certain directors and the executive officer of the Company may have interests in the merger, including those described below and as described in “Proposal 2: Advisory Vote on “Merger-Related Executive Compensation” beginning on page 62, that are different from, or in addition to, their or your interests as a stockholder. These interests may create conflicts of interest. The board of directors was aware of these interests during their deliberations on the merits of the merger and in making its decision to recommend and approve, respectively, the merger and the transactions contemplated by the merger agreement. Certain of these directors of the Company are also holders of the Class B Common Stock and are not receiving any control premium for the sale of their shares over the shares of Class A Common Stock. The holders of Class A Common Stock and Class B Common Stock receive the same per share merger consideration.

Certain of the directors and the executive officer of the Company participated in the negotiation of the terms of the merger agreement, and the board of directors, voted unanimously to, recommend that the Company stockholders vote in favor of (i) the merger and the transactions contemplated by the merger agreement, (ii) the “merger-related executive compensation” and (iii) the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger. These directors and the executive officer may have interests in the merger that are different from, or in addition to, those of the Company’s stockholders. These interests include severance and other benefits under employment agreements and the indemnification of members of the board of directors and officers by the surviving corporation. Company stockholders should be aware of these interests when they consider the board of directors’ recommendation that they vote in favor of (i) the merger and the transactions contemplated by the merger agreement, (ii) the “merger-related executive compensation” and (iii) the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

For a period of six (6) years from and after the effective time of the merger, Parent will (but only to the extent the surviving corporation is permitted to do so under applicable law), and shall cause the surviving corporation to (i) indemnify, defend and hold harmless, in each case to the extent (subject to applicable law) such persons are indemnified as of May 27, 2021 by the Company pursuant to the Company’s or any subsidiaries’ organizational documents, each past and present director or officer of the Company and its subsidiaries (including such persons who become directors or officers prior to the effective time of the merger), whom we refer to as “indemnified persons,” is, or is threatened to be, made a party, in whole or in part, as a result of or relating to the merger agreement or the transactions contemplated thereby or such indemnified person's status as a current or former director or officer of the Company or any of its current or former subsidiaries (which we refer to collectively as “indemnified claims”) and (ii) to the extent, and on the terms on which, the indemnified parties are entitled reimbursement pursuant to the Company’s or any subsidiaries’ organizational documents or applicable law, reimburse each indemnified party for such expenses (including reasonable fees and expenses of legal counsel) in connection with any indemnified claim; provided, that in the case of advancement of expenses, any indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification; provided, further, that (A) such indemnification shall be subject to any limitation imposed from time to time under applicable law and (B) if any valid claim for indemnification is made under the merger agreement by an indemnified party prior to six (6) years after the effective time of the merger, such indemnification obligation will survive (solely with respect to such claim) until the final resolution of the matter giving rise to such claim.

For a period of six years after the effective time of the merger, Parent agreed that the certificate or articles of incorporation and bylaws of the surviving corporation and its subsidiaries would contain provisions with respect to indemnification, exculpation and the advancement of expenses with regard to acts occurring before the effective time of the merger that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate or articles of incorporation and bylaws of the Company and its subsidiaries as of May 27, 2021.

The Company will obtain at or prior to the effective time of the merger a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policies, for a premium not to exceed 250% of the current annual premium on such policies net of a pro rata credit for remaining time on the current policies. In addition, the Company will obtain at or prior to the effective time of the merger, a three (3)-year “tail” policy under each of the Company’s two existing fiduciary liability policies and existing employment practices liability policy.

Employee-Related Interests

Outstanding Shares Held by Directors and the Executive Officer

The members of the board of directors and the executive officer of the Company own Common Stock and will receive the same per share merger consideration of $8.53 on the same terms and conditions as other Company stockholders.

The following table shows, for each member of the board of directors and the executive officer, as applicable: (1) the number of shares of Common Stock held by such individual and (2) the value of such shares. The values in the table below have been determined assuming the per share merger consideration of $8.53, are based on applicable holdings as [●], 2021 (and without regard to any acquisitions or dispositions that may be made after such date).

Name	Shares of Class A Common Stock (#)	Shares of Class B Common Stock (#)	Value ($)
Directors
Allan L. Sher	52,500	-	$447,825
Nancy E. Hull(1)	197,312	194,736	$3,344,170
Merle Fabian(2)	879,463	872,026	$14,940,201
Gloria M. Bragg	-	-	-
Executive Officer
Cheryl A. Dragoo(3)	14,010	-	$119,505

(1)

Includes 24,916 shares of Class A and 13,340 shares of Class B Common Stock owned individually or jointly with her spouse. In addition, includes 181,396 shares of Class A and 181,396 shares of Class B Common Stock owned by the Irrevocable Trust for the Descendants of Howard and Pearl Katzman over which she is a co-trustee and a beneficiary. Excludes 15,047 shares of Class A and 22,681 shares of Class B Common Stock owned by trusts over which she is a co-trustee, but has no pecuniary interest in such shares.

(2)

Includes 381,224 shares of Class A and 872,026 shares of Class B Common Stock owned by the Merle G. Fabian Revocable Trust over which Ms. Fabian is trustee; 494,594 shares of Class A Common Stock owned by the Leslie H. Goldberg Revocable Trust over which Ms. Fabian is trustee (which she disclaims except to the extent of her pecuniary interest therein) and 3,645 shares of Class A Common Stock held individually.

(3)	Also a member of the board of directors.

Employment Arrangements with Company Executive Officer

Our executive officer is entitled to certain severance benefits pursuant an individual employment agreement, the terms of which are described below. The merger, if and when consummated, will constitute a change in control under Ms. Dragoo’s employment agreement.

Ms. Cheryl Dragoo has an employment agreement that expires on June 27, 2022. Pursuant to the employment agreement: (i) Ms. Dragoo has an annual base salary of $200,000, (ii) in the event of a change of control of the Company, Ms. Dragoo will be entitled to a lump sum cash payment equal to 2.0 times her annual base salary; and (iii) in the event Ms. Dragoo is terminated by the Company without Cause (as defined below) or she resigns for Good Reason (as defined below), she will be entitled to a cash lump sum payment equal to nine months of her annual base salary.

“Cause” means (a) Ms. Dragoo's failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially her duties, responsibilities and obligations to the Company or to cooperate in the process of a change of control transaction (other than a failure resulting from Ms. Dragoo's incapacity due to physical or mental illness); (b) Ms. Dragoo's act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (hereinafter referred to collectively as “Fraud”); (c) Ms. Dragoo's conviction (or a plea of nolo contendere to) of an offense which is a felony, or which is a misdemeanor that involves Fraud; or (d) Ms. Dragoo's material breach of a written policy of the Company or any of its affiliates.

“Good Reason” mean the occurrence of any one or more of the following events that is caused by the affirmative actions of the Company , one of its affiliates, or its Board of Directors: (i) without Ms. Dragoo’s written consent, a material reduction in her duties and/or responsibilities; (ii) a material reduction in Ms. Dragoo’s annual salary; (iii) a change in the location of Ms. Dragoo's principal place of employment with the Company to a location that is at least 50 miles away from the location of Ms. Dragoo's principal place of employment prior to such change, unless such new location is no farther from Ms. Dragoo's then-current residence than the immediately prior location; or (iv) any other material breach of this Agreement by the Company; provided that, within 30 days following the occurrence of any event described above, (x) Dragoo shall have delivered written notice to the Company of Ms. Dragoo's intention to terminate her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Ms. Dragoo's right to terminate her employment for Good Reason, (y) the circumstances claimed to give rise to Ms. Dragoo’s right to terminate her employment for Good Reason as set forth in such notice have not been cured by the Company within 30 days of receipt of such notice, and (z) failing such cure, Dragoo shall have terminated her employment within 20 days after the expiration of the 30-day period.

New Management Arrangements

As of the date of this Proxy Statement, Parent has not entered into any employment agreements with the Company’s executive officer (or other employees of the Company) and the Company has not amended or modified any existing employment agreements or other arrangements with its executive officer in connection with the merger. Parent or its affiliates may pursue agreements, arrangements or understandings with the Company’s executive officer, which may include cash, stock and co-investment opportunities, and Parent or its affiliates may initiate negotiations of these arrangements, arrangements and understandings regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the merger. However, in each case, there is no present contractual obligation to do so and neither Parent nor its affiliates has initiated any such negotiation as of the date of this Proxy Statement.

Intent to Vote in Favor of the Merger and Voting and Support Agreements

Our directors and executive officer that are not a Majority Holder have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the approval of the merger. The Majority Holders have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), the Majority Holders have agreed to, among other things, vote, or cause to be voted, all of their respective shares of Common Stock in favor of the approval of the merger and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement.

As of [●], 2021, the record date for the Special Meeting, our directors and executive officer beneficially owned or controlled, in the aggregate, 1,158,332 shares of Class A Common Stock and 1,089,443 shares of Class B Common Stock entitled to vote at the Special Meeting, representing 12,052,762 votes, which is approximately 67.4% of the total voting of the Common Stock. As of [●], 2021, the record date for the Special Meeting, the Majority Holders beneficially owned, in the aggregate, 1,374,667 shares of Class A Common Stock and 1,394,830 shares of Class B Common Stock entitled to vote at the Special Meeting, representing 13,948,300 votes, which is approximately 85.6% of the total voting of the Common Stock. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation.

Under the terms of the voting and support agreement, the Majority Holders, including Nancy Hull, a member of our board of directors, have agreed to vote, or cause to be voted, all of their respective shares of Common Stock (A) to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, at the Special Meeting, and at any adjournment, postponement or recess thereof, at which such merger agreement is submitted for the consideration and vote of the stockholders of the Company, and (B) against (i) any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement or of the stockholder in the voting and support agreement; (ii) any takeover proposal or other extraordinary transaction and (iii) any other action, agreement or transaction that would impede, frustrate, prevent or nullify the voting and support agreement or the consummation of the merger or the other transactions contemplated by the merger agreement.

The Majority Holders further agreed in the voting and support agreement to irrevocably appoint Parent as the stockholder’s attorney-in-fact and irrevocable proxy of each Majority Holder, for and in the name, place and stead of such Majority Holder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, the shares solely in accordance with the obligations of the Majority Holder discussed above.

Each Majority Holder has also agreed in the voting and support agreement not to, directly or indirectly, without the prior written consent of Parent and the Company, (i) grant any proxy or power of attorney with respect to any shares or deposit any shares into any voting trust or enter into any agreement or arrangement with respect to the voting of any shares or any agreement or arrangement that is inconsistent with the voting and support agreement; (ii) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any exchange offer, pledge, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of law or otherwise) or enter into any contract, option or other arrangement with respect to the transfer of, any shares, (iii) take any action that could restrict or otherwise affect the legal power, authority and right to comply with and perform such stockholder’s covenants and obligations under the voting and support agreement.

The voting and support agreement was entered into by each Majority Holder solely in their respective capacity as a stockholder of the Company, and the voting and support agreement does not limit or affect any actions taken by any officer or director of the Company solely in his or her capacity as a director or officer of the Company.

The Majority Holders’ obligations under the voting and support agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the voting and support agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the receipt of the requisite stockholder vote.

The foregoing summary of the voting and support agreement does not purport to be complete and is qualified in its entirety by reference to the voting and support agreement. A form of the voting and support agreement is attached as exhibit 99.1 to the Company’s Form 8-K filed with the SEC on May 28, 2021 and is incorporated herein by reference.

Extraordinary Dividend

Pursuant to the merger agreement, prior to the effective time of the merger, and in connection with the closing, (a) the Company will be entitled to authorize and declare in accordance with the MGCL an extraordinary dividend of $0.60 per share of Common Stock (the “Extraordinary Dividend”), which will be paid at or promptly after the effective time of the merger and will be contingent in all respects on the closing and (b) thereafter, the Company will promptly provide to the transfer agent for the Common Stock all of the cash necessary to pay the Extraordinary Dividend (but in any event no later than the business day immediately prior to the payment date for the Extraordinary Dividend). Only stockholders of record on the record date for the Extraordinary Dividend will receive it, assuming the merger is closed.

Appraisal Rights

Holders of Class A Common Stock are not entitled to exercise appraisal rights pursuant to Section 3-202(c)(1) of the MGCL provided that shares continue to be listed on the NYSE American on the record date for the Special Meeting. However, holders of shares of Class B Common Stock will be entitled to exercise appraisal rights. In order to exercise appraisal rights, holders of Class B Common Stock must: (1) file with the Company a written objection to the Merger at or before the Special Meeting; (2) not vote in favor of the Merger; and (3) within 20 days after the Articles of Merger effecting the merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand of the Company for payment of the holder's Class B Common Stock, stating the number and class of shares for which the stockholder demands payment. Written objections should be delivered to 6446 Edsall Road, Alexandria, VA 22312, Attention: Cheryl A. Dragoo. The Company will provide the holders of Class B Common Stock prompt written notice of the filing and acceptance for record of the Articles of Merger. In accordance with the MGCL, a holder of Class B Common Stock who fails to comply with each of the requirements of Maryland law is bound by the terms of the Merger and will not be entitled to any appraisal rights. A copy of Title 3, Subtitle 2 of the MGCL is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. Holders of Class B Common Stock also are encouraged to consult with their own legal advisor as to their appraisal rights under Maryland law. Failure to strictly comply with these procedures will result in the loss of these appraisal rights and your ability to receive cash for the fair value of your Class B Common Stock.

Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the merger and any Extraordinary Dividend to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Common Stock whose shares of Common Stock are converted into the right to receive the per share merger consideration in the merger. This discussion assumes that U.S. holders and non-U.S. holders hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and will not own (actually or constructively) any equity interests in the surviving corporation or Parent after the merger. The following discussion is based upon the Code, judicial decisions, administrative rulings and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions the Company has reached and described herein.

This discussion is not a complete analysis or listing of all of the possible tax consequences of the merger and any Extraordinary Dividend and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this discussion of the material U.S. federal income tax consequences does not address the tax treatment of special classes of holders, including, without limitation: banks, insurance companies or other financial institutions; mutual funds; real estate investment trusts or regulated investment companies; tax-exempt organizations or governmental organizations; an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S-corporation or other pass-through entity (or an investor in such an entity or arrangement); controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax (or stockholders of such corporations); retirement plans, pension funds or other tax-deferred accounts; persons holding shares of Common Stock as part of a hedging, straddle, synthetic security, conversion or other integrated transaction; persons deemed to have sold their shares of Common Stock under the constructive sale provisions of the Code; persons who acquired Common Stock through the exercise or cancellation of employee stock options, through a tax qualified retirement plan or otherwise as compensation for their services; U.S. expatriates or entities covered by the U.S. anti-inversion rules; dealers, traders or brokers in stocks and securities or currencies; U.S. holders (as defined below) whose functional currency is not the U.S. dollar; traders in securities that elect mark-to-market treatment; U.S. holders (as defined below) who hold shares of Common Stock through a bank financial institution or other entity, or a branch or office thereof, that is located, organized or resident outside the United States; or persons that are required to report income no later than when such income is reported in an “applicable financial statement.” This discussion also does not address the receipt of cash in connection with the cancellation of restricted stock units or options to purchase shares of Common Stock and does not address any other matters relating to equity compensation or benefit plans.

This discussion does not address alternative minimum tax, the Medicare tax on net investment income, the rules regarding “qualified small business stock” within the meaning of Section 1202 of the Code, any estate and gift tax consequences, any tax consequences arising under any state, local or non-U.S. laws, or any tax consequences other than U.S. federal income tax consequences.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Common Stock that is for U.S. federal income tax purposes: (i) an individual citizen of the United States or a resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

The term “non-U.S. holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes, a non-resident alien individual or a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under laws other than the laws of the United States or any state thereof or the District of Columbia. The term “holder” means a U.S. holder or a non-U.S. holder.

If an entity treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes is a beneficial owner of Common Stock, the U.S. federal income tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the partner (or other owner) and the entity. If you are a partner (or other owner) of a partnership or other pass-through entity for U.S. federal income tax purposes, you are urged to consult your tax advisor regarding the tax consequences of the merger.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder of Common Stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder is made. Each holder of Common Stock is urged to consult such holder’s tax advisors as to the particular consequences to such holder of the merger and any Extraordinary Dividend under U.S. federal, state and local, and applicable non-U.S. tax laws.

U.S. Holders

General. The exchange of shares of Common Stock for the cash per share merger consideration in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of Common Stock whose shares are converted into the right to receive cash per share merger consideration in the merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined prior to reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares, as adjusted to take into account stock dividends, stock splits, distributions not treated as a dividend or similar transactions. Such gain or loss will be capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the shares of Common Stock exceeds one year at the effective time of the merger. If the holding period for such shares is one year or less at the effective time of the merger, any capital gain or loss generally will be treated as short-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply to payments made in connection with the merger and to the payment of the Extraordinary Dividend. Backup withholding will not apply, however, to a U.S. holder of Common Stock that (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such U.S. holder is not subject to backup withholding on the IRS Form W-9 (or appropriate successor form) included in the transmittal materials that such U.S. holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such U.S. holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided, that such U.S. holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash per share merger consideration in exchange for shares of Common Stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

●

the gain, if any, on such shares is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual non-U.S. holder, a fixed base) maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

●

the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (a “USRPHC”) for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on any gain derived from the merger in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized as a result of the merger, which may be offset by certain U.S. source capital losses recognized in the same year.

If the Company is or has been a USRPHC at any time within the shorter of the five-year period preceding the effective time of the merger or a non-U.S. holder’s holding period with respect to the applicable shares of Common Stock, the exchange of Common Stock for cash in the merger by such non-U.S. holder will be subject to U.S. federal income tax at rates generally applicable to U.S. holders, except that the branch profits tax will not apply; provided, that, so long as Common Stock is regularly traded on an established securities market, the Company’s treatment as a USRPHC would cause only a non-U.S. holder who holds or held, directly or indirectly under certain ownership rules of the Code, more than 5% of Common Stock (at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Common Stock), and is not eligible for a treaty exemption. The Company believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the offer.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger and any Extraordinary Dividend paid to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder properly and correctly on an appropriate version of IRS Form W-8 and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Payments of disposition proceeds or any Extraordinary Dividend to a non-U.S. holder where the transaction is effected through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person; a controlled foreign corporation; a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or a non-U.S. partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the beneficial owner is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability (if any) provided, that an appropriate claim is timely filed with the IRS.

FATCA. Pursuant to Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance promulgated thereunder, commonly known as “FATCA”, “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them, unless an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Recently promulgated proposed U.S. Treasury Regulations eliminate withholding on payments of gross proceeds of dispositions of shares of Common Stock, and taxpayers may generally rely on the proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return. You should consult your tax advisor regarding the effects of FATCA on your receipt of the Extraordinary Dividend and the merger consideration.

Extraordinary Dividend

If you are a U.S. holder the receipt of the Extraordinary Dividend will be taxable as a dividend to you to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Such dividends are generally taxed at ordinary income tax rates; provided, however, that for a non-corporate U.S. holder, the amount of the Extraordinary Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be eligible under current law for a reduced rate of taxation applicable to “qualified dividends,” so long as certain holding period and other requirements are satisfied. To the extent that the Extraordinary Dividend qualifies for such reduced rate of taxation and constitutes an “extraordinary dividend” (generally, where the amount of the dividend exceeds 10% of a holder’s tax basis in its stock), any loss on the sale or exchange of such stock by a non-corporate U.S. holder, to the extent of such extraordinary dividend, will be treated as long-term capital loss.

For a corporate U.S. holder, the amount of the Extraordinary Dividend that is treated as a dividend for U.S. federal income tax purposes will be eligible for the dividends-received deduction if such holder meets certain holding period and other applicable requirements. In addition, if (i) a corporate U.S. holder is allowed a dividends-received deduction with respect to the Extraordinary Dividend, (ii) such corporate U.S. holder held its shares of Common Stock for two years or less, and (iii) such Extraordinary Dividend constitutes an extraordinary dividend, then such corporate U.S. holder’s tax basis in its shares of Common Stock will be reduced (but not below zero) by the nontaxed portion of the Extraordinary Dividend and, if the nontaxed portion of such dividend exceeds such tax basis, such excess will be treated as gain from the sale or exchange of such holder’s shares of Common Stock.

To the extent that the Extraordinary Dividend exceeds the Company’s current and accumulated earnings and profits, the excess will first reduce the U.S. holder’s basis in shares of Common Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by a U.S. holder on a subsequent disposition of our Common Stock), but not below zero, and then will be treated as gain from the sale of the U.S. holder’s Common Stock.

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax with respect to the receipt of the Extraordinary Dividend unless you have certain connections with the United States, except that the amount of the Extraordinary Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. You should consult your own tax advisor regarding the particular tax consequences to you of the receipt of the Extraordinary Dividend in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Regulatory Approvals

In connection with the merger, the Company is required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

●	filing the articles of merger with the Maryland State Department of Assessments and Taxation in accordance with MGCL at the closing of the merger; and

●	complying with U.S. federal securities laws.

No filings or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 are required in connection with the merger.

Delisting and Deregistration of Class A Common Stock

If the merger is completed, the shares of Class A Common Stock will no longer be publicly traded on the NYSE American. In addition, Class A Common Stock will be delisted from the NYSE American and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to Class A Common Stock.

Effective Time of Merger

The merger will be completed and become effective at the time the articles of merger is filed with the Maryland State Department of Assessments and Taxation or any later time as the Company and Parent agree upon and specify in the articles of merger. The parties intend to complete the merger as soon as practicable following the approval of the merger by the Company’s stockholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

The parties to the merger agreement currently expect to complete the merger in the second half of 2021. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined, or if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time of the merger, Parent will designate a paying agent to handle the exchange of shares of Common Stock for the per share merger consideration to and will cause cash sufficient to pay the aggregate per share merger consideration to be deposited with the paying agent, in trust for the benefit of the holders of shares of Common Stock (other than the excluded shares).

Promptly, and in any event, within one business day after the effective time of the merger, Parent will cause the paying agent to mail a letter of transmittal in the paying agent’s standard form (and reasonably satisfactory to the Company) and instructions to each holder of record of Common Stock. The letter of transmittal and instructions will (i) tell such holder that delivery is effected, and risk of loss and title to such holder’s shares will pass, only upon delivery of such holder’s stock certificates (or affidavit of loss in lieu thereof) to the paying agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal and (ii) provide instructions to such holder for surrendering such certificates or book-entry shares (if the holder’s shares are not certificated) in exchange for the per share merger consideration. You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates (if your shares are certificated) (or affidavit of loss in lieu thereof) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the paying agent.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

The per share merger consideration may be paid to a person other than the person in whose name the corresponding surrendered stock certificate or book-entry share is registered if (i) the surrendered stock certificate or book-entry share (or affidavit of loss in lieu thereof) is accompanied by all documents required by Parent to evidence and effect that transfer and (ii) the person requesting such payment pays any applicable transfer taxes or other taxes required by reason of payment of the per share merger consideration to a person other than the registered holder or establishes to the satisfaction of Parent and the paying agent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates or book-entry share. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement as may be required to deduct and withhold with respect to the payment of such consideration under the Code, or any applicable state, local or foreign tax law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts will be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under the merger agreement.

Any portion of the aggregate per share merger consideration which remains unclaimed by former stockholders of the Company twelve months after the effective time of the merger will be delivered by the paying agent to Parent upon demand, and any former stockholders who have not surrendered their shares in exchange for the per share merger consideration will thereafter look only to Parent for payment of the per share merger consideration.

If any certificate representing Common Stock has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by the surviving corporation, the paying agent or the transfer agent for the Common Stock, the posting by such person of a bond in such reasonable amount as such person may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will deliver in exchange for such lost, stolen or destroyed certificate the per share merger consideration that would be payable in respect thereof.

Fees and Expenses

All fees, expenses and costs incurred in connection with the merger agreement, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the merger is consummated.

Estimated fees and expenses to be incurred by the Company in connection with the merger are as follows:

Description	Amount
Financial advisors fees and expenses	$1,150,000
Legal fees and expenses	$500,000
Accounting fees and expenses	$15,000
SEC filing fee	$4,803
Printing, proxy solicitation, filing fees and mailing costs	$20,000
Miscellaneous	$10,197
Total fees and expenses	$1,700,000

These fees and expenses will not reduce the per share merger consideration to be received by our stockholders.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains, and oral statements made by our representatives from time to time may contain, forward-looking statements (statements which are not historical facts). Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology.

We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. More recent risks and uncertainties include the ongoing effects of the business disruption related to the current COVID-19 pandemic on revenues, operating income, the ability to reopen locations, governmental regulations to limit the spread of COVID-19 such as social distancing and enhanced safety measures, times of operation and reaction should the virus rise again.

Forward-looking statements also may include information concerning the proposed merger transaction, including unexpected costs or liabilities, delays, failure to timely satisfy or have waived certain closing conditions, the commencement of litigation relating to the merger, whether or when the proposed merger will close and changes in general and business conditions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and factors relating to the proposed transaction, all of which are difficult to predict and many of which are beyond its control. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by law.

Additionally, important factors concerning the merger could cause the Company’s actual results, performance and achievements to differ materially from such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

●	the failure of the Company’s stockholders to approve the merger or the risk that the other conditions to the completion of the merger will not be satisfied;

●	the risk of the occurrence of an event, change or circumstance that could give rise to the payment of a termination fee to Parent pursuant to the terms of the merger agreement;

●	the risk of an adverse outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the transactions contemplated by the merger agreement;

●	the risk of the failure to consummate the merger for any reason;

●

the restrictions imposed on the Company’s business, properties and operations pursuant to the affirmative and negative covenants set forth in the merger agreement and the potential impact of such covenants on our business;

●	the risk that the proposed transaction will divert management’s attention resulting in a potential disruption of the Company’s current business plan;

●	the effect of the announcement of the merger on our business relationships, operating results and business generally;

●	the amount of fees, expenses and charges incurred by the Company in connection with the merger; and

●

failure of the merger to close, or a delay in its closing, may have a negative impact on the Company’s ability to pursue alternative strategic transactions or ability to implement alternative business plans.

All information contained in this Proxy Statement concerning Parent and Merger Sub has been supplied by Parent and Merger Sub and has not been independently verified by the Company.

THE PARTIES TO THE MERGER

Bowl America Incorporated

Bowl America Incorporated was incorporated in Maryland in 1958. The Company commenced business with one bowling center in 1958, and at the end of fiscal year 2020, the Company and its wholly-owned subsidiaries operated 17 bowling centers, 16 of which are owned centers.

The principal business address and phone number of the Company are:

Bowl America Incorporated
6446 Edsall Road

Alexandria, Virginia 22312
Telephone: (703) 941-6300

Bowlero Corp.

Parent is a Delaware corporation that is a leader in bowling entertainment, media, and events. With more than 300 bowling centers across North America, Parent serves over 28 million guests each year through a family of brands that includes Bowlero, Bowlmor Lanes, and AMF.

The principal business address and phone number of Parent are:

Bowlero Corp.

222 West 44th Street

New York, NY 10036

Telephone: 1-800-342-5263

Potomac Merger Sub, Inc.

Merger Sub is a Maryland corporation formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger. Merger Sub is an indirect wholly-owned subsidiary of Parent. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Merger Sub currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The principal business address and phone number of Merger Sub are:

c/o Bowlero Corp.

222 West 44th Street

New York, NY 10036

Telephone: 1-800-342-5263

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of [●], 2021 (unless otherwise indicated), the most recent practicable date by (i) each of the Company’s “named executive officers” as determined pursuant to SEC rules, (ii) each director, (iii) all of the Company’s directors and executive officers as a group and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of any class or series of the Company’s capital stock.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, the named persons below have sole voting and investment power, or share voting and investment power with their spouses, with respect to beneficially owned shares listed below.

The percentages included in the table below are based on 3,746,454 outstanding shares of Class A Common Stock and 1,414,517 outstanding shares of Class B Common Stock as of [●], 2021. Unless otherwise indicated, the address for all persons listed below is c/o Bowl America Incorporated, 446 Edsall Road, Alexandria, Virginia 22312.

Name	Shares of Class A Common Stock Beneficially Owned	Percent of Class A Common Stock Beneficially Owned	Shares of Class B Common Stock Beneficially Owned	Percent of Class B Common Stock Beneficially Owned
Officers and Directors
Allan L. Sher	52,500	1.4%	-	-
Nancy E. Hull(1)	212,359	5.7%	217,417	15.4%
Merle Fabian(2)	879,463	23.5%	872,026	61.6%
Cheryl A. Dragoo	14,010	*	-	-
Gloria M. Bragg	-	-	-	-
All directors and executive officers as a group (5 persons)	1,158,332	30.9%	1,089,443	77.0%
5% Stockholders
Ruth E. Macklin(3)	184,585	4.9%	183,407	13.0%
Royce & Associates, LP(4)	428,477	11.4%	-	-
Anita G. Zucker As Trustee of The Article 6 Marital Trust(5)	278,222	7.4%	-	-

*Less than 1%.

(1) Includes 24,916 shares of Class A and 13,340 shares of Class B Common Stock owned individually or jointly with her spouse. In addition, includes 181,396 shares of Class A and 181,396 shares of Class B Common Stock owned by the Irrevocable Trust for the Descendants of Howard and Pearl Katzman over which she is a co-trustee and a beneficiary. Also includes 15,047 shares of Class A and 22,681 shares of Class B Common Stock owned by trusts over which she is a co-trustee, but has no pecuniary interest in such shares.

(2) Includes 381,224 shares of Class A and 872,026 shares of Class B Common Stock owned by the Merle G. Fabian Revocable Trust over which Ms. Fabian is trustee; 494,594 shares of Class A Common Stock owned by the Leslie H. Goldberg Revocable Trust over which Ms. Fabian is trustee (which she disclaims except to the extent of her pecuniary interest therein) and 3,645 shares of Class A Common Stock held individually.

(3) Includes 71,923 shares of Class A and 70,784 shares of Class B Common Stock held by the Ruth E. Macklin Trust. Mr. Alban Salaman is co-trustee of the Ruth E. Macklin Trust and was appointed as the power of attorney over Ms. Macklin’s securities and accordingly, Mr. Salaman has voting and investment control over such shares. Mr. Salaman has no pecuniary interest in such shares.

(4) Information based on Schedule 13G/A filed on January 21, 2021. The shares are beneficially owned by one or more registered investment companies or other managed accounts that are investment management clients of Royce & Associates, LP (“RALP”), an indirect majority owned subsidiary of Franklin Resources, Inc.(“FRI”). When an investment management contract (including a sub advisory agreement) delegates to RALP investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats RALP as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies. The business address of RALP is 745 Fifth Avenue, New York, NY 10151.

(5) Information based on Schedule 13D/A filed on May 16, 2019. Mrs. Zucker, individually and as trustee of the Article 6 Marital Trust, has sole voting, investment and dispositive power with respect to those shares. The business address is c/o The InterTech Group, Inc., 4838 Jenkins Avenue, North Charleston, SC 29405.

THE SPECIAL MEETING

This Proxy Statement is being provided to our stockholders as part of a solicitation of proxies by the Board for use at the Special Meeting of our stockholders to be held on [●], 2021, and at any adjournment or postponement thereof. This Proxy Statement contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This Proxy Statement is being first mailed on or about [●], 2021 to all stockholders of record of the Company as of [●], 2021, the record date for the Special Meeting. Stockholders of record who owned Common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 3,746,454 shares of Class A Common Stock issued and outstanding and 1,414,517 shares of Class B Common Stock issued and outstanding. No representative from MN Blum, LLC will be present at the Special Meeting, so there will be no statement made by the Company’s auditors and no opportunity to ask questions of the Company’s auditors.

Date, Time and Place of Special Meeting

The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at [●], Eastern time, on [●], 2021, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the Special Meeting online, vote, and submit your questions during the Special Meeting by visiting [●] and entering the 16-digit control number included on the proxy card you received. You will be deemed present and may vote at the Special Meeting by following the instructions available on the meeting website during the Special Meeting. Because the Special Meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below and fully set forth in this Proxy Statement. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Common Stock at the close of business on [●], 2021, which is the record date for the Special Meeting. Each of the issued and outstanding 3,746,454 shares of Class A Common Stock is entitled to one vote per share for an aggregate of 3,746,454 votes and each of the issued and outstanding 1,414,517 shares of Class B Common Stock is entitled to ten votes per share for an aggregate of 14,145,170 votes. The total number of votes represented by outstanding Class A Common Stock and Class B Common Stock as of the record date was 17,891,624.

If your shares are held in “street name,” are in a margin or similar account or in the ESOP, you should contact your broker, bank or other nominee or the ESOP Trustee, as applicable, to ensure that votes related to the shares you beneficially own are properly counted.

Proposals at the Special Meeting and Board Recommendation

At the Special Meeting, our stockholders will vote on the following proposals:

1.         A vote on the approval of the merger, pursuant to which Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent;

2.         An advisory (non-binding) vote to approve the “merger-related executive compensation” that may become payable to the Company’s named executive officer in connection with the merger; and

3.         A vote on a proposal to approve the adjournment, postponement or recess of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger.

The board of directors, after careful consideration, voted unanimously to (i) determine that the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein are fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) authorized and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth therein, the submission of the merger and the other transactions contemplated by the merger agreement to the Company’s stockholders for approval, and, subject to receipt of such stockholder approval, the consummation of the merger and the transactions contemplated by the merger agreement, and (iv) recommended that the Company’s stockholders vote FOR the merger and the other transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement. In arriving at its recommendations, the board of directors carefully considered a number of factors described in this Proxy Statement. For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “Proposal 1: The Merger—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger” beginning on page 17.

The board of directors recommends that you vote FOR the proposal to approve the merger, FOR the proposal to approve the “merger-related executive compensation” and FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of stockholders is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the record date and entitled to vote will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum. Only stockholders of record at the close of business on the record date, [●], 2021, are entitled to receive notice of and to vote at the Special Meeting or any adjournment, postponement or recess thereof. As of the close of business on [●], 2021, the record date, there were outstanding 3,746,454 shares of Class A Common Stock is entitled to one vote per share for an aggregate of 3,746,454 votes and each of the issued and outstanding 1,414,517 shares of Class B Common Stock is entitled to ten votes per share for an aggregate of 14,145,170 votes. The total number of votes represented by outstanding Class A Common Stock and Class B Common Stock as of the record date was 17,891,624.

Your shares will be counted towards the quorum only if you vote in person at the Special Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent).

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count FOR and AGAINST votes and abstentions and separately count votes in respect of each proposal.

Because the affirmative vote of at least a majority of the aggregate number of votes entitled to be cast by holders of Common Stock, voting as a single class, is required to approve the merger, the failure to vote and abstentions (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have the same effect as a vote AGAINST the merger proposal. Approval of the advisory (non-binding) proposal on the “merger-related executive compensation” and the proposal to adjourn the Special Meeting if there are not sufficient votes to approve the merger and the transactions contemplated by the merger agreement, each requires the affirmative vote of a majority of the aggregate number of votes cast by holders of shares of Common Stock, voting together as a single class, present in person or represented by proxy. As a result, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. As noted above, the vote with respect to the “merger-related executive compensation” is an advisory vote and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the stockholders and completed, our named executive officer will be eligible to receive the various “merger-related executive compensation” payments.

If a stockholder’s shares are held of record by a broker, bank or other nominee or in the ESOP and the stockholder wishes to vote at the Special Meeting, the stockholder must obtain from the record holder or ESOP Trusee a proxy issued in the stockholder’s name. Brokers, banks or other nominees who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, none of the brokers, banks or other nominees or the ESOP Trustee, as applicable, will be allowed to exercise voting discretion with respect to the approval of non-routine matters, such as the merger and the transactions contemplated by the merger agreement. Abstentions are counted for purposes of determining whether a quorum exists at the Special Meeting.

As noted above, the Majority Holders have each entered into a voting and support agreement that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation.

Broker Non-Votes

In general, if your shares are held in “street name” or in the ESOP and you do not instruct your broker, bank or other nominee or the ESOP Trustee, as applicable, on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. A broker non-vote will have no effect on the outcome of any of the proposals. All of the proposals at the Special Meeting are non-routine matters. As such, without your voting instructions, none of your bank, broker or other nominee or the ESOP Trustee, as applicable, can vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

If you are a stockholder of record, you may vote by proxy or at the Special Meeting. Each share of our Common stock that you own in your name entitles you to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock on each of the proposals on which you are entitled to vote at the Special Meeting. Your one or more proxy cards show the number of shares of Common stock that you own.

Voting by Proxy.    If you are a holder of record, a proxy card is enclosed for your use. The Company requests that you submit a proxy via internet by logging onto [●] and following the instructions on your proxy card or by telephone by dialing [●] and listening for further directions or by signing the proxy and returning it promptly in the enclosed postage-paid envelope. By submitting a proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to submit a proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please submit all proxy cards to ensure that all of your shares are voted. If you submit a proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by our Board.

Voting at the Special Meeting.    If you attend the Special Meeting, you may also submit your vote at the Special Meeting via the Special Meeting website at [●] in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the Special Meeting. To participate in the virtual meeting, you will need a 16-digit control number printed on your proxy card. The meeting webcast will begin promptly at [●], Eastern Time. You will be deemed present and may vote at the Special Meeting by following the instructions available on the meeting website during the Special Meeting. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, stockholders will not be able to attend the Special Meeting in person.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”) or in the ESOP, you must provide the record holder of your shares and/or the ESOP Trustee with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee or ESOP Trustee, as applicable.

What If I Request and Return a Proxy Card But Do Not Make Specific Choices?

If you request a proxy card and return the proxy card signed and dated without marking any voting selections, all of your shares of Common Stock will be voted FOR the approval of the merger, FOR the approval of the “merger-related executive compensation” and FOR the approval of the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to approve the merger. You should return a proxy even if you plan to attend the Special Meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

●	delivering a signed written notice of revocation to our Secretary at our principal executive offices, bearing a date later than the date of the proxy, stating that the proxy is revoked;

●	timely delivering a new, valid proxy relating to the same shares and bearing a later date by submitting instructions via telephone, internet or mail as described in your proxy card; or

●	attending and voting at the Special Meeting and voting, although attendance at the Special Meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of Common Stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

What Should I Do With My Stock Certificates at this Time?

Please do not send in stock certificates at this time. If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging the existing Company’s stock certificates for the payment of $8.53 per share in cash, without interest and less any applicable withholding taxes.

Stock Ownership and Interests of Certain Persons

Our directors and executive officer that are not a Majority Holder have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the approval of the merger. The Majority Holders have each entered into a voting and support agreement with Parent and the Company that covers in excess of a majority of the outstanding voting power of Common Stock, pursuant to which, unless the voting and support agreements are terminated in accordance with their terms (including upon a termination of the merger agreement), the Majority Holders have agreed to, among other things, (i) vote, or cause to be voted, all of their respective shares of Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement, (ii) not transfer any such shares, with certain limited exceptions, and (iii) not solicit an alternative transaction or engage in negotiations with respect to or otherwise facilitate an alternative transaction. The voting and support agreement was entered into by each Majority Holder solely in their respective capacity as a stockholder of the Company, and the voting and support agreement does not limit or affect any actions taken by any officer or director of the Company solely in his or her capacity as a director or officer of the Company. The Majority Holders’ obligations under the voting and support agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the voting and support agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the receipt of the requisite stockholder vote.

As of [●], 2021, the record date for the Special Meeting, our directors and executive officer beneficially owned or controlled, in the aggregate, 1,158,332 shares of Class A Common Stock and 1,089,443 shares of Class B Common Stock entitled to vote at the Special Meeting, representing 12,052,762 votes, which is approximately 67.4% of the total voting of the Common Stock. As of [●], 2021, the record date for the Special Meeting, the Majority Holders beneficially owned, in the aggregate, 1,374,667 shares of Class A Common Stock and 1,394,830 shares of Class B Common Stock entitled to vote at the Special Meeting, representing 13,948,300 votes, which is approximately 85.6% of the total voting of the Common Stock. The vote of the Majority Holders is sufficient to approve the merger and the advisory vote on merger-related executive compensation. Certain of our directors and the executive officer have interests that may be different from, or in addition to, those of the Company’s stockholders generally. For more information, please see “Proposal 1: The Merger—Interests of the Company’s Directors and the Executive Officer in the Merger” beginning on page 31.

Expenses of Proxy Solicitation

The Company will pay for the entire cost of soliciting proxies. In addition to the costs of mailing the proxy materials and posting the proxy materials on the Internet, the Company’s directors, executive officer and employees also may solicit proxies in person, by telephone or by other means of communication. Directors, the executive officer and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Adjournments, Postponements and Recesses

Although the Company does not expect to do so, if the Company has not received sufficient proxies to constitute a quorum or sufficient votes for the approval of the merger, the Special Meeting may be adjourned, postponed or recessed for the purpose of soliciting additional proxies. The proposal to approve the adjournment, postponement or recess of the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the aggregate number votes entitled to be cast by holders of shares of Common Stock, voting together as a single class, present or represented by proxy at the Special Meeting. Any signed proxies received by the Company that approve the proposal to adjourn, postpone or recess the Special Meeting will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment, postponement or recess of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Stockholders Who Object to the Merger

Holders of Class A Common Stock will not be entitled to exercise appraisal rights provided that shares continue to be listed on the NYSE American on the record date for the Special Meeting. However, holders of shares of Class B Common Stock will be entitled to exercise appraisal rights. In order to exercise appraisal rights, holders of Class B Common Stock must: (1) file with the Company a written objection to the Merger at or before the Special Meeting; (2) may not vote in favor of the Merger; and (3) within 20 days after the Articles of Merger effecting the merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand of the Company for payment of the holder's Class B Common Stock, stating the number and class of shares for which the stockholder demands payment. Written objections should be delivered to 6446 Edsall Road, Alexandria, Virginia 22312, Attention: Cheryl A. Dragoo. The Company will provide the holders of Class B Common Stock prompt written notice of the filing and acceptance for record of the Articles of Merger. In accordance with the MGCL, a holder of Class B Common Stock who fails to comply with each of the requirements of Maryland law is bound by the terms of the Merger and will not be entitled to any appraisal rights. A copy of Title 3, Subtitle 2 of the MGCL is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See “Appendix C to this Proxy Statement. Holders of Class B Common Stock also are encouraged to consult with their own legal advisor as to their appraisal rights under Maryland law. Failure to strictly comply with these procedures will result in the loss of these appraisal rights and your ability to receive cash for the fair value of your Class B Common Stock.

Other Matters

The board of directors is not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Questions and Additional Information

If you have questions about the Special Meeting or the merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Bowl America Incorporated - 6446 Edsall Road, Alexandria, Virginia 22312, Attention: Cheryl A. Dragoo or call (703) 941-6300.

THE MERGER AGREEMENT

General

This section of the Proxy Statement summarizes certain material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. We encourage you to read carefully this Proxy Statement, including the full text of the merger agreement attached to this Proxy Statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the full text of the merger agreement which is incorporated by reference into this Proxy Statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this Proxy Statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The summary of the merger agreement in this Proxy Statement is included to provide you with information regarding certain of its material provisions. Factual disclosures about the Company contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since May 27, 2021 and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. The merger agreement is described in, and included as Appendix A to, this Proxy Statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding the Company, Parent or the Company’s or Parent’s respective businesses. The representations and warranties in the merger agreement and the description of them in this document should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC.

The Merger and Conversion of the Company’s Common Stock

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement and in accordance with the MGCL. After the completion of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the MGCL as the surviving corporation in the merger and will become an indirect wholly-owned subsidiary of Parent.

At the effective time of the merger, subject to the terms and conditions set forth in the merger agreement:

●

each issued and outstanding share of Common Stock (including any shares of Class B Common Stock held by a holder who has properly exercised his, her or its appraisal rights in accordance with the MGCL (collectively, the “Dissenting Shares”)), other than (i) shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent (including Merger Sub) or (ii) the Company (all of which will be automatically canceled and shall cease to exist) ((i) and (ii) collectively, the “excluded shares”), will be converted into the right to receive cash in the amount of $8.53, without interest and less any applicable withholding taxes plus any unpaid Extraordinary Dividend (as defined below) authorized and declared on or prior to the effective time of the merger; and, solely with respect to any Dissenting Shares, any payment of the fair value of such Dissenting Shares in accordance with the MGCL, and all such shares will cease to exist; and

●

each share of Merger Sub common stock that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one share of common stock of the Company, as the surviving corporation in the merger.

If the merger is completed, the shares of Class A Common Stock will be delisted from the NYSE American, will be deregistered under the Exchange Act and will no longer be publicly traded, and the Company will no longer be required to file periodic reports with the SEC with respect to the Class A Common Stock. The Company will be a privately held corporation and the Company’s current stockholders will cease to have any right to dividends declared after the effective time of the merger.

Extraordinary Dividend

Prior to the effective time of the merger, and in connection with the closing, the Company will be entitled to authorize and declare in accordance with the MGCL an extraordinary dividend of $0.60 per share of Common Stock, which will be paid at or promptly after the effective time of the merger and will be contingent in all respects on the closing. Only stockholders of record on the record date for the Extraordinary Dividend will receive it, assuming the merger is closed.

Closing and Effective Time of the Merger

Subject to the satisfaction or waiver of all of the conditions to closing contained in the merger agreement, the closing of the merger will take place at a date and time agreed upon by Parent, Merger Sub and the Company, which will be no later than the second business day after all conditions to closing set forth in the merger agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other time as Parent and the Company may agree in writing.

The effective time of the merger will occur upon the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland (or at such later date as the Company and Parent may agree and specify in the articles of merger) in accordance with the MGCL.

Articles of Incorporation; Bylaws of the Surviving Corporation

At the effective time of the merger, the articles of incorporation of the Company will be amended and restated in the form attached as Exhibit A to the merger agreement. The bylaws of the Merger Sub in effect prior to closing shall be the bylaws of the surviving corporation, with the name of Merger Sub changed to “Bowl America Incorporated.”

Directors and Executive Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger shall be the directors and officers of the surviving corporation at the effective time of the merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Payment Procedures

Prior to the effective time of the merger, Parent will designate a paying agent to handle the exchange of shares of Common Stock for the per share merger consideration to and will cause cash sufficient to pay the aggregate per share merger consideration to be deposited with the paying agent, in trust for the benefit of the holders of shares of Common Stock (other than the excluded shares).

Promptly, and in any event, within one business day after the effective time of the merger, Parent will cause the paying agent to mail a letter of transmittal in the paying agent’s standard form (and reasonably satisfactory to the Company) and instructions to each holder of record of Common Stock. The letter of transmittal and instructions will (i) tell such holder that delivery is effected, and risk of loss and title to such holder’s shares will pass, only upon delivery of such holder’s stock certificates (or affidavit of loss in lieu thereof) to the paying agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal and (ii) provide instructions to such holder for surrendering such certificates or book-entry shares (if the holder’s shares are not certificated) in exchange for the per share merger consideration. You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates (if your shares are certificated) (or affidavit of loss in lieu thereof) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the paying agent.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

The per share merger consideration may be paid to a person other than the person in whose name the corresponding surrendered stock certificate or book-entry share is registered if (i) the surrendered stock certificate or book-entry share (or affidavit of loss in lieu thereof) is accompanied by all documents required by Parent to evidence and effect that transfer and (ii) the person requesting such payment pays any applicable transfer taxes or other taxes required by reason of payment of the per share merger consideration to a person other than the registered holder or establishes to the satisfaction of Parent and the paying agent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates or book-entry share. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement as may be required to deduct and withhold with respect to the payment of such consideration under the Code, or any applicable state, local or foreign tax law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts will be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under the merger agreement.

Any portion of the aggregate per share merger consideration which remains unclaimed by former stockholders of the Company twelve months after the effective time of the merger will be delivered by the paying agent to Parent upon demand, and any former stockholders who have not surrendered their shares in exchange for the per share merger consideration will thereafter look only to Parent for payment of the per share merger consideration.

Lost, Stolen or Destroyed Certificates

If any certificate representing Common Stock has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by the surviving corporation, the paying agent or the transfer agent for the Common Stock, the posting by such person of a bond in such reasonable amount as such person may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will deliver in exchange for such lost, stolen or destroyed certificate the per share merger consideration that would be payable in respect thereof.

Shares of Class B Common Stock Entitled to Exercise Appraisal Rights

Holders of Class A Common Stock are not entitled to exercise appraisal rights pursuant to Section 3-202(c)(1) of the MGCL, provided that shares continue to be listed on the NYSE American on the record date for the Special Meeting. However, holders of shares of Class B Common Stock will be entitled to exercise appraisal rights. In order to exercise appraisal rights, holders of Class B Common Stock must: (1) file with the Company a written objection to the Merger at or before the Special Meeting; (2) may not vote in favor of the Merger; and (3) within 20 days after the Articles of Merger effecting the merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand of the Company for payment of the holder's Class B Common Stock, stating the number and class of shares for which the stockholder demands payment. Written objections should be delivered to 6446 Edsall Road, Alexandria, VA 22312, Attention: Cheryl A. Dragoo. The Company will provide the holders of Class B Common Stock prompt written notice of the filing and acceptance for record of the Articles of Merger. In accordance with the MGCL, a holder of Class B Common Stock who fails to comply with each of the requirements of Maryland law is bound by the terms of the Merger and will not be entitled to any appraisal rights. A copy of Title 3, Subtitle 2 of the MGCL is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement.

Representations and Warranties

The merger agreement contains customary representations and warranties made by the Company to Parent and Merger Sub and customary representations and warranties made by Parent and Merger Sub to the Company. The Company’s representations and warranties in the merger agreement relate to, among other things:

●	due organization, valid existence, good standing and corporate authority to conduct the business of the Company and each of its subsidiaries;

●	corporate authority to enter into the merger agreement and consummate the merger and the enforceability of the merger agreement;

●	required consents and approvals, and no violations of laws or orders, governance documents or agreements, in connection with the merger agreement and the merger;

●	required filings in connection with the merger agreement and the merger;

●	capital stock;

●	ownership of subsidiaries;

●	SEC filings;

●	financial statements;

●	the absence of undisclosed liabilities;

●	the absence of certain changes and events since December 27, 2020;

●	litigation;

●	compliance with applicable laws and governmental orders;

●	possession of and compliance with necessary licenses and permits;

●	real and personal property;

●	tax matters;

●	environmental matters;

●	intellectual property;

●	privacy;

●	employee benefit plans, ERISA matters and certain related matters;

●	labor relations and compliance with applicable employment laws;

●	compliance with contracts;

●	insurance;

●	proxy statement disclosures;

●	related party transactions;

●	the opinion of the Company’s financial advisor;

●	discounts coupons and tokens; and

●	the absence of brokers and brokers’ fees, except those fees payable to the Company’s financial advisor.

Parent’s and Merger Sub’s representations and warranties to the Company under the merger agreement relate to, among other things:

●	due organization, valid existence, good standing and corporate authority to conduct business of Parent and Merger Sub;

●	corporate authority to enter into the merger agreement and consummate the merger and the enforceability of the merger agreement against Parent and Merger Sub;

●	required consents and approvals, and no violations of laws or orders, governance documents or agreements, in connection with the merger agreement and merger;

●	litigation;

●	ownership of Merger Sub by Parent;

●	financing and availability of funds to consummate the merger; and

●	brokers’ fees and expenses.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is they will not be deemed to untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to any person, any event, occurrence, fact, condition, change or effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the assets, business, results of operations or financial condition of such person and its subsidiaries taken as a whole.

Events, occurrences, facts, conditions, changes or effects to the extent arising out of, resulting from or attributable to the following events are excluded in determining whether there has been a material adverse effect with respect to such person:

●

any change in conditions affecting the industries in which such person and its subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which such person and its subsidiaries operate;

●	any change in GAAP or other accounting requirements or principles or the interpretation thereof;

●	adverse seasonal weather or any earthquakes, hurricanes, tornados, floods or other natural disasters in the U.S.;

●

the failure of such person or any subsidiary of such person to meet or achieve the results set forth in any projection or forecast, the downgrade in rating of any debt securities of such person, or changes in the price or trading volume of such person’s stock (provided that this clause shall not prevent a determination that any change or effect that has resulted in such failure to meet projections or forecasts has, in and of itself, resulted in a material adverse effect (to the extent such change or effect is not otherwise excluded from the definition of material adverse effect)); or

●	the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism.

The exceptions from the definition of “material adverse effect” set forth in the first four bullets above shall not apply to the extent such event, occurrence, fact, condition, change or effect materially and disproportionately impacts such person and its subsidiaries taken as whole, as compared to other persons or businesses engaging principally in the industry in which such person or its subsidiaries operate.

None of the representations and warranties in the merger agreement survive the completion of the merger.

Covenants of the Company

The Company has various obligations and responsibilities under the merger agreement from May 27, 2021 until the effective time of the merger, including, but not limited to, the following:

Conduct of Business Pending the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between May 27, 2021 and the effective time of the merger or the termination of the merger agreement. In general, the Company agreed to, and to cause its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) operate its current business in the usual, regular and ordinary course in substantially the same manner as conducted prior to May 27, 2021 and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it, and (iii) use commercially reasonable efforts to preserve its workforce intact as such workforce existed as of May 27, 2021.

Except as contemplated by the merger agreement, as required by applicable laws, as set forth in the Company’s disclosure schedule or otherwise consented to in writing by Parent, from May 27, 2021 until the effective time of the merger or termination of the merger agreement, the Company will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions set forth in the merger agreement:

●	amend governing documents;

●	declare or pay any dividends, except for the Extraordinary Dividend or distributions from subsidiaries;

●	purchase or redeem any shares of Common Stock or adjust, split, combine or reclassify any Common Stock;

●

amend any provisions of its employee benefit plans, adopt any new employee benefit plan or increase the compensation or benefits of any employee, except, among other things, for increases in salary or wages in the ordinary course of business of not more than 3.5%, individually or in the aggregate, for employees earning salary or wages totaling less than $50,000 per year;

●

grant, issue or sell any shares of capital stock or any other securities of the Company or its subsidiaries, or any securities convertible into or exchangeable for, or options, warrants or other rights to purchase from the Company, or enter into any contract with respect to the issuance of, any shares of capital stock or any other securities of the Company or its subsidiaries;

●	incur any indebtedness or renew or extend any funds under the Coronavirus Aid, Relief, and Economic Security Act or any similar governmental program;

●	make any capital expenditure in excess of $100,000 that would be payable after the effective time of the merger;

●

acquire any assets, securities, properties, interests or businesses other than acquisitions of supplies and materials in the ordinary course of business consistent with past practice or other acquisitions with a purchase price (including any assumed indebtedness) that does not exceed $100,000 in the aggregate, provided that the Company may not acquire any real property;

●

sell, lease or otherwise transfer, or create or incur a lien on any of the Company’s or its subsidiaries assets, properties, interests or businesses other than, among other things, sales of inventory in the ordinary course of business consistent with past practice;

●	initiate or consent to any zoning reclassification of any of the Company property;

●	materially modify or terminate, or waive any material right or remedy under any material contract;

●

make or change any tax election, change an annual tax accounting period, adopt or change any tax accounting method, enter into any closing agreement with respect to any tax liability, amend any tax return, surrender any right to claim a refund or other reduction in tax liability, consent to an extension of the statute of limitations applicable to any tax claim, initiate any proceeding under voluntary disclosure with a taxing authority or fail to preserve any tax claim;

●

make any change in the accounting policies applied in preparation of its financial statements, unless such change is required by GAAP or applicable law, make a change in practices or procedures with respect to accounts receivable, payment of expenses or payment of trades payable, or fail to prepare tax returns on a consistent basis with pas practices;

●	take any action with respect to the determination of assessed value and real property taxes;

●	enter into any contract with a related party;

●

take, or omit to take, any action listed in the Company’s representation regarding the absence of certain changes that would otherwise cause the representation not to be true and correct if made as of the closing date; or

●	authorize or enter into any contract to do any of the things described in the preceding bullet points.

Company Stockholder Approval

The Company agreed to hold a special meeting of its stockholders for the purpose of seeking stockholder approval of a proposal to approve the merger agreement and the merger contemplated thereby not earlier than twenty (20) days and no later than sixty (60) days after the mailing of the definitive proxy statement to the stockholders of the Company. The vote required by the Company’s stockholders is the Requisite Stockholder Approval.

Subject to a permitted change in recommendation (as described below under “—Acquisition Proposals”), the board of directors will use its reasonable best efforts to secure the Requisite Stockholder Approval for the adoption of the merger agreement.

Access to Information

Until the earlier of the effective time of the merger or the termination of the merger agreement, the Company agreed that it will cause its subsidiaries to (i) give Parent and its authorized representatives, reasonable access, during normal business hours, to all Company property and books and records and (ii) instruct its directors, officers, employees and agents and representatives reasonably cooperate with the investigation of Parent and its representatives, subject to certain exceptions. Any such information obtained is subject to the confidentiality agreement, dated as of November 11, 2019, between the Company and AMF Bowling Centers, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

Acquisition Proposals

The Company and its subsidiaries agreed that they will and will cause their respective directors, officers, employees and representatives to immediately cease any discussion or negotiation with any third party that was ongoing as of May 27, 2021 with respect to an Acquisition Proposal (as defined below) and to terminate any and all access to the business, properties, assets, books or records of the Company or any of its subsidiaries.

Subject to certain qualifications and exceptions outlined below, from the date of merger agreement, the Company and its subsidiaries agreed that they will not, and the Company will cause its representatives not to:

●

take any action to facilitate or encourage, solicit or initiate any inquiries, expressions of interest, requests for information, discussions, proposals or offers or submissions that constitute, or would reasonably be expected to lead to, any Acquisition Proposal;

●

continue, enter into, or otherwise participate in discussions or negotiations with, furnish any information to, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, any third party in connection with any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal;

●

enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement (other than a confidentiality agreement) contemplating or otherwise relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement (each, a “Company Acquisition Agreement”);

●	take any action to exempt any third party from the application of any Maryland anti-takeover statute or similar regulation;

●

terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Company or any subsidiary is a party; or

●	resolve, propose or agree to do any of the things described in the bullet points above.

Notwithstanding the restrictions described above, the Company may, at any time prior to receiving the Requisite Stockholder Approval, participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any third party in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company after May 27, 2021 if:

●

The board of directors determines in good faith, after consulting a financial advisor of nationally recognized reputation and its legal counsel, such proposal constitutes or is reasonably likely to lead to a “Superior Proposal” (as defined below) that was not solicited by the Company and did not otherwise result from a breach of the restrictions described in this section;

●

prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such third party, the Company receives from such third party, an executed confidentiality agreement containing terms (including “standstill” or similar terms) no less restrictive upon such party than the terms applicable to Parent under the confidentiality agreement, dated as of November 11, 2019, between the Company and AMF Bowling Centers, Inc., a Delaware corporation and wholly-owned subsidiary of Parent nor any less favorable to the Company than the terms under the same confidentiality agreement; and

●

promptly after furnishing or disclosing any nonpublic information to such third party, the Company furnishes or discloses such information to Parent (to the extent such information has not been previously delivered or made available by the Company to Parent).

Following receipt of a Superior Proposal (as defined below) after May 27, 2021 and prior to receiving the Requisite Stockholder Approval, the Company may (i) make a Change in Recommendation (as defined below) and/or (ii) terminate the merger agreement in order to cause the Company to enter into a Company Acquisition Agreement with respect to a Superior Proposal (a “Company Superior Proposal Termination”); provided that the Company may only take the actions described immediately above if the Board determines in good faith by majority vote, after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable laws and the Company has complied with the applicable provisions set forth in the merger agreement.

Subject to the qualifications and exceptions outlined below, neither the board of directors nor any committee thereof may (each a “Change in Recommendation”):

●

withhold, withdraw, modify or qualify, or fail to make, or propose publicly to withhold, withdraw, modify or qualify, or fail to make the board of directors’ recommendation that the Company’s stockholders approve the merger and the other transactions contemplated by the merger agreement in any manner adverse to Parent (but any failure to publicly and without qualification reaffirm the board of directors’ recommendation that the Company’s stockholders approve the merger and the other transactions contemplated by the merger agreement or recommend against any Acquisition Proposal, in each case, within ten (10) business days after an Acquisition Proposal is made public or any request by Parent to do so will be treated as a withdrawal of the board of directors’ recommendation unless the board of directors makes a Change in Recommendation or effects a Company Superior Proposal Termination); or

●

approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal or Company Acquisition Agreement.

Notwithstanding the above, at any time prior to the time, but not after, the Company receives the Requisite Stockholder Approval, the board of directors may make a Change in Recommendation involving or relating to an occurrence of an Intervening Event if:

●	the Company promptly notifies Parent in writing of its intention to take such action;

●

the Company negotiates in good faith with Parent (to the extent Parent wishes to so negotiate) for five (5) business days following the above-referenced notice regarding revisions to the terms of the merger agreement proposed by Parent; and

●

the board of directors determines in good faith, after consultation with its outside legal counsel, that failing to make a Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable laws.

In addition to the obligations of the Company noted above, the board of directors will not make a Change in Recommendation and/or effect a Company Superior Proposal Termination involving or relating to a Superior Proposal unless:

●	the Company promptly notifies Parent in writing at least four (4) business days before taking such action that the Company intends to take such action;

●

if requested by Parent, during such four (4) business day period, the Company and its representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of the merger agreement; and

●

after such four (4) business day period, the board of directors, after discussions with the Company’s outside legal counsel and financial advisor of nationally recognized reputation, determines in good faith by majority vote, taking into account any proposal by Parent to amend the terms of the merger agreement, that such Acquisition Proposal continues to constitute a Superior Proposal.

After delivery of the notice referenced in the first bullet point above until the termination of the merger agreement, the Company will promptly keep Parent informed of all material developments affecting the material terms of any Acquisition Proposal (and the Company will provide Parent with copies of any additional written materials received that relate to such Acquisition Proposal). If the board of directors determines in good faith that an Acquisition Proposal is reasonably likely to constitute a Superior Proposal, which has been received four (4) business days or less prior to the date of the Company’s special meeting, then the board of directors may postpone the special meeting for no more than five (5) business days to provide the board of directors with an opportunity to analyze and respond to a potential Superior Proposal.

The merger agreement does not prohibit the Company or the board of directors, directly or indirectly through the Company’s representatives, from:

●

taking and disclosing to stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or making any disclosure to the Company’s stockholders required by applicable laws; or

●	making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act.

An “Acquisition Proposal” is defined in the merger agreement to mean any proposal or offer to:

●

purchase or otherwise acquire shares of Common Stock, in a single transaction or series of related transactions, representing, directly or indirectly, more than 15% of the combined voting power of Common Stock outstanding after giving effect to the consummation of the transaction, including by way of a tender offer or exchange offer;

●	purchase or otherwise acquire, directly or indirectly, more than 15% of the consolidated tangible assets of the Company and its subsidiaries, taken as a whole; or

●

effect any merger, consolidation, business combination or other similar transaction involving the Company representing more than 15% or more of the combined voting power of the shares of the outstanding Common Stock.

A “Superior Proposal” is defined in the merger agreement to mean any bona fide written Acquisition Proposal (with the percentages in the definition of such term changed from “more than 15%” to “more than 50%”), not resulting from a breach of the “no-shop” provisions of the merger agreement, that the Company did not solicit following May 27, 2021 that the board of directors determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal, that would result in a transaction:

●

that, if consummated, is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (taking into account any proposal by Parent to amend the terms of the merger agreement);

●

that is reasonably capable of being completed on the terms proposed (taking into account the identity of the counterparty, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal); and

●

for which financing, if a cash transaction (whether in whole or in part), is fully committed, subject to customary terms and conditions for a commitment letter, is reasonably determined to be available by the Board, and is not a condition to closing of the Acquisition Proposal.

An “Intervening Event” is defined in the merger agreement to mean any material event, circumstance, development, change, occurrence or effect occurring or arising after May 27, 2021 that:

●	was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the board of directors as of or prior to May 27, 2021; and

●

does not relate to (i) the receipt, existence, or terms of an Acquisition Proposal or (ii) any event, development, or change in circumstances resulting from a breach of the merger agreement by the Company; provided, that, in any case, in no event shall any compliance with or performance under the merger agreement or the transactions contemplated by the merger agreement constitute an Intervening Event.

Transaction Litigation

The Company will promptly notify Parent of all actions commenced against it and/or its respective directors or officers relating to the merger agreement or any of the transactions contemplated by the merger agreement and agreed to keep Parent informed regarding any such action. The Company will (i) give Parent reasonable opportunity to participate in the defense and settlement of any such action and (ii) keep Parent reasonably apprised on a prompt basis of any proposed strategy or other significant decisions with respect to such action. Parent may offer comments or suggestions with respect to such action, which the Company will consider in good faith. The Company may not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any such action without Parent’s prior written consent which will not be unreasonably withheld, conditioned or delayed.

Stock Exchange Delisting

The Company will take, or cause to be taken, all actions necessary to delist the Common Stock from the NYSE American and terminate its registration under the Exchange Act effective as of the effective time.

Extraordinary Dividend

Between May 27, 2021 and the effective time of the merger, the Company will sell or cause to be sold the Company’s entire securities portfolio (the “Securities Portfolio”). The sale of the Securities Portfolio will be effected in such a manner and at such time or times as the parties will mutually agree (each acting reasonably) with a view to best utilizing tax deductions available to the Company now or as a result of the transactions contemplated by the merger agreement. Prior to the effective time of the merger, and in connection with the closing, (a) the Company will be entitled to authorize and declare in accordance with the MGCL an extraordinary dividend of $0.60 per share of Common Stock, which will be paid at or promptly after the effective time of the merger and will be contingent in all respects on the closing and (b) thereafter, the Company will promptly provide to the transfer agent for the Common Stock all of the cash necessary to pay the Extraordinary Dividend (but in any event no later than the business day immediately prior to the payment date for the Extraordinary Dividend).

State Takeover Statutes

The Company will (i) take all action necessary to ensure that no “anti-takeover” statute or similar state statute or regulation, or any similar provision of the Company’s organizational documents, is or becomes applicable to the merger or any of the transactions contemplated by the merger agreement and (ii) if any “anti-takeover” statute or similar statute or regulation or provision becomes applicable to the merger or any other transaction contemplated by the merger agreement, cooperate with the requests of Parent, and grant such approvals and take such actions as are reasonably necessary so that the merger or any other transaction contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the merger and such other transactions contemplated by the merger agreement.

Discharge of Indebtedness

The Company will take all actions within its control and reasonably required to repay all outstanding Company indebtedness (if any) prior to the effective time of the merger.

Covenants of Parent and/or Merger Sub

Indemnification; Exculpation; Insurance

For a period of six (6) years from and after the effective time of the merger, Parent will (but only to the extent the surviving corporation is permitted to do so under applicable law), and shall cause the surviving corporation to (i) indemnify, defend and hold harmless, in each case to the extent (subject to applicable law) such persons are indemnified as of May 27, 2021 by the Company pursuant to the Company’s or any subsidiaries’ organizational documents, each indemnified person for indemnified claims and (ii) to the extent, and on the terms on which, the indemnified parties are entitled reimbursement pursuant to the Company’s or any subsidiaries’ organizational documents or applicable law, reimburse each indemnified party for such expenses (including reasonable fees and expenses of legal counsel) in connection with any indemnified claim; provided, that in the case of advancement of expenses, any indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification; provided, further, that (A) such indemnification shall be subject to any limitation imposed from time to time under applicable law and (B) if any valid claim for indemnification is made under the merger agreement by an indemnified party prior to six (6) years after the effective time of the merger, such indemnification obligation will survive (solely with respect to such claim) until the final resolution of the matter giving rise to such claim. As of May 27, 2021, the Company’s by-laws provided for mandatory indemnification and advance of expenses of the Company’s officers and directors to the fullest extent provided by law.

For a period of six years after the effective time of the merger, Parent agreed that the certificate or articles of incorporation and bylaws of the surviving corporation and its subsidiaries would contain provisions with respect to indemnification, exculpation and the advancement of expenses with regard to acts occurring before the effective time of the merger that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate or articles of incorporation and bylaws of the Company and its subsidiaries as of May 27, 2021.

The Company will obtain at or prior to the effective time of the merger a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policies, for a premium not to exceed 250% of the current annual premium on such policies net of a pro rata credit for remaining time on the current policies. In addition, the Company will obtain at or prior to the effective time of the merger, a three (3)-year “tail” policy under each of the Company’s two existing fiduciary liability policies and existing employment practices liability policy.

Certain Covenants of Each Party

Reasonable Best Efforts

Each of the Company and Parent agreed to use its reasonable best efforts, to promptly:

●

take, or cause to be taken, all actions, assist and cooperate with the other in doing, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to ensure that the closing conditions are satisfied and to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable; and

●

obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party, including any governmental entity, that are necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement and the expiration or termination of any waiting period that suspends consummation of the transactions contemplated by the merger agreement.

Employee Matters

From May 27, 2021 until the earlier of the effective time of the merger and the termination of the merger agreement, the Company will allow Parent and its subsidiaries reasonable access, during normal business hours and upon reasonable advance notice, to meet with and interview the employees of the Company to facilitate Parent’s determination as to satisfying its employment needs for the period after the effective time of the merger. Parent will use commercially reasonable efforts for employees of the surviving corporation and its subsidiaries receive service credit for their employment with the Company and its subsidiaries for purposes of determining eligibility to participate and vesting under certain benefit plans sponsored by Parent.

The Company will engage Michael Miller of Apex Fiduciary Services, LLC, to serve as an independent fiduciary with respect to the shares of Common Stock held in the Bowl America Incorporated 1987 Employee Stock Ownership Plan (the “ESOP”). Within a reasonable time prior to the effective time of the merger, the Company and the independent fiduciary will (i) agree upon a process, which the independent fiduciary will oversee, for the shares of Common Stock held by the ESOP to be voted at the special meeting of the Company’s stockholders by the independent fiduciary in accordance with directions provided by each participant or beneficiary in the ESOP with respect to any shares of Common Stock allocated to the account of such participant or beneficiary, and (ii) Michael Miller of Apex Fiduciary Services, LLC will engage Sheldrick, McGehee & Kohler, LLC, an independent financial advisor to provide an opinion that (A) the terms and conditions of the transactions contemplated by the merger agreement, taken as a whole, are fair to the ESOP from a financial point of view, and (B) the consideration to be paid under the terms of the merger agreement to the ESOP participants is not less than fair market value and is at least “adequate consideration” as defined in ERISA.

The Company will terminate the Bowl America Incorporated Employees Profit Sharing Plan effective as of the date immediately prior to the closing. As soon as administratively practicable after the closing, the surviving corporation will take all actions necessary to wind up the operations of such profit sharing plan in accordance with the requirements of the Code and ERISA.

The Company will amend the ESOP, effective as of the date immediately prior to the closing but conditioned upon the closing occurring on the date of closing, (i) to provide that the ESOP no longer is required to be invested in Common Stock, (ii) to provide that the ESOP shall no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code), (iii) to provide that no employees will become participants in the ESOP and that no contributions will be made to the ESOP on or after the ESOP Termination Date (as defined below), (iv) to fully vest all ESOP participant account balances as of the ESOP Termination Date, (v) to require that the entire balance of the account of a participant or beneficiary of the ESOP will be distributable in cash, and (vi) to provide for the termination of the ESOP effective as of the date immediately prior to the Closing Date (the “ESOP Termination Date”).

The Company will (i) in accordance with any loan to the ESOP which has been made by or guaranteed by the Company or any other disqualified person in connection with any purchase of such shares by the ESOP (an “ESOP Loan”) amortization schedule in effect as of the date of closing, make any contributions required to be made to the ESOP for the plan year ending as of the ESOP Termination Date, and (ii) no later than the effective time of the merger, repay any outstanding ESOP Loan. The Company will, promptly prior to the date of closing prepare a request to the IRS seeking a favorable determination letter on the tax-qualified status of the ESOP under Code Section 401(a) on termination. Following the closing, with the exception of the unallocated shares that are used to repay the ESOP Loan, which shall be exchanged on the date of closing for the per share merger consideration, the Company will allow ESOP participants to obtain a partial distribution of up to seventy percent (70%) the account balance of each participant thereunder as soon as administratively practicable after closing, and will make final distributions as soon as administratively practicable after the receipt of the favorable IRS determination letter with respect to the tax-qualified status of the ESOP on termination and distribution thereof to the trust maintained to fund the ESOP (the “ESOP Trust”). Following termination of the ESOP, the ESOP Trust will be maintained until the balance of the accounts in the ESOP have been distributed, subject to a receipt of a favorable determination letter from the IRS.

Upon request by Parent, from May 27, 2021 until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, the Company and its subsidiaries will reasonably cooperate with Parent to implement or enter into any retention contracts or similar arrangements requested by Parent to retain through the effective time of the merger those key employees of the Company and its subsidiaries identified in writing from time to time by Parent.

Prior to the effective time of the merger agreement, the Company will be permitted to pay-out employees in the Company’s corporate office the amount of accrued but unused vacation time in cash, currently estimated at approximately $125,000.

Public Announcements

The Company and Parent agreed to issue an initial joint press release relating to the merger agreement and thereafter to consult with each other before issuing, and provide each other the opportunity to review, comment on and concur with, any press release or other public statement with respect to the merger.

Conditions to the Completion of the Merger

The Company and Parent’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

●	The Company has received the Requisite Stockholder Approval; and

●	no law or order has been enacted, entered, promulgated, adopted, issued or enforced by any governmental entity that has the effect of prohibiting the consummation of the merger.

Parent’s obligation to consummate the merger is further subject to the satisfaction of the following conditions:

●

the fundamental representations and warranties of the Company are true and correct, in all but de minimis respects as of May 27, 2021 and as of the closing date and each of the other representations and warranties of the Company are true and correct as of May 27, 2021 and as of the closing date, except (i) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date and (ii) for any failures of any such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect with respect to the Company;

●	the Company has complied, in all material respects, with each agreement and covenant required to be performed under the merger agreement at or prior to the closing date;

●

since May 27, 2021 through the closing, no change, effect, occurrence, development or circumstance has not occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to the Company;

●

Parent will have received, as of the closing date, a certificate executed by the chief executive officer or chief financial officer of the Company certifying that the conditions described in the above bullets have been satisfied at the closing date;

●	Parent will have received a certification from the Company certifying that interests in the Company do not constitute real property interests within the meaning of the Code; and

●	Parent will have received evidence of termination of any key-man life insurance policies;

●	the Company has furnished or filed all reports required by the Exchange Act as of the effective time of the merger;

●	the board of directors authorized and deposited with the Company’s transfer agent prior to the effective time of the merger the Extraordinary Dividend for payment to the Company’s stockholders;

●

Parent will have received a payoff letter for any Company transaction expenses or other amounts owed through the effective time of the merger to Duff & Phelps and Foley and the release of any liens relating thereto; and

●

no governmental entity has any ongoing investigation or (in Parent’s judgment) have made any non-trivial inquiry, requested that the parties refrain from closing or imposed any condition to the merger or any of the transactions contemplated by the merger agreement.

The Company’s obligation to consummate the merger is further subject to the satisfaction of the following conditions:

●

the fundamental representations and warranties of Parent and Merger Sub are true and correct in all respects (except for failures that, individually or in the aggregate, are immaterial in nature and amount) as of May 27, 2021 and as of the closing date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date), and each of the other representations and warranties of Parent and Merger Sub are true and correct as of May 27, 2021 and as of the closing date, except (i) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date and (ii) for any failures of any such representations and warranties to be so true and correct that, individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect with respect to Parent;

●	Parent has complied, in all material respects, with each agreement and covenant required to be performed under the merger agreement at or prior to the closing date; and

●

the Company will have received, as of the closing date, a certificate executed by the chief executive officer or chief financial officer of Parent certifying that the conditions described in the above bullets have been satisfied at the closing date.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

●	by mutual written agreement of Parent and the Company;

●	by either Parent or the Company if:

○

a final and nonappealable order of a governmental entity having competent jurisdiction is in effect permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order renders the condition to referenced in the second bullet under “—Conditions to the Completion of the Merger” above incapable of being satisfied; provided that the right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement was the proximate cause of such order;

○

the effective time of the merger has not occurred on or prior to December 31, 2021 (the “outside date”); provided that the right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement was the proximate cause of the failure of the effective time to occur by such time; or

○

the Requisite Stockholder Approval is not obtained at the Company’s special meeting; provided that the right to terminate the merger agreement will not be available to the Company if either (A) the Company’s breach of any provision of the merger agreement or (B) one or more Majority Holder’s breach of any provision of the voting and support agreements was the proximate cause of the failure of the Requisite Stockholder Approval to be obtained.

●	by the Company if:

○

a breach of one or more representations or warranties or failure to perform one or more covenants or agreements on the part of Parent or Merger Sub set forth in the merger agreement has occurred that would cause certain specified conditions to closing incapable of being satisfied and such breach or failure to perform (A) is incapable of being cured by the outside date or (B) has not been cured by Parent or Merger Sub, as applicable, within fifteen (15) days following written notice to Parent from the Company or such breach or failure to perform (but no later than the outside date), but the Company may terminate the merger agreement only so long as the Company is not then in breach of one or more of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach by the Company would cause certain specified conditions to closing to be incapable of being satisfied; or

○

prior to obtaining the Requisite Stockholder Approval, the Company receives a Superior Proposal and terminates the merger agreement in order to enter into a Company Acquisition Agreement in compliance with the merger agreement; provided that prior to or concurrently with such termination, the Company will pay the Company Termination Fee (as defined below).

●	by Parent if:

○

a breach of one or more representations or warranties or failure to perform one or more covenants or agreements on the part of the Company set forth in the merger agreement has occurred that would cause certain specified conditions to closing incapable of being satisfied and such breach or failure to perform (A) is incapable of being cured by the outside date or (B) has not been cured by the Company within fifteen (15) days following written notice to the Company from Parent or the Merger Sub or such breach or failure to perform (but no later than the outside date), but Parent may terminate the merger agreement only so long as Parent or Merger Sub is not then in breach of one or more of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach by Parent or Merger Sub would cause certain specified conditions to closing to be incapable of being satisfied;

○	prior to obtaining the Requisite Stockholder Approval, the board of directors effected a Change in Recommendation; or

○

prior to obtaining the Requisite Stockholder Approval, the Company has breached any of its obligations described in “—Covenants of the Company—Company Stockholder Approval” or “—Covenants of the Company—Acquisition Proposals” above in any material respect, other than in the case where (i) such breach is a result of an isolated or nonmaterial action by a representative of the Company (other than a director or officer of the Company), (ii) such breach was not caused by the Company, (iii) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof, and (iv) Parent is not materially harmed as a result thereof.

Notice of Termination; Effect of Termination

The party desiring to terminate the merger agreement will give written notice of such termination to the other party. In the event of termination, the merger agreement will be of no further force or effect without liability of Parent, Merger Sub or the Company or their respective representatives, except for certain specified provisions, such as those related to the termination fees described in “—Termination Fees” below and the various provisions described in the “—Other Covenants and Agreements” below. Nothing in the merger agreement will relieve any party from liability or damages for any deliberate or willful breach of, or fraud in connection with, the merger agreement, or as provided in the confidentiality agreement.

Termination Fees

The Company will be required to pay Parent a termination fee equal to $1,645,000 plus reimburse Parent for its reasonable and documented third party expenses in an aggregate amount not to exceed $3,500,000 (the “Company Termination Fee”) if:

●

the merger agreement is terminated by the Company or Parent for the failure of the merger to be consummated before the outside date (without the Company obtaining the Requisite Stockholder Approval or, if such termination is after the Requisite Stockholder Approval has been obtained, as a result of a willful breach by the Company) and (i) at or prior to the termination of the merger agreement, a third person publicly disclosed a bona fide Acquisition Proposal or made known to management or the board of directors or any person publicly announced an intention to make an Acquisition Proposal (and in each such case, such Acquisition Proposal has not been withdrawn prior to the termination of the merger agreement) and (ii) within twelve (12) months after the termination of the merger agreement (the “tail period”), the Company enters into a definitive agreement with respect to an Acquisition Proposal and the Acquisition Proposal is consummated (whether or not such consummation occurs within the tail period);

●	the Company terminates the merger agreement in order to enter into a Company Acquisition Agreement in compliance with the merger agreement; or

●

Parent terminates the merger agreement because the board of directors effected a Change in Recommendation or as described under the last bullet in “—Termination” above or the Company or Parent terminates pursuant to any other provision as described in “—Termination” above at a time when the merger agreement was terminable by Parent because the board of directors effected a Change in Recommendation or as described under the last bullet in “—Termination” above.

Except in the case of a willful breach by the Company, the Company Termination Fee will be Parent’s sole and exclusive remedy for any loss or damage suffered or incurred in connection with the merger agreement and the transactions contemplated thereby and the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement.

Other Covenants and Agreements

Expenses

Each party shall bear its own expenses in connection with the transactions contemplated by the merger agreement.

Amendment

The merger agreement may be amended by Parent and the Company, by action taken or authorized by their respective boards of directors, at any time before or after the Requisite Stockholder Approval is obtained (provided that after the Requisite Stockholder Approval is obtained, no amendment shall be made that requires further approval by the stockholders of any party without such further approval).

Waiver

Prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations of the other parties or waive any provision of the merger agreement if the waiver is in writing and signed by each party against whom the waiver is to be effective.

Enforcement of Merger Agreement

The parties agreed that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, the merger agreement by any of them and that, notwithstanding any other provision in the merger agreement to the contrary, each aggrieved party is entitled to seek an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

PROPOSAL 2: ADVISORY VOTE ON “MERGER-RELATED EXECUTIVE COMPENSATION”

Merger-Related Executive Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of specified items of compensation that may be paid or become payable, whether present, deferred, or contingent, to the Company’s named executive officer in connection with the merger under existing agreements with the Company (the “merger-related executive compensation”).

The Company “named executive officer” for purposes of the disclosure in this Proxy Statement is: Cheryl A. Dragoo, President, Chief Executive Officer and Chief Financial Officer.

The amounts set forth in the table below, which represent an estimate of the Company’s named executive officer’s merger-related executive compensation as of [●], 2021, assume the following:

●	consummation of the merger constitutes a change in control for purposes of the executive’s employment agreement;

●	the change in control is consummated on [●], 2021; and

●	the Company’s named executive officer experiences a qualifying termination immediately following the change in control.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above and elsewhere in this Proxy Statement. As a result, the merger-related executive compensation, if any, to be received by the Company’s named executive officer may materially differ from the amounts set forth below. In accordance with the rules promulgated by the Securities and Exchange Commission, certain columns relating to information that is not applicable have been omitted from the table below.

Name	Cash ($)(1)	Other ($)(2)	Total ($)(3)
Named Executive Officer
Cheryl A. Dragoo	$150,000	$400,000	$550,000

(1)

Pursuant to Ms. Dragoo’s employment agreement, as amended, Ms. Dragoo has an annual base salary of $200,000 and in the event Ms. Dragoo is terminated by the Company without Cause (as defined in the employment agreement) or she resigns for Good Reason (as defined in the employment agreement) on or before June 27, 2022, she will be entitled to a cash lump sum payment equal to nine months of her annual base salary, subject to Ms. Dragoo’s timely execution of a release of claims.

(2)

Pursuant to Ms. Dragoo’s employment agreement, as amended, in the event of a Change of Control (as defined in the employment agreement) of the Company on or before June 27, 2022, Ms. Dragoo will be entitled to a lump sum cash payment equal to 2.0 times her current annual base salary, provided that Ms. Dragoo remains actively employed by the Company in good standing until the consummation of the Change of Control.

(3)

If any of the amounts payable in connection with a Change of Control would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, Ms. Dragoo’s employment agreement, as amended, provides for a best after-tax analysis with respect to such payments, under which Ms. Dragoo will receive whichever of the following two alternative forms of payment would result in her receipt, on an after-tax basis, of the greater amount of the change of control payment notwithstanding that all or some portion of the change of control payment may be subject to the excise tax: (i) payment in full of the entire amount of the change of control payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek approval on an advisory (non-binding) basis from its stockholders to approve certain “merger-related executive compensation” that its “named executive officers” will receive from the Company in connection with the merger. Approval requires the affirmative vote of a majority of the aggregate number of votes cast by holders of shares of Common Stock, voting together as a single class, present in person or represented by proxy. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officer of Bowl America Incorporated that are based on or otherwise relate to the merger, as disclosed in the section of the Proxy Statement entitled “Proposal 2: Advisory Vote on Merger-Related Executive Compensation.”

The Company’s board of directors recommends that stockholders approve the “merger-related executive compensation” arrangements described in this Proxy Statement by voting FOR this proposal.

Approval of this proposal is not a condition to the completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger is approved by the stockholders and completed, our named executive officer will be eligible to receive the various “merger-related executive compensation” payments.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

Adjournment of the Special Meeting

In the event that the number of shares of Common Stock present in person and represented by proxy at the Special Meeting and voting FOR the merger is insufficient to approve the merger and the transactions contemplated by the merger agreement, the Company may move to adjourn the Special Meeting in order to enable the board of directors to solicit additional proxies in favor of the approval of the merger and the transactions contemplated by the merger agreement. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this Proxy Statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the Special Meeting, if there are not sufficient votes to approve the merger and the transactions contemplated by the merger agreement, requires the affirmative vote of a majority of the aggregate number votes cast by holders of shares of Common Stock, voting together as a single class, present in person or by proxy at the Special Meeting.

The board of directors has unanimously approved and authorized the merger, and recommends that you vote FOR the approval of the merger and, if there are not sufficient votes to approve the merger, recommends that you vote FOR the proposal to adjourn the Special Meeting.

STOCKHOLDER PROPOSALS

As of the date of this Proxy Statement, the board of directors is not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, proposals of stockholders intended to be presented at the 2021 Annual Meeting, which presently is expected to be held in December 2021, must comply with Rule 14a-8 of the Securities Exchange Act and be received by the Secretary of the Corporation, 6446 Edsall Road, Alexandria, Virginia 22312 a reasonable time in advance of the mailing of the proxy materials in order for them to be considered for inclusion in the Company’s 2021 proxy statement. A stockholder desiring to submit a proposal to be voted on at next year’s annual meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to the Company a reasonable time in advance of the mailing of the proxy materials. Failure to comply with the advance notice requirements will permit management to exclude the proposal from the meeting.

If the merger is completed, we do not expect to hold our 2021 annual meeting of stockholders.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other agent) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including this Proxy Statement and other proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

The Company and some brokers, banks or other agents may be householding our proxy materials, including this Proxy Statement. A single set of this Proxy Statement and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Registered stockholders may revoke their consent at any time by contacting the Company’s transfer agent, Computershare, Inc., toll-free at (800) 368-5948. Holders through banks or brokers or other agents must notify such agents.

Upon written or oral request, the Company will promptly deliver a separate copy of this Proxy Statement and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of this Proxy Statement and other proxy materials, you may send a written request to 6446 Edsall Road, Alexandria, Virginia 22312, Attention: Cheryl A. Dragoo or call (703) 941-6300. In addition, if you are receiving multiple copies of this Proxy Statement and other proxy material, you can request householding by contacting the Company in the same manner.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. Information about the Company, including the Company’s filings, is also available on its website at https://www.bowl-america.com/investor-relations/. The information contained on or accessible through its website is not part of this Proxy Statement, other than the documents that the Company files with the SEC that are incorporated by reference into this Proxy Statement.

The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

The SEC allows the Company to “incorporate by reference” information into this Proxy Statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

The following documents filed with the SEC are incorporated by reference in this Proxy Statement:

●	The Company’s Annual Report on Form 10-K (including the description of Common Stock contained therein) for the fiscal year ended June 28, 2020;

●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended September 27, 2020, December 27, 2020 and March 28, 2021;

●	The Company’s Current Reports on Form 8-K, filed with the SEC on September 28, 2020, December 2, 2020, May 21, 2021 and May 28, 2021;and

●	The Company’s Definitive Proxy Statement filed with the SEC on October 23, 2020.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this Proxy Statement and before the Special Meeting.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of any of the documents incorporated by reference in this Proxy Statement. Requests for such copies should be directed to Bowl America Incorporated, 6446 Edsall Road, Alexandria, Virginia 22312, Attention: Cheryl A. Dragoo; Telephone: (703) 941-6300 and should be made at least five business days before the date of the Special Meeting. If you wish to receive a copy of any documents incorporated by reference in this Proxy Statement, will mail you these documents without charge excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this Proxy Statement).

Questions

If you have questions about the Special Meeting or the merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Bowl America Incorporated - 6446 Edsall Road, Alexandria, Virginia 22312, Attention: Cheryl A. Dragoo or call (703) 941-6300.

* * *

This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any later date.

No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement is dated [●], 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders shall not create any implication to the contrary.

No other matters are intended to be brought before the Special Meeting by the Company, and the Company does not know of any matters to be brought before the Special Meeting by others. If, however, any other matters properly come before the meeting, the persons named in this Proxy Statement will vote the shares represented thereby in accordance with the judgment of management on any such matter.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

BOWLERO CORP.,

POTOMAC MERGER SUB, INC.

and

BOWL AMERICA INCORPORATED

dated as of May 27, 2021

A-1

i

EXHIBITS

Exhibit A	Articles of Merger with Articles of Amendment and Restatement
Exhibit B	Form of ESOP Opinion
Exhibit 9.14	Knowledge Parties

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	6.5(f)(i)
Action	3.8
Affiliates	9.15(a)
Agreement	Preamble
Articles of Merger	1.3
Book-Entry Share	1.8(a)
Bowling Tournament Contract	3.19(b)(ii)
Business Day	9.15(b)
Capitalization Date	3.4
CARES Act	9.15(c)
Certificate	1.8(a)
Change in Recommendation	6.5(c)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class B Holders	2.9
Closing	1.2
Closing Date	1.2
COBRA	9.15(d)
Code	2.7
Common Stock	Recitals
Company	Preamble
Company Acquisition Agreement	6.5(a)
Company Balance Sheet	9.15(e)
Company Balance Sheet Date	9.15(f)
Company Board	Recitals
Company Disclosure Schedule	Article 3
Company Intellectual Property	3.15(a)
Company Permits	3.10
Company Property	9.15(g)
Company SEC Reports	3.6(a)
Company Stockholder Meeting	6.1(a)
Company Superior Proposal Termination	6.5(b)
Company Support Agreement	Recitals
Company Termination Fee	8.3
Company Title Reports	9.15(i)
Company Transaction Expenses	9.15(h)
Confidentiality Agreement	6.3
Contract	9.15(j)
Discount Coupons	9.15(k)
Dissenting Shares	2.9
Effective Time	1.3
Employee Benefit Plans	3.17(a)
Environmental Laws	9.15(l)
Environmental Permits	9.15(m)
ERISA	3.17(a)

Defined Term	Section

ERISA Affiliate	9.15(n)
ESOP	9.15(o)
ESOP Fairness Opinion	6.7(b)
ESOP Loan	3.17(j)(iii)
ESOP Loan Documents	3.17(j)(iv)
ESOP Termination Date	6.7(d)
ESOP Trust	3.17(j)(ii)
Exchange Act	9.15(p)
Excluded Shares	1.8(c)
Existing Plans	6.7(a)
Extraordinary Dividend	6.11
Fairfax Central LP	9.15(q)
Financial Advisor	3.23
GAAP	3.6(b)
Governmental Entity	3.3(b)
Ground Lease	9.15(q)
Ground Lessor	9.15(r)
Hazardous Substance	9.15(s)
Holders	9.15(t)
Improvements	9.15(u)
Indebtedness	9.15(v)
Indemnified Claims	6.6(a)
Indemnified Parties	6.6(a)
Infringe	3.15(c)
Intellectual Property	9.15(w)
Intervening Event	6.5(f)(ii)
Law	3.3(a)
Leased Real Property	9.15(x)
Leases	9.15(y)
Lessee	9.15(q)
Lessor	9.15(q)
Licensed Company Intellectual Property	3.15(a)
Lien	9.15(z)
Material Adverse Effect	9.15(aa)
Material Contract	9.15(bb)
Merger	Recitals
Merger Consideration	1.8(a)
Merger Sub	Preamble
MGCL	1.1
Necessary Consents	3.3(b)
Order	3.3(a)
OSHA	3.14(f)
Outside Date	8.1(b)(ii)
Owned Company Intellectual Property	3.15(a)
Owned Real Property	9.15(cc)
Parent	Preamble
Paying Agent	2.1

v

Defined Term	Section

Per Share Price	1.8(a)
Permitted Lien	9.15(dd)
Person	9.15(ee)
Personal Data	9.15(ff)
PPP Lender	9.15(gg)
PPP Loan	9.15(hh)
Preferred Stock	3.4
Privacy Agreements	3.16
Privacy Laws	3.16
Processing	3.16
Profit Sharing Plan	6.7(c)
Proxy Documents	6.1(a)
Proxy Statement	3.21
R&W Insurance Policy	9.15(ii)
Real Property	9.15(jj)
Recommendation	3.2(b)
Regulation S-K	3.6(c)
Related Person	3.22
Release	9.15(kk)
Representatives	9.15(ll)
Requisite Stockholder Approval	9.15(mm)
SDAT	1.3
SEC	9.15(nn)
Securities Portfolio	6.11
Stockholder Approval Date	6.5(b)
Subsidiary	9.15(oo)
Superior Proposal	6.5(f)(iii)
Surviving Corporation	1.1
Tail Period	8.3(a)
Tax Return	9.15(pp)
Tax Sharing Agreement	9.15(qq)
Taxes	9.15(rr)
Third Party Access Agreements	3.11(d)
Transaction Litigation	6.9
WARN Act	3.18(e)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 27, 2021 by and among Bowlero Corp., a Delaware corporation (“Parent”), Potomac Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Bowl America Incorporated, a Maryland corporation (the “Company”). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 9.15.

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders that the parties enter into a transaction whereby Merger Sub will merge with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its stockholders, (b) declared advisable the Merger and the other transactions contemplated by this Agreement, (c) authorized and approved this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, the submission of the Merger and the other transactions contemplated by this Agreement to the Company’s stockholders for approval, and, subject to receipt of the Requisite Stockholder Approval, the consummation of the Merger and the transactions contemplated by this Agreement, and (d) resolved to recommend that the Company’s stockholders approve the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the boards of directors of Parent and Merger Sub has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement are fair to, and in the best interests of, Parent and Merger Sub, respectively, and the stockholders of Parent and Merger Sub, respectively, (b) declared advisable the Merger and the other transactions contemplated by this Agreement, and (c) authorized, approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of shares (the “Holders”) of Class A common stock, par value $0.10 per share, of the Company (the “Class A Common Stock”), and/or the Class B common stock, par value $0.10 per share, of the Company (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), are entering into a voting agreement with Parent (the “Company Support Agreement”) pursuant to which, among other things, each of the Holders is agreeing, subject to the terms of the Company Support Agreement, to vote all shares of Common Stock held by such Holder in favor of the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

Section 1.1.    The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the Maryland General Corporation Law, or any successor statute (the “MGCL”), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and shall continue to be governed by the laws of the State of Maryland. The Company, as the surviving corporation of the Merger, is sometimes herein referred to as the “Surviving Corporation”.

Section 1.2.    Closing. The consummation of the Merger shall take place at a closing (the “Closing”) deemed to occur at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, NY 10020-1104, at 10:00 a.m., local time, on a date and at a time agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 7, other than those conditions that by their nature are intended to be satisfied at the Closing, or such other location, time and date as Parent and the Company shall agree in writing, unless this Agreement has theretofore been terminated in accordance with Article 8 (the actual time and date of the Closing is referred to as the “Closing Date”). The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing.

Section 1.3.    Effective Time. Concurrently with or as soon as practicable following the Closing, the Company and Merger Sub shall cause the articles of merger (the “Articles of Merger”), in such form as is required by the MGCL, along with a certificate of conveyance for each county in the State of Maryland in which the Company or any Subsidiary holds Owned Real Property, to be executed, acknowledged and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and make all other filings or recordings required by the MGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the SDAT or at such other time as Merger Sub and the Company shall agree and specify in the Articles of Merger (in any event not to exceed thirty (30) days from the date the Articles of Merger are filed with the SDAT) (the “Effective Time”).

Section 1.4.    Effects of the Merger. The Merger shall have the effects as provided in this Agreement and as specified in the applicable provisions of the MGCL. Without limiting and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Company as the Surviving Corporation, and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Company as the Surviving Corporation.

Section 1.5.    Articles of Incorporation. The articles of incorporation of the Company shall be amended and restated at the Effective Time so that they read in the form attached hereto as Exhibit A and, as so amended, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Laws.

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Section 1.6.    Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall, at the Effective Time, be the bylaws of the Surviving Corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation), until thereafter amended in accordance with the provisions thereof, the provisions of the amended and restated articles of incorporation of the Surviving Corporation and applicable Laws.

Section 1.7.    Officers and Directors. The officers of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8.    Effect on Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Common Stock:

(a)    Each share of Common Stock, including for the avoidance of doubt, both Class A Common Stock and Class B Common Stock, represented by a certificate (each, a “Certificate”) or a book-entry (each, a “Book-Entry Share”) issued and outstanding immediately prior to the Effective Time (other than shares as canceled pursuant to Section 1.8(c) and Dissenting Shares as provided in Section 2.9), shall be converted into the right to receive, at the Effective Time, cash in an amount equal to $8.53 (the “Per Share Price” or “Merger Consideration”), without interest.

(b)    All shares of Common Stock (including, for the avoidance of doubt, any Dissenting Shares) shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Share, that, immediately prior to the Effective Time, represented any shares of Common Stock shall thereafter cease to have any rights with respect to such shares of Common Stock and shall thereafter represent only the right to receive the applicable Merger Consideration, any unpaid Extraordinary Dividend authorized and declared on or prior to the Effective Time in accordance with Section 6.11 and, solely with respect to any Dissenting Shares, any payment of the fair value of such Dissenting Shares in accordance with the MGCL pursuant to Section 2.9, in each case to be issued or paid in accordance with this Agreement, without interest, as applicable.

(c)    Any shares of Common Stock owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub) or the Company immediately prior to the Effective Time (the “Excluded Shares”) shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)    Each share of Merger Sub common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation.

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ARTICLE 2
PAYMENT OF MERGER CONSIDERATION

Section 2.1.    Paying Agent. Prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that, before the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of the holders of Common Stock cash in an amount sufficient to effect payment of the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2.

Section 2.2.    Payment Procedures.

(a)    Promptly, but in no event later than one Business Day after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Stock that, immediately prior to the Effective Time, represented shares of Common Stock that were converted into the right to receive the Per Share Price pursuant to Section 1.8(a) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Per Share Price. Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time).

(b)    Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Parent may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent or Parent may reasonably require, or delivery to the Paying Agent of an “agent’s message” in respect of Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder shall be entitled to receive the Per Share Price, in exchange for each share of Common Stock so surrendered formerly represented by such holder’s properly surrendered Certificates and/or Book-Entry Shares, as applicable, and the Certificate and/or Book-Entry Shares so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration.

(c)    If the Per Share Price in respect of one or more shares of Common Stock is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Shares are registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate or Book-Entry Shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes either have been paid or are not payable.

Section 2.3.    Undistributed Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1 that remains undistributed on the date that is 12 months after the Effective Time shall be delivered to Parent or its designee, upon demand, and any of the Company’s stockholders who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the Per Share Price to which such holders are entitled pursuant to Section 1.8(a) and this Article 2, and, subject to Section 2.4, Parent shall thereafter use its commercially reasonable efforts to pay the Per Share Price in respect of such shares of Common Stock to such holders.

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Section 2.4.    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any of their respective representatives shall be liable to any Person in respect of any Merger Consideration duly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by the Company’s stockholders at the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of any claims or interests of any such stockholders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.5.    Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis; provided that no gain or loss thereon shall impact the amounts payable to the Company’s stockholders pursuant to Section 1.8(a) and this Article 2. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

Section 2.6.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the Paying Agent or the transfer agent for the Common Stock, the posting by such Person of a bond in such reasonable amount as such Person may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

Section 2.7.    Withholding Rights. To the extent that the Paying Agent, the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Paying Agent, the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

Section 2.8.    Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. At or after the Effective Time, the Certificates or Book-Entry Shares presented to the Paying Agent, the Surviving Corporation or Parent shall, subject to compliance with the provisions of this Article 2 by the holder thereof, represent only the right to receive the Per Share Price with respect to the shares of Common Stock formerly represented thereby.

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Section 2.9.    Dissenting Shares. No dissenters’ or appraisal rights or rights of objecting stockholders will be available to the holders of the Class A Common Stock with respect to the Merger and the other transactions contemplated by this Agreement, including any remedy under Section 3-201 et seq. of the MGCL. Notwithstanding anything to the contrary in this Agreement, but only to the extent required by the MGCL, shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a “Class B Holder”) who has properly exercised his, her or its appraisal rights in accordance with the MGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Price, but instead shall be entitled to payment of the fair value of such shares in accordance with the MGCL (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Class B Holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of the MGCL), unless and until such Class B Holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its appraisal rights, if any, under the MGCL. If any Class B Holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights, then such Class B Holder’s shares of Class B Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Price for each such share of Class B Common Stock, in accordance with Section 1.8(a) without any interest thereon. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that is not distributed to the Class B Holders of shares of Class B Common Stock pursuant to the other provisions of this Article 2 because such Class B Holders properly exercised and perfected their appraisal rights with respect thereto in accordance with the MGCL may be paid to the Class B Holders of such Dissenting Shares upon written instructions from Parent to the Paying Agent. The Company shall provide Parent (a) notice of any written demands for appraisal of any shares of Class B Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the MGCL and received by the Company related thereto and (b) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under the MGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed with the SEC prior to the date of this Agreement where the relevance of such disclosure in the Company SEC Reports is reasonably apparent on the face of such disclosure (excluding any disclosures set forth in any such Company SEC Reports solely under the heading “Risk Factors” or with regard to the safe harbor for forward-looking statements) or in the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood and agreed that disclosure of any item in the Company Disclosure Schedule shall be deemed disclosure with respect to any section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.    Organization and Qualification. Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is being conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or other organization, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The Company has made available to Parent and Merger Sub correct and complete copies of the articles of incorporation, as amended, the bylaws of the Company and each of the organizational documents of its Subsidiaries, including any amendments thereto.

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Section 3.2.    Authorization; Approval.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of this Agreement and the transactions contemplated hereby by the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)    The Company Board has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, amended, modified or withdrawn in any way, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein are fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable the Merger and the other transactions contemplated by this Agreement, (iii) authorized and approved this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, the submission of the Merger and the other transactions contemplated by this Agreement to the Company’s stockholders for approval, and, subject to receipt of the Requisite Stockholder Approval, the consummation of the Merger and the transactions contemplated by this Agreement, (iv) resolved to recommend that the Company’s stockholders approve the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement (this clause (iv), the “Recommendation”), (v) approved the Merger and the other transactions contemplated by this Agreement for purposes of Sections 3-602 and 3-603 of the MGCL, and (vi) approved as an amendment to the bylaws of the Company the elimination of the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL with respect to the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

Section 3.3.    No Violation.

(a)    The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, result in any violation of, conflict with, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a material payment to any other Person under, or result in the creation of a Lien (other than Permitted Liens) on any material assets of the Company or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or similar organizational document of the Company or any of its Subsidiaries, or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.3(b), (A) any Contract to which the Company or any of its Subsidiaries is a party, (B) any judgement, order, writ, injunction or decree or similar requirement of any Governmental Entity, arbitrator or mediator and any settlement agreement or compliance agreement entered into in connection with any Action (each, an “Order”), or (C) any constitution, treaty, statute, law, principle of common law, ordinance, rule, code, resolution, edict, judgment, decree, regulation or other requirement enacted, adopted, issued or promulgated by any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries.

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(b)    No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof (each, a “Governmental Entity”) or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby by the Company, except for those required under or in relation to (i) the Exchange Act, (ii) the MGCL with respect to the filing of the Articles of Merger, and (iii) any filings required to be made with any Governmental Entity related to the Company Permits. The consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iii) above are hereinafter referred to as the “Necessary Consents.”

Section 3.4.    Capitalization. The authorized capital stock of the Company consists entirely of (a) 10,000,000 shares of Common Stock, par value $0.10 per share, which consist of shares of Class A Common Stock and shares of Class B Common Stock, and (b) 2,000,000 shares of preferred stock, par value $10.00 per share (“Preferred Stock”). As of the close of business on May 26, 2021 (the “Capitalization Date”), 5,160,971 shares of Common Stock were issued and outstanding consisting of 3,746,454 shares of Class A Common Stock and 1,414,517 shares of Class B Common Stock, and no shares of Preferred Stock were outstanding. All issued and outstanding shares of Common Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable, not subject to preemptive rights and free of any Liens created by the Company. As of the Capitalization Date, there were no authorized or outstanding stock options, restricted stock or other equity incentive awards, warrants, convertible securities or other rights, Contracts to issue or sell any shares of capital stock or equity or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from the Company, its Subsidiaries or any of their respective stockholders or other equityholders, any shares of capital stock or equity of or in the Company or any of its Subsidiaries, and no such securities or obligations are outstanding. The Company and the Subsidiaries do not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights.

Section 3.5.    Subsidiaries. Section 3.5 of the Company Disclosure Schedules sets forth a list of each Subsidiary and for each Subsidiary, such Subsidiary’s state or jurisdiction of formation, the number of authorized, issued and outstanding capital stock or other equity interests of such Subsidiary and the record ownership of such Subsidiary’s outstanding capital stock or equity interests. Section 3.5 of the Company Disclosure Schedules also sets forth any trade name(s) and foreign qualifications (if any) of each Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of each of its Subsidiaries, free and clear of all Liens, except Permitted Liens that will be released or discharged as of the Effective Time. All capital stock or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable. No Person has any Contract or other right to subscribe for or acquire from the Company or any stockholder or other equityholder of any of its Subsidiaries, any shares of capital stock or equity or other interests of or in any of its Subsidiaries.

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Section 3.6.    Filings with the SEC; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a)    The Company has filed or furnished, as the case may be, all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since December 31, 2018 (collectively, including all exhibits thereto, the “Company SEC Reports”). None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act. No Subsidiary of the Company is required to file or furnish any registration statement, prospectus, report, schedule, form, statement or other document with or to the SEC.

(b)    Each of the financial statements of the Company included in the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited interim financial statements, for normal, recurring and immaterial year-end audit adjustments to the extent permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject to, in the case of the unaudited interim financial statements, the absence of notes (other than with respect to the unaudited interim financial statements included in the Company’s quarterly reports on Form 10-Q) and normal, recurring and immaterial year-end audit adjustments. Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(c)    There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of applicable Law or breach of Contract be in the ordinary course of business), and (iii) other liabilities or obligations that have not had and would not reasonably be expected to be material and adverse to the Company. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Documents. The Company has received the final written confirmation from the PPP Lender and the U.S. Small Business Administration that the PPP Loan has been officially forgiven in its entirety in accordance with applicable Law and pursuant to the PPP Loan.

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Section 3.7.    Absence of Certain Changes. Except as contemplated by this Agreement or disclosed in Section 3.7 to the Company Disclosure Schedule, from the Company Balance Sheet Date until the date of this Agreement, there has not been (a) any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, (c) any redemption or other acquisition by the Company of any Common Stock, (d) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any employee, manager, officer or executive of the Company with an annual salary in excess of $50,000 or wages in excess of $1,000 per week, (e) any grant by the Company or any of its Subsidiaries of any material increase in severance or termination pay to any employee, manager, officer or executive of the Company with an annual salary in excess of $50,000 or wages in excess of $1,000 per week, except as required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company SEC Reports or other than in the ordinary course of business, (f) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Laws, (g) any material change in the business of the Company or its operations, except such changes as required to comply with any applicable Law, (h) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division, (i) any entry by the Company or any of its Subsidiaries into any contract or commitment for any capital expenditure in excess of $100,000, (j) any material damage, destruction or casualty loss (whether or not covered by insurance) or condemnation taking or other similar proceeding with respect to any real or personal property (other than ordinary course wear and tear) of the Company or any of its Subsidiaries, (k) any material property or assets of the Company or any of its Subsidiaries permitted or allowed to become subject to any material Lien, other than Permitted Liens, (l) any payments made for political contributions or any bribes, kickback payments or other illegal payments made, (m) any agreement (whether oral or in writing) to do any of the foregoing actions set forth in clauses (a) through (k) of this Section 3.7.

Section 3.8.    Litigation. There is no claim, action, suit, arbitration, proceeding, litigation, investigation, examination, audit or inquiry, wither civil, criminal, administrative, at Law or in equity (each, an “Action”), pending or, to the knowledge of the Company, threatened involving the Company or any of its Subsidiaries before or by any Governmental Entity or arbitrator.

Section 3.9.    Laws and Orders. The Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders to which they are subject. Since December 31, 2018, none of the Company nor any of its Subsidiaries has received written notice of any violation or alleged violation of any Laws or Orders except for violations or alleged violations that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company or any of its Subsidiaries. All reports, registrations and returns required to be filed by the Company and its Subsidiaries with any Governmental Entity have been filed and were accurate and complete in all material respects when filed.

Section 3.10.    Licenses and Permits. Except as set forth in Section 3.10 of the Company’s Disclosure Schedules, each of the Company and its Subsidiaries has all licenses, permits, franchises, approvals, authorizations, registrations, certifications, accreditations and consents of all Governmental Entities (including with respect to any liquor licenses and concessions) (collectively, the “Company Permits”) that are necessary or required for the lawful conduct of its business as conducted by it except for failures to have any Company Permits that, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries. Section 3.10 of the Company Disclosure Schedules sets forth a list of each of the Company Permits. Neither the Company nor any of its Subsidiaries is violating in any material respect any Company Permits. Since December 31, 2018, none of the Company or any of its Subsidiaries has received any notice of any Action pending or, to the knowledge of the Company, threatened by any Governmental Entity to revoke, withdraw, modify, restrict or suspend any Company Permit, and no material event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in, or could reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit.

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Section 3.11.    Real Property.

(a)    The Company Disclosure Schedule sets forth a true and complete list of all Owned Real Property and all Leased Real Property. The Owned Real Property and the Leased Real Property constitute the only Real Property currently owned or leased or otherwise occupied by the Company and/or any of its Subsidiaries.

(b)    Neither the Company nor any of its Subsidiaries hold, or are parties to, or obligated under, any agreement, option, right of first refusal or other contractual right (other than as contained in the Ground Lease) to purchase, acquire, sell, lease, sublease, assign, or dispose of any Company Property or any other Real Property that would become Company Property or any portion thereof or any interest therein.

(c)    The Company and/or its Subsidiaries has an enforceable leasehold estate in the Leased Real Property, free and clear of all Liens other than Liens which do not materially adversely affect the use and operation of such Property. The Company has delivered to Parent a true, complete and correct copy of the Ground Lease and of any estoppel letters in the Company’s possession sent to or received from the Ground Lessor. With respect to the Ground Lease:

(i)    The Ground Lease is legal, valid, binding enforceable and in full force and effect;

(ii)    The various components of rent paid by the Company under the Ground Lease currently are as set forth on Section 3.11(c)(i) of the Company Disclosure Schedule; and

(iii)    neither the tenant nor, to the knowledge of the Company, the landlord under the Ground Lease is in default thereunder.

(d)    Section 3.11(d) to the Company Disclosure Schedule sets forth an accurate and complete list of all leases, subleases, licenses, concessions, easements, rights of access, and other agreements (written or oral) (the “Third Party Access Agreements”), pursuant to which any third party has the benefit of or has been given rights in, or is granted a license, concession, or other right to use or occupy, any land, buildings, improvements, fixtures or other interest in the Company Property. The Company has delivered to Parent a true, complete and correct copy of each of the Third-Party Access Agreements. With respect to each of the Third Party Access Agreements: (i) such Third Party Access Agreement is legal, valid, binding, enforceable and in full force and effect, and (ii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to the Third Party Access Agreement is in default under such Third Party Access Agreement.

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(e)    There are no Liens affecting any Owned Property other than as set forth in the Company Title Reports and the related surveys and no Liens have a material adverse effect on the use or operation of any individual Company Property.

(f)    No condemnation, eminent domain or similar proceeding has occurred during the past five (5) years or is pending with respect to any Company Property and neither the Company nor any of its Subsidiaries has received written notice that any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties.

(g)    The Improvements comprising the Company Property are in good and serviceable working order sufficient for their normal operation in the manner currently being operated. There are, to the Company’s Knowledge, no facts or conditions affecting the Improvements which would materially interfere with the use or occupancy of the Improvements or with the continued operation of the business as currently conducted.

(h)    No application or proceeding is pending with respect to a reduction of the Taxes on any parcels of Company Property. To the Company’s knowledge, there are no tax abatements or exemptions affecting any Company Property. Neither the Company nor any of its Subsidiaries have received written notice of any assessments or special assessments for public improvements or otherwise affecting any Company Property that have not been paid in full. To the Company’s knowledge, there are no pending or threatened special assessments affecting any Company Property.

Section 3.12.    Personal Property. (a) The Company and/or its Subsidiaries are in possession of and have good and valid title to, or valid leasehold interests in or valid rights under Contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), except where such failure to have title, leasehold interests or rights to use, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries, (b) the Company and/or its Subsidiaries have maintained all such personal property in all material respects in accordance with the Company’s past practices, and, subject to ordinary wear and tear, are in adequate operating condition and repair, (c) all such personal property is structurally sound, in adequate operating condition and repair, and adequate for the uses to which they are being put, in each case subject to ordinary wear and tear, (d) all assets and properties of the Company and its Subsidiaries, including any personal property, real property or tangible or intangible assets, are sufficient to carry on the business of the Company and its Subsidiaries immediately after the Effective Time in all material respects as presently carried on by the Company and its Subsidiaries, consistent with the past practice of the Company and such Subsidiaries with respect to their respective businesses.

Section 3.13.    Tax Matters.

(a)    All Tax Returns required to be filed by, or on behalf of, the Company and each of its Subsidiaries have been timely filed when due (taking into account any applicable extensions of time) and were correct and complete when filed.

(b)    The Company and each of its Subsidiaries have timely paid or caused to be paid all Taxes (whether or not shown on any Tax Returns) which are due and payable, and, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. Since the Company Balance Sheet Date, the Company and each Subsidiary of the Company have not incurred any liability for Taxes, other than Taxes incurred in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries.

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(c)    No jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns has asserted in writing that the Company or any of its Subsidiaries is or may be liable for a Tax in that jurisdiction.

(d)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than (i) Liens for Taxes not yet due or (ii) Taxes being contested in good faith, and, in each case, for which adequate accruals or reserves have been established on the Company Balance Sheet.

(e)    There are no Tax audits or other Tax proceedings which could result in a Tax deficiency pending with respect to the Company or any of its Subsidiaries, except for which there are adequate accruals or reserves established on the Company Balance Sheet. Neither the Company nor any of its Subsidiaries have received a written notice of Tax audit or other Tax proceedings which could result in a Tax deficiency, except for which there are adequate accruals or reserves established on the Company Balance Sheet.

(f)    During the three (3)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)    Neither the Company nor any of its Subsidiaries (i) is a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries), Tax allocation agreement, or Tax indemnification agreement, pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time (excluding any Contract entered into in the ordinary course of business for a principal purpose not relating to Taxes), (ii)  has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (iii) has held any direct or indirect interest in any trust, partnership, limited liability company, or other “business entity” or arrangement treated as a partnership for U.S. federal income Tax purposes.

(h)    Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” as defined in section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).

(i)    The Company and each of its Subsidiaries (i) have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and (ii) have complied in all material respects regarding the applicable reporting requirements relating to such withheld Taxes.

(j)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(k)    Neither the Company nor any of its Subsidiaries is a party to any contract or employee benefit plan that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax Law) or (ii) any compensation paid or payable for services rendered prior to Closing that will not be fully tax deductible for federal or state income Tax purposes (including under section 162(m) of the Code).

(l)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(m)    Neither the Company nor any of its Subsidiaries has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Tax Laws), as a transferee or successor, by Contract (excluding any Contract entered into in the ordinary course of business not for a principal purpose relating to Taxes), or otherwise by operation of Law.

(n)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustments under section 481 or 263A of the Code or any similar provisions of state, local or foreign Law resulting from a change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (iii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(o)    The Company and each of its Subsidiaries have been classified as subchapter C corporations within the meaning of the Code for federal and applicable state and local income tax purposes since their respective formation dates.

(p)    No Subsidiary of the Company was formed in a jurisdiction other than the United States.

(q)    Neither the Company nor any of its Subsidiaries has, or has had, a permanent establishment (within the meaning of an applicable tax treaty) in any non-U.S. jurisdiction.

(r)    No power of attorney is in effect by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes.

(s)    No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(t)    Except as set forth on Section 3.13(t) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) or changed any material Tax practice or filed an amended Tax Return under, or in response to, any legislation or executive order enacted or issued in response to COVID-19, (iii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iv) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

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Section 3.14.    Environmental Matters.

(a)    Except as set forth in Section 3.14 of the Company Disclosure Schedules, the Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Environmental Laws and have obtained, have been and are in compliance in all material respects with all Environmental Permits. To the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to result in non-compliance with, or liabilities arising under, Environmental Laws.

(b)    The Company and its Subsidiaries have not received any written notice, citation, summons, directive, Order, claim, information request, or other communication from any Governmental Entity or other Person alleging that the Company or its Subsidiaries is not in compliance with or has potential liability pursuant to any Environmental Law, and there is no Action pending or, to the knowledge of the Company, threatened that asserts any actual or potential liability against the Company or its Subsidiaries pursuant to any Environmental Law.

(c)    The Company and its Subsidiaries are not subject to any Order or settlement agreement with any Governmental Entity or any settlement with any other Person, or any Action with respect to or arising under Environmental Laws or related to Hazardous Substances that, in each case, is threatened, remains pending or is the source of ongoing obligations or costs.

(d)    Except as set forth in Section 3.14 of the Company Disclosure Schedules, there has been no release of Hazardous Substances at any of the real property or any formerly owned, used or operated property, nor any disposal of Hazardous Substances that would reasonably be expected to cause a material liability, and to the Company’s knowledge, there exists no (i) underground or above ground storage tanks, (ii) materials or equipment containing friable asbestos or polychlorinated biphenyls, (iii) groundwater monitoring wells, drinking water wells or production water wells or (iv) landfills, surface impoundments or disposal areas at any of the real property.

(e)    The Company and its Subsidiaries have not assumed by Contract or operation of Law any obligations or liabilities relating to Hazardous Substances or otherwise arising under or relating to applicable Environmental Laws that would reasonably be expected to cause a material liability.

(f)    The Company and its Subsidiaries are in material compliance and have since January 1, 2016 been in material compliance with all applicable laws, regulations, rules and requirements administered by the Occupational Safety & Health Administration of the U.S. Department of Labor (“OSHA”), including, but not limited to, the maintenance of OSHA 300 logs and compliance with OSHA regulations regarding lockout/tagout procedures, machine guarding, and fall hazards.

(g)    All environmental reports, studies, audits, records, sampling data, site assessments and other similar documents that are in the possession of the Company or its Subsidiaries and relate to the business or assets of the Company or its Subsidiaries or the real property have been made available to Parent.

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Section 3.15.    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Schedule sets forth a true and correct list of all (i) registered (including applications) Intellectual Property owned, in whole or in part, by the Company or its Subsidiaries (“Owned Company Intellectual Property”). Intellectual Property licensed by the Company or its Subsidiaries is referred to herein as “Licensed Company Intellectual Property,” and together with the Owned Company Intellectual Property, “Company Intellectual Property”. Section 3.15(a) of the Company Disclosure Schedule sets forth a true and correct list of Licensed Company Intellectual Property for which the Company paid in excess of $10,000 during the twelve (12) month period from March 1, 2020 through February 28, 2021.

(b)    The Company and its Subsidiaries (i) collectively are the sole and exclusive owner of all right, title and interest in the Owned Company Intellectual Property with the authority to transfer the same, free and clear of all Liens and free and clear of any requirements of past, present or future royalties or other license fees; or (ii) possess licenses or other valid rights under Contracts or otherwise to use the Licensed Company Intellectual Property, free and clear of all Liens. The Company Intellectual Property is valid, subsisting, and enforceable, and all currently due maintenance fees, renewal fees, or similar fees for any registrations related to Company Intellectual Property have been paid and all currently due and necessary documents and certificates with any such registration(s) owned by the Company have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registration(s). There are no actions that must be taken by the Company within sixty (60) days of the Closing, including the payments of any registration, issue, examination, maintenance, or renewal fees or annuities of the filing of any documents, applications, or certificates for the purposes of maintaining, perfecting, preserving or renewing any registration(s) or application(s) related to the Company Intellectual Property. Except as described in the Company Disclosure Schedule, the Company and its Subsidiaries have not granted to any Person any licenses or other rights to any Company Intellectual Property.

(c)    No Action against the Company or any of its Subsidiaries is pending, and neither the Company nor any of its Subsidiaries has received any written notice from any third Person since December 31, 2018 that (i) alleges that the use of any Company Intellectual Property infringes, dilutes, violates, or misappropriates, or has infringed, diluted, violated, or misappropriated (collectively “Infringes”), the Intellectual Property of any other Person; (ii) challenges the validity, enforceability or effectiveness of any Company Intellectual Property; or (iii) alleges that the Company or any of its Subsidiaries Infringes the Intellectual Property of any other Person in the course of conducting any aspect of the Company’s business as currently conducted, including in connection with the use, offer, sale, or provision of any products or services by the Company or any of its Subsidiaries. No Action brought by the Company or any of its Subsidiaries is currently pending or has been threatened by the Company or any of its Subsidiaries, in each case against any other Person alleging that such other Person Infringes any Company Intellectual Property. There are no Contracts, nor any judgments, orders, or decrees of any Governmental Entity, to which the Company is a party or by which the Company is bound which involve indemnification by the Company with respect to infringement, misappropriation, dilution, or violation of Intellectual Property.

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Section 3.16.    Privacy.

(a)    The Company and its Subsidiaries are, and at all times have been, in material compliance with (A) all federal, state, local and foreign laws, rules and regulations pertaining to (i) data security, cyber security, and e-commerce, and in each case, the rules implemented thereunder, (ii) the collection, storage, use, access, disclosure, processing, security, and transfer (collectively “Processing”) of Personal Data, and (iii) marketing, including use of Personal Data for telemarketing, text messaging, and email marketing((i), (ii) and (iii) together “Privacy Laws”); (B) all Contracts (or portions thereof) to which the Company is a party that are applicable to Processing of Personal Data (collectively, “Privacy Agreements”). The Company and its Subsidiaries are, and at all times have been, in compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank.

(b)    The Company and its Subsidiaries do not collect data online directly from persons under the age of 13 and does not target online products or services to persons under the age of 13.

(c)    Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any of the Privacy Agreements or any applicable Privacy Laws.

(d)    There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Company initiated by (a) any person or entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other governmental entity, foreign or domestic; or any regulatory or self-regulatory entity – alleging that any Processing of the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, or (C) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(e)    Since January 1, 2011, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, any of its Subsidiaries and any of their respective contractors with regard to any Personal Data obtained from or on behalf of the Company or any of its Subsidiaries. Nor has there been any unauthorized intrusions or breaches of security into any systems of the Company or any of its Subsidiaries.

(f)    The Company and its Subsidiaries have not (i) received direct written communication from any website owner or operator that the Company’s or its Subsidiaries’ access to such website is unauthorized; (ii) entered into a written agreement with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity.

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Section 3.17.    Employee Benefits. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.17 shall be the sole and exclusive representations and warranties of the Company with respect to ERISA and Employee Benefit Plans.

(a)    The Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and all other employee benefit or compensation Contracts, arrangements and perquisite programs, including any bonus, deferred compensation, equity-based arrangement, and any employment, termination, retention, change in control or severance agreement, plan, program, policy, arrangement or Contract for the benefit of any current or former officer, employee, director, or independent contractor, that are maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates is obligated to contribute for current or former directors or employees (or dependents or beneficiaries thereof) of the Company or any of its ERISA Affiliates (collectively, the “Employee Benefit Plans”); provided, however, that the Company Disclosure Schedule does not include Employee Benefit Plans that the Company or any of its Subsidiaries is legally required to maintain pursuant to the Law of any jurisdiction.

(b)    With respect to each Employee Benefit Plan, the Company has provided the Parent with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three (3) most recent annual reports (Form 5500 series) (with applicable attachments); (iii) the most recent determination, opinion, or advisory letter received from the IRS; and (vii) all ESOP contribution and allocation schedules, valuations and valuation opinions.

(c)    All Employee Benefit Plans and their related trusts (if any) have been established and administered in accordance with their terms and in compliance with applicable Laws, including ERISA and the Code, in all material respects. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made within the time prescribed by such Employee Benefit Plan or applicable Law and have been properly accrued.

(d)    Neither the Company, nor any of its ERISA Affiliates have ever contributed or been obligated to contribute to (i) a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, (ii) a multiple employer plan, as defined in ERISA or Section 413(c) of the Code, (iii) a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA, (iv) a plan subject to Title IV of ERISA, (v) a self-funded health or welfare benefit plan, (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), or (vii) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) other than as required pursuant to COBRA.

(e)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received an updated determination letter from the IRS confirming that such Employee Benefit Plan is so qualified or the Employee Benefit Plan is a prototype or volume submitter plan that may rely on an opinion or advisory letter received from the IRS. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Employee Benefit Plan or result in a requirement to voluntarily correct any qualification defects to maintain the qualified status of the plan. No qualified Employee Benefit Plan, other than the ESOP, owns or holds Common Stock.

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(f)    There are no pending or, to the knowledge of the Company, threatened Actions with respect to any Employee Benefit Plan (other than routine claims for benefits). The Employee Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, domestic or foreign, and no matters are pending with respect to an Employee Benefit Plan under the IRS’s Employee Plans Compliance Resolution System, or other similar programs. To the knowledge of the Company, there has been no prohibited transaction with respect to any Employee Benefit Plan which could subject any Employee Benefit Plan, the Company or any officer, director or employee of any of the foregoing to a material penalty or Tax under Section 502(i) of ERISA or Section 4975 of the Code.

(g)    The Company and each ERISA Affiliate have complied with the employer shared responsibility regulations promulgated under Code § 4980H for each calendar year for which the Company and its ERISA Affiliates are an “applicable large employer” as that term is defined in Code § 4980H and the regulations thereunder.  To the knowledge of the Company, no penalties under Code § 4980H and the regulations thereunder are assessable on the Company or any ERISA Affiliate for the last three (3) calendar years with respect to any employee.  Further, for the last three (3) calendar years for which such forms have become due, the Company and each ERISA Affiliate have timely filed their Forms 1094-C and Forms 1095-C with respect to their employer group medical coverage, if required by Law.

(h)    Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been administered, operated and maintained according to the requirements of Section 409A of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(i)    Except as set forth in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Company from the Company or under any Employee Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in any acceleration of the time of payment, vesting or funding of any payment or benefit. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(j)    With respect to the ESOP:

(i)    The Company has the authority to take all actions and provide such direction as contemplated by this Agreement.

(ii)    The ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7). The trust maintained to fund the ESOP (the “ESOP Trust”) is a trust duly formed in accordance with applicable state law and is, and at all times has been, a trust described in Code Section 501(a). All shares of Common Stock owned by the ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. The ESOP trustee has been duly and properly appointed and granted full authority to act as trustee of the ESOP and exercise trust powers thereunder.

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(iii)    No purchase of shares of Common Stock by the ESOP has adversely affected the Tax qualification of the ESOP or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. Each loan to the ESOP which has been made by or guaranteed by the Company or any other disqualified person in connection with any purchase of such shares by the ESOP (an “ESOP Loan”) satisfied each of the requirements of the prohibited transaction exemption provided in Section 408(b)(3) of ERISA, Section 4975(d)(3) and Treasury Regulation Section 54.4975-7(b), and, in particular, all shares of Common Stock purchased by the ESOP were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA.

(iv)    No event of default has occurred or presently exists under any documents related to an ESOP Loan, including but not limited to the ESOP Loan agreement, promissory note, stock purchase agreement and pledge agreement (referred to collectively as the “ESOP Loan Documents”). The ESOP has the right under the ESOP Loan Documents to prepay at any time the principal amount of its promissory note without penalty and subject only to payment of accrued interest through the date of prepayment. Except for the indebtedness under the ESOP Loan Documents, there is no existing indebtedness of the ESOP or Company relating to the ESOP.

Section 3.18.    Labor Relations.

(a)    Section 3.18(a) to the Company Disclosure Schedules contains a true and complete listing, as of the most recent practicable date prior to the date hereof, of (i) all employees of the Company and its Subsidiaries, employee identification details (including their employer as of the date hereof and job title), their compensation (including annual base salary or wage rate, commissions and annual bonus target), work location, date of hire, and employment status (part-time or full-time), and any employment Contract to which any such employee is a party, and (ii) the name, hire date, description of services, work location, and consulting fees for all current consultants and independent contractors, and such schedule shall be updated (with respect to both clauses (i) and (ii)) by the Company upon Parent’s request following the date hereof and prior to the Closing Date to reflect new hires and departures after the date hereof consistent with this Agreement. None of the Company or its Subsidiaries is delinquent in payments (i) to any of its respective employees for any wages, salaries, commissions, bonuses, vacation time, sick leave, incentive payments or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees; or (ii) of fees for services to any independent contractor or consultant. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, the employment of all employees is “at will” and may be terminated by the Company or its Subsidiaries, as applicable, at any time, for any reason or no reason, in accordance with applicable Law. The Company and its Subsidiaries have properly classified each of its employees and independent contractors as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and have properly reported all compensation paid to such persons for all purposes. Neither the Company nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in an Employee Benefit Plan.

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(b)    There are (i) no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (ii) no employees of the Company or any of its Subsidiaries who are represented by any union with respect to such employee’s employment by the Company or any of its Subsidiaries; (iii) no labor union or other collective bargaining unit or other labor organization (as defined in the National Labor Relations Act) that represents or, to the knowledge of the Company, claims or seeks to represent any of the Company’s employees; (iv) no union organizing or decertification activities that are underway or, to the knowledge of the Company, threatened on behalf of, or against any, labor union or other collective bargaining unit with respect to any employees of the Company and, in each of clause (i)-(iv), no such events have occurred in the past five (5) years. Since January 1, 2018, none of the Company or any of its Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or any of its Subsidiaries. Since January 1, 2018, none of the Company or any of its Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or any of its Subsidiaries.

(c)    Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against any management level employee of the Company through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, and (ii) there are no Actions pending, or to the knowledge of the Company, threatened related to any allegations of sexual harassment or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) by any employee of the Company or any of its Subsidiaries. Since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to any such matter.

(d)    The Company and its Subsidiaries have complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including with respect to any provision relating to wages (including minimum wage and overtime pay), hours of work, benefits, collective bargaining, withholdings and deductions, classification and payment of employees, independent contractors and consultants, employment equity, non-discrimination, non-harassment and non-retaliation in employment, disability rights, family and medical leave, occupational health and safety, worker’s compensation, plant closings and mass layoffs, and immigration, and has at all times properly completed all reporting and verification requirements pursuant to the Immigration Reform and Control Act of 1986 for each of its employees and has retained the Form I-9 for the periods required under such law. There has been no Action pending or, to the Company’s knowledge, threatened against the Company (x) concerning employment-related matters or (y) brought by or on behalf of any current or former applicant, employee or independent contractor of the Company. The Company has not received a notice or charge asserting any violation or liability, under the federal Occupational Safety and Health Act of 1970 or any other regulation or otherwise affecting employee health and safety. There are no workers’ compensation claims pending against the Company, nor are there facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.

(e)    Since January 1, 2018, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or applicable state Law (the “WARN Act”)) with respect to the Company and its Subsidiaries. The Company has provided to Parent an accurate list of all employees of the Company who have suffered an “employment loss” (as defined in the WARN Act) within the ninety (90) day period prior to the Closing Date.

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(f)    The Company and each of its Subsidiaries have made commercially reasonable efforts to comply with all applicable state, local and agency orders and public health directives, concerning employee health and safety and business reopening issued as a result of the COVID-19 pandemic.

Section 3.19.    Certain Contracts.

(a)    Except as set forth on Section 3.19(a) to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract that:

(i)    is required to be filed with the SEC pursuant to Item 601 of Regulation S-K under the Exchange Act and has not been so filed (other than this Agreement);

(ii)    creates a partnership or joint venture or similar arrangement with respect to a significant portion of the business of the Company and its Subsidiaries taken as a whole;

(iii)    by its terms, materially restricts the conduct by the Company or any of its Subsidiaries of any line of business that is material to the Company and its Subsidiaries individually or taken as a whole;

(iv)    the Company reasonably anticipates will involve payments by or to the Company and its Subsidiaries in the current fiscal year in excess of $100,000 individually or $200,000 in the aggregate;

(v)    is a material lease, sublease, license, sublicense or other use or occupancy agreement, including as lessee, sublessee, lessor, sublessor, licensee, sublessee, grantor or grantee, or with respect to personal property or real property;

(vi)    restricts or purports to restrict the right of the Company or any of its Subsidiaries or Affiliates to compete with any other Person or to engage in any business activity or line of business, other than in the ordinary course of business;

(vii)    (A) grants to the counter-party any rights of first refusal or first offer, most favored customer pricing, or any material Contract providing for the grant of exclusive sales, distribution, marketing, franchising consignment or other exclusive rights, rights of first negotiation or similar rights and/or terms to any Person; or (B) requires the Company or any of its Subsidiaries to purchase all or substantially all of a particular service, product or material from a supplier or containing a minimum purchase or supply commitment;

(viii)    relates to Intellectual Property, excluding (A) commercially available, off-the-shelf, non-exclusive software licenses to the Company or any of its Subsidiaries which involve payments in the current fiscal year of less than $100,000 and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business;

(ix)    evidences or secures Indebtedness of the Company or any of its Subsidiaries;

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(x)    relates to any interest rate, currency, commodity derivatives, swap or hedging transaction;

(xi)    relates to the acquisition or disposition (whether directly or indirectly, in a single transaction or a series of related transactions) of, or merger with, any business or Person or division thereof, in each case, (i) within the last three (3) years or (ii) that contains any surviving payment or indemnification obligations with respect to the Company or any of its Subsidiaries or Affiliates;

(xii)    involves a partnership, strategic alliance, joint venture or the sharing of revenues, profits, losses, costs or liabilities and any shareholder or limited liability company agreements;

(xiii)    is with any Governmental Entity (other than Company Permits);

(xiv)    contains continuing obligations of the Company or any of its Subsidiaries relating to any resolution or settlement of any actual or threatened Action (including any Action to which a Governmental Entity is a party);

(xv)    requires any capital lease, capital commitment or capital expenditures (including any series of related expenditures);

(xvi)    involves the employment of, or receipt of any services from, any employee or consultant on a full-time or part-time basis, Contracts for employment that are not “at-will,” and Contracts providing for severance, termination, retention, change in control or similar payment to any employee;

(xvii)    pursuant to which, the Company or any of its Subsidiaries has an outstanding advance or loan to any other Person (including a Subsidiary of the Company, exclusive of intercompany payables or receivables arising in the ordinary course of business and for which there is no underlying written Contract), excluding advances of business expenses to employees or directors in the ordinary course of business;

(xviii)    is with an Affiliate of the Company or any Subsidiary or other Related Person;

(xix)    would be violated or breached as a result of consummation of the Transactions without a consent, approval, authorization or filing of notice to or from the party thereunder;

(xx)    (i) involves a consideration, fee or price paid by the Company or its Subsidiaries in excess of $50,000 per location or $200,000 in the aggregate, including supply agreements or service agreements for the purchase by the Company or any Subsidiary of materials, supplies, products, inventory or other services, (ii) prohibits the Company or its Subsidiaries from purchasing or retaining similar materials, supplies, products, inventory or services from others, or (iii) provides for a requirement to purchase a minimum volume of materials, supplies, products, inventory or services by the Company or the Subsidiaries;

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(xxi)    prohibits or restricts the Company or any Subsidiary from freely engaging in business anywhere in the world;

(xxii)    creates any guaranty or undertaking by the Company or any Subsidiary to be liable for the debts of others;

(xxiii)    relates to the ownership of or investments in any Person (including investments in joint ventures and minority equity investments);

(xxiv)    pursuant to which, a third party provides marketing, advertising, sponsorship, or promotion services for the Company or any Subsidiary;

(xxv)    concerns music, performance, or video distribution, broadcast or use including relationships with Broadcast Music, Inc., the American Society of Composers, Authors, and Publishers, SESAC and other performance rights organizations;

(xxvi)    contains a so‑called “most favored nation” provision or any substantively similar provision requiring the Company or any Subsidiary to offer to the other party to such agreement modified terms or concessions at least as favorable to those offered to one (1) or more third parties;

(xxvii)    is material to the Company or any of its Subsidiaries individually or in the aggregate; or

(xxviii)    the termination of which, would individually result in a Material Adverse Effect on the Company.

(b)    (i) Set forth on Section 3.19(b) of the Company Disclosure Schedule is a true, complete and correct table setting forth the following: (A) the redacted name of each bowling league customer that has entered into a Contract with the Company or any Subsidiary to purchase any goods or services at any Company Property (provided the full unredacted name of such bowling league customer shall be provided to Parent at Closing) for any time after the Closing Date (“Bowling League Contract”), (B) the name of the Company Property which is subject of such Bowling League Contract, (C) the commencement date and end date of the league play under the Bowling League Contract, and (D) the lineage per bowler paid under such Bowling League Contract. Each Bowling League Contract is executed in the form delivered to Buyer on Annex Section 3.19(b)-1 to the Company Disclosure Schedule without material modifications therein.

(ii)    Set forth on Section 3.19(b) of the Disclosure Schedule is a true, complete and correct table setting forth the following: (A) the name of each bowling tournament that has entered into an agreement with Company or any Subsidiary to purchase any goods or services at any Company Property for any time after the Closing Date (“Bowling Tournament Contract”), (B) the name of the Company Property which is subject of such Bowling Tournament Contract, (C) the commencement date and end date of the tournament play under the Bowling Tournament Contract, and (D) the lineage per bowler paid under such Bowling Tournament Contract. Each Bowling Tournament Contract is executed in the form delivered to Parent on Annex Section 3.19(b)-2 to the Company Disclosure Schedule without material modifications therein.

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(iii)    The Company has not entered into a private event Contract with any customer to purchase goods or services in excess of $2,000 at any Company Property for any time after the Closing Date.

(c)    Each Material Contract is valid, binding and in full force and effect with respect to the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, the other parties thereto. Each Material Contract is enforceable against the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. Neither the Company nor any of its Subsidiaries has received any written notification that it is in material breach or default in the performance of any of their respective obligations under any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in breach or default thereunder. None of the Company or any of its Subsidiaries has received notice from any counterparty exercising or, to the knowledge of the Company, threatening to exercise any rights of offset under or in respect of any Material Contract.  None of the Company or any of its Subsidiaries has received notice of any such counterparty either planning to terminate any of its Contracts with the Company or any of its Subsidiaries or requesting an audit as relates to any of its Contracts with the Company or any of its Subsidiaries.  No event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of the Company or any of its Subsidiaries under any Material Contract or, to the knowledge of the Company, any other party thereto. Except in the ordinary course of business, there is no pending or, to the knowledge of the Company, threatened Action of or regarding the Company’s or any Subsidiary’s compliance with any Material Contract by any other party to such Material Contract. The Company has made available to Parent a true, correct and complete copy of each written Material Contract; provided that Material Contracts that are solely statements of work, purchase orders or invoices for the purchase or sale of products or services entered into in the ordinary course of business shall not be required to have been made available to Parent solely to the extent they do not deviate in any substantive respect from the standard forms for such counterparty made available to Parent prior to the date hereof.

Section 3.20.    Insurance. The Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies held by, maintained for the benefit of or applicable to the Company and each of its Subsidiaries, including fire and casualty, property, general liability, workers’ compensation coverage, bond and surety arrangements, product liability, business interruption, directors and officers and other forms of insurance, as to which the date of this Agreement is within the current policy period. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect, (b) the consummation of the transactions contemplated hereby will not result in the termination or otherwise change the terms of the policy, (c) all premiums that are due and payable with respect thereto have been paid in full, (d) none of the Company nor any of its Subsidiaries has received any written notice of cancellation or non‑renewal of such policy nor has the termination of such policy been threatened in writing, (e) none of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to the policy, is in material breach or default (including with respect to the giving of notices) under such policy, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, and (f) no party to the policy has repudiated any provision thereof.

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Section 3.21.    Proxy Statement. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the stockholders of the Company in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, and together with any other proxy materials relating to the Merger or the transactions contemplated by this Agreement and all other agreements and documents contemplated hereby, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company, at the time of the Company Stockholder Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.22.    Transactions with Related Persons. Except as set forth in Section 3.22. to the Company Disclosure Schedules (such Person set forth in Section 3.22 to the Company Disclosure Schedules, a “Related Person”), (a) neither the Company, any of its Subsidiaries or any of their respective Affiliates nor any director or officer of any of the foregoing owns five percent (5%) or more of any shares of Common Stock or any other securities of the Company or any of its Subsidiaries, or has an equity interest of five percent (5%) or more in, any Person which has any business relationship (as lessor, supplier, customer, consultant or otherwise) with the Company or any of its Subsidiaries; (b) no Affiliate of the Company or any of its Subsidiaries, and no director or officer, or management employee of the Company, any of its Subsidiaries or any of their respective Affiliates (i) other than with respect to ownership of shares of Common Stock, owns, or has any interest in, any right, property or asset of the Company or any of its Subsidiaries; (ii) has any other business relationship (as lessor, supplier, customer, consultant or otherwise) with the Company or any of its Subsidiaries; or (iii) has any claim or cause of action against the Company or any of its Subsidiaries.

Section 3.23.    Opinion of Financial Advisor. The Company Board has received an opinion of Duff & Phelps, LLC (the “Financial Advisor”) to the effect that, as of the date of this Agreement and subject to the various limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Stock, other than Parent, Merger Sub or any of their respective Affiliates, pursuant to this Agreement is fair, from a financial point of view, to such holders of the Common Stock. A written copy of such opinion will be provided to Parent promptly following receipt by the Company solely for informational purposes.

Section 3.24.    Discount Coupons and Tokens.

(a)    Section 3.24(a) of the Company Disclosure Schedules sets forth a true, complete and correct listing of all outstanding Discount Coupons.

(b)    The Company outsources its game arcade with a third party vendor.

Section 3.25.    No Brokers or Finders. With the exception of the engagement of Duff & Phelps Securities, LLC by the Company, a true and complete copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement and whose fees will be paid in full by the Company at or prior to the Closing, neither the Company nor any of its Subsidiaries or Affiliates has employed or entered into any Contract with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar fee or payment from Parent, the Company or any of its Subsidiaries for arranging the transactions contemplated by this Agreement, for introducing the parties hereto to each other or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1.    Organization and Qualification. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is being conducted as of the date of this Agreement. Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The copies of the certificate of incorporation and by-laws of each of Parent and Merger Sub, including all amendments thereto, made available by Parent to the Company are correct and complete copies of such instruments as presently in effect.

Section 4.2.    Authorization. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and except for the approval of Parent as the sole stockholder of Merger Sub (which approval Parent shall effect on the date hereof immediately following execution of this Agreement), no other corporate proceedings on the part of Parent, Merger Sub or their respective stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No vote of the holders of any of Parent’s capital stock is necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.3.    No Violation.

(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on any assets of Parent or any of its Subsidiaries pursuant to, (i) any provision of the certificate of incorporation, by-laws or similar organizational document of Parent or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), any Contract to which Parent or any of its Subsidiaries is a party or any Order or Law applicable to Parent or any of its Subsidiaries.

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(b)    No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for the Necessary Consents.

Section 4.4.    Litigation. As of the date of this Agreement, there is no claim, action, suit, arbitration, proceeding, or, to the knowledge of Parent, formal investigation or inquiry pending or, to the knowledge of Parent, threatened (in writing) against Parent or any of its Subsidiaries before or by any Governmental Entity or arbitrator that, if decided adversely to Parent or Merger Sub, would prevent or materially delay or impede the consummation of the transactions contemplated hereby.

Section 4.5.    Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

Section 4.6.    Financing; Available Funds.

(a)    Parent has, and at the Closing will have, sufficient cash and cash equivalents to pay the entire Merger Consideration and the other payment obligations of Parent and Merger Sub hereunder, and to enable Parent and Merger Sub to perform all of their respective payment obligations hereunder and effect the Closing on the terms contemplated by this Agreement.

(b)    Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the transactions contemplated herein.

Section 4.7.    No Brokers or Finders. Neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.    Covenants of the Company. During the period commencing on the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, except as contemplated or permitted by this Agreement, as set forth in Section 5.1(b) of the Company Disclosure Schedule or as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company agrees as follows:

(a)    The Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) operate its current business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it, and (iii) use commercially reasonable efforts to preserve its workforce intact as such workforce exists as of the date of this Agreement; provided, however, that nothing in this Section 5.1(a) shall prevent the Company or any of its Subsidiaries from terminating the employment of an employee or hiring an individual to provide services with respect to the Company’s or its applicable Subsidiary’s business whose role is Assistant Manager or lower.

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(b)    Without limiting the generality of Section 5.1(a):

(i)    The Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to its articles of incorporation, bylaws or similar organizational documents.

(ii)    Except as contemplated by Section 6.11, the Company shall not authorize, declare, set aside, pay or make any dividend or other distribution (whether in cash, stock or other property) with respect to the Common Stock or other securities of the Company; provided, however, that any wholly-owned Subsidiary of the Company may declare, set aside, pay and make any dividend or distribution with respect to its capital stock.

(iii)    The Company shall not purchase or redeem any shares of Common Stock or adjust, split, combine or reclassify any Common Stock.

(iv)    The Company shall not, and shall not permit any of its Subsidiaries to, (A) amend any provision of any Employee Benefit Plan, (B) adopt or enter into any arrangement that would be an Employee Benefit Plan, or (C) increase the compensation or benefits of any employee, except, in each case, (I) as required under the terms of any Employee Benefit Plan existing as of the date of this Agreement, (II) as required by applicable Laws, or (III) for increases in salary or wages in the ordinary course of business consistent with past practice of not more than 3.5%, individually or in the aggregate, in any calendar year for employees or contractors earning salary, wages or other compensation totaling less than $50,000 per year.

(v)    The Company shall not, and shall not permit any of its Subsidiaries to, (A) grant, issue or sell any shares of capital stock or any other securities of the Company or any such Subsidiary of the Company or (B) issue any securities convertible into or exchangeable for, or options, warrants or other rights to purchase from the Company relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities of the Company or any such Subsidiary of the Company.

(vi)    The Company shall not, and shall not permit any of its Subsidiaries to, (A) incur any Indebtedness, or (B) renew or extend or borrow any funds under the CARES Act or any similar program of a Governmental Entity.

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(vii)    The Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditure or enter into any Contract therefor in excess of $100,000 that would be payable after the Closing;

(viii)    The Company shall not acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) acquisitions of supplies and materials in the ordinary course of business consistent with past practice, and (B) other acquisitions not described in clause (A) with a purchase price (including any assumed indebtedness) that does not exceed $100,000 in the aggregate, provided that no Real Property shall be acquired.

(ix)    The Company shall not sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, properties, interests or businesses, other than (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in effect on the date of this Agreement, or (C) dispositions of obsolete or worthless assets or properties in the ordinary course of business consistent with past practices.

(x)    The Company shall not initiate or consent to any zoning reclassification of any Company Property or any other change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Company Property.

(xi)    The Company shall not, and shall not permit any of its Subsidiaries to, enter into, materially modify or terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract.

(xii)    Except as set forth on Section 3.7(f) of the Company Disclosure Schedules, the Company shall not, and shall not permit any of its Subsidiaries to, (i) make or change (or apply to make or change) any Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any Tax accounting method (unless required by applicable Law), (iv) enter into any closing agreement, settlement or compromise with respect to any Tax liability, (v) amend any Tax Return, (vi) surrender any right to claim a refund, offset or other reduction in Tax liability, (vii) consent to any extension of the statute of limitations applicable to any Tax claim or assessment, (viii) initiate any proceeding under any voluntary disclosure or similar program with any taxing authority with respect to any Tax, or (ix) fail to preserve any Tax claim.

(xiii)    The Company shall not, and shall not permit any of its Subsidiaries to, (A) make any change in the accounting policies applied in the preparation of its consolidated or condensed consolidated financial statements, unless such change is required by GAAP after the date of this Agreement or as required by applicable Laws, (B) make a change in practices or procedures with respect to collection of accounts receivable, prepayment of expenses, or payment of trades payable, or (C) fail to prepare Tax Returns on a basis consistent with past practices, except as required by applicable Laws.

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(xiv)    The Company shall not, and shall not permit any of its Subsidiaries to, take any action with respect to the determination of assessed value and real property Taxes of any Company Real Property, including with respect to any tax certiorari proceeding.

(xv)    The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contract with any Related Person.

(xvi)    The Company shall not, and shall not permit any of its Subsidiaries to, take, or omit to take, any action described in Section 3.7 or that would otherwise cause the representations and warranties contained in Section 3.7 not to be true and correct if made as of the Closing Date.

(xvii)    The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any Contract to do any of the foregoing.

Notwithstanding the foregoing, the provision of clause (vi) of this Section 5.1(b) shall not apply to any transaction between or among the Company and any of its wholly owned Subsidiaries or between or among any wholly owned Subsidiaries of the Company.

Section 5.2.    Covenants of the Parties. During the period commencing on the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, each of the Company, Parent and Merger Sub shall not, directly or indirectly, except as required by applicable Law, take, or omit to take, any action that would reasonably be expected to result in any of their respective conditions to the Merger set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, not being satisfied.

ARTICLE 6
ADDITIONAL AGREEMENTS

Section 6.1.    Proxy Statement.

(a)    As promptly as practicable after the date of this Agreement (and in any event, within twenty (20) Business Days hereof), the Company shall prepare and shall cause to be filed with the SEC the Proxy Statement in preliminary form calling a special meeting of the stockholders of the Company (such meeting, the “Company Stockholder Meeting”), seeking the approval of the stockholders of the Company of the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, in accordance with and as required by the Company’s articles of incorporation and bylaws (each as amended to date), the MGCL and any applicable laws and regulations of the Exchange Act and the rules and regulations of the NYSE American. The Proxy Statement shall include the Recommendation and, if required under the Exchange Act or the regulations thereunder, a copy of Section 3-202 of the MGCL. In addition, the Proxy Statement shall include the fairness opinion of the Company’s financial advisor referenced in Section 3.23 and the information (if any) required to be provided to holders of Common Stock by the MGCL. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement and shall promptly provide to the Company any information regarding Parent or its Subsidiaries that is required to be included in the Proxy Statement under the applicable laws and regulations of the Exchange Act. In connection with the Proxy Statement, the Company will also file with the SEC any other documents and other information about the Merger and the other transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in the applicable laws and regulations of the Exchange Act and the rules and regulations of the NYSE American (such Proxy Statement and the documents included or referred to therein, together with any supplements, amendments and/or exhibits thereto, the “Proxy Documents”). The Company shall ensure that the Proxy Documents comply as to form in all respects and substance in all material respects with the applicable provisions of the Exchange Act.

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(b)    No amendment or supplement to the Proxy Documents will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, solely with respect to documents filed by the Company which are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations; and provided further, that if the Board shall have made a Change in Recommendation in accordance with Section 6.5 of this Agreement, the Company may amend or supplement the Information or Proxy Statement (including by incorporation by reference) to effect such a Change in Recommendation, and in such event, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations. If, at any time prior to the Company Stockholder Meeting, Parent or the Company discovers any information relating to any party, or any of their respective Affiliates (or solely with respect to Parent, any of its Subsidiaries), officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and the Company shall file or cause to be filed with the SEC an appropriate amendment or supplement describing that information and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

(c)    The Company shall mail the Proxy Statement to the holders of Common Stock of record, as of the record date to be established by the Company Board as provided in Section 6.2. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Documents and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or its staff, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Documents. If requested by Parent or its Representatives, the Company and its Representatives will permit Parent and/or its Representatives to participate in any meetings, calls or other communications with the SEC regarding the Proxy Documents.

(d)    Prior to filing with the SEC or mailing the Proxy Statement or any other Proxy Documents to the holders of the Common Stock, the Company will consult and coordinate in good faith with Parent, and make available to Parent preliminary drafts of the Proxy Statement and any communications with the SEC related to the Proxy Statement, provide Parent a reasonable opportunity to review and comment on the Proxy Documents, and the parties hereto will cooperate in good faith to respond to any SEC communications and make any revisions to and finalize the Proxy Statement and any other applicable Proxy Documents. The Company will advise Parent promptly after receipt of notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments from the SEC relating to the Proxy Statement and responses thereto, and (vii) requests by the SEC for additional information. The Company shall respond to any SEC comments on the Proxy Statement promptly and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as reasonably practicable; provided, that prior to responding to any comments or material requests from the SEC, the Company will make available to Parent drafts of any such response and provide Parent with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

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(e)    The Company shall make all filings required to be made by the Company with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act, and any rules and regulations thereunder.

(f)    The Company shall make available to the ESOP sufficient quantities of the Proxy Documents as the ESOP Trustee or its Representatives may request from time to time, and shall cooperate with the ESOP Trustee or its Representatives with (i) preparing and, if required under the Exchange Act, causing to be filed with the SEC any additional communications requested or required by the ESOP Trustee or its Representatives in connection with the Merger and the transactions contemplated thereby, including for the purpose of obtaining the vote instructions of the participants in the ESOP, and (ii) any other requests made by the ESOP Trustee or its Representatives in connection with the Merger and the transactions contemplated thereby.

Section 6.2.    Company Stockholder Meeting.

(a)    The Company, acting through the Company Board, shall, in accordance with applicable Law and the bylaws of the Company, establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting, for the purpose of obtaining the Requisite Stockholder Approval of the Merger in accordance with the MGCL. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall consult with Parent regarding the date of the Company Stockholder Meeting, shall cooperate with Parent to initially schedule the Company Stockholder Meeting to be held no earlier than twenty (20) days and no later than sixty (60) days after the mailing of the definitive Proxy Statement to the stockholders of the Company, and shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent other than in accordance with Section 6.5(d); provided that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting for so long as the Company is required to postpone or adjourn the Company Stockholder Meeting by an Order from the SEC or its staff.

(b)    Without the prior written consent of Parent, a proposal for the approval of the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, shall be the only matters which the Company shall propose to be acted on at the Company Stockholder Meeting.

(c)    Unless this Agreement has been terminated in accordance with Section 8.1, the Company shall solicit from the stockholders of the Company proxies in favor of the approval of the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement and the postponement or adjournment of the Company Stockholder Meeting to a later date or dates, if necessary, and, unless the Company Board shall have effected a Change in Recommendation pursuant to Section 6.5(c), use its reasonable best efforts to secure the Requisite Stockholder Approval for the adoption of this Agreement at the Company Stockholder Meeting.

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Section 6.3.    Access to Information and Properties. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (a) afford to Parent and its authorized Representatives, reasonable access, during normal business hours, to all Company Property, the Company’s and its Subsidiaries’ books, Contracts and records, and (b) instruct its directors, officers, employees, agents and Representatives reasonably to cooperate with the investigation of Parent and its Representatives. Parent shall, and shall cause its authorized Representatives to, use their reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries that may result from the requests for data and information pursuant to this Section 6.3. Any such requests pursuant to this Section 6.3 shall be made through Cheryl Dragoo, Chief Executive and Financial Officer of the Company, or such other Person as Cheryl Dragoo shall designate in writing to Parent. The Company and its Subsidiaries shall not be required pursuant to this Section 6.3 to provide access to its offices, properties, books, Contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to, or disclose, information where such access or disclosure would, in the reasonable opinion of counsel of the Company, result in the loss of the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Applicable Law; provided that the Company shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements. All information furnished by the Company to Parent or its Representatives pursuant to this Section 6.3 shall be subject to the provisions of the confidentiality agreement, dated as of November 11, 2019, between the Company and AMF Bowling Centers, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Confidentiality Agreement”), which shall remain in full force and effect through the Effective Time.

Section 6.4.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions, assist and cooperate with the other in doing, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to ensure that the conditions set forth in Article 7 are satisfied and to consummate the transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby and the expiration or termination of any waiting period that suspends consummation of the transactions contemplated hereby.

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(b)    To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated by this Agreement (and if in writing, furnish the other party with a copy of such communication). Without limiting the generality or effect of Section 6.4(a), to the extent permitted by applicable Law and except as may be prohibited by any Governmental Entity, the Company and Parent shall (i) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Entity relating to the transaction contemplated by this Agreement; (ii) not participate in any substantive meeting or conference or have any substantive communication with any Governmental Entity unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein; (iii) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby; provided that such material (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns, or (3) to remove references concerning the valuation of the parties or (B) be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (iv) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions to any such Governmental Entity.

(c)    Notwithstanding the foregoing, nothing in this Section 6.4 or otherwise in this Agreement shall require Parent: (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent of any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Subsidiaries (including the Company), or compel Parent to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Subsidiaries (including the Company); or (ii) to propose or agree to or effect any divestiture or hold separate any business or assets if, in each case, the taking of such measures is likely to have, in Parent’s sole discretion, a Material Adverse Effect, either individually or in the aggregate, upon the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Subsidiaries (including the Company). Nothing in this Agreement, including this Section 6.4, shall obligate Parent or any of its Affiliates to commence, contest, or defend any action, suit, charge, complaint, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation, examination or other similar proceeding relating to the transactions contemplated by this Agreement.

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Section 6.5.    Acquisition Proposals.

(a)    From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as permitted by this Section 6.5, (i) the Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ respective directors, officers, employees, and Representatives to immediately cease any discussions or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal, and to terminate any and all access to the business, properties, assets, books or records of the Company or any of its Subsidiaries directly or indirectly afforded to any such Person, and (ii) the Company shall not, and the Company shall cause its Subsidiaries and the Representatives not to, directly or indirectly, (A) take any action to facilitate or encourage (including by way of furnishing or disclosing information), solicit or initiate any inquiries, expressions of interest, requests for information, discussions, proposals or offers or submissions that constitute, or would reasonably be expected to lead to, any Acquisition Proposal, (B) continue, enter into, or otherwise participate in discussions or negotiations with, furnish or disclose any information to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person (other than Parent or any of its Subsidiaries) in connection with any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (C) enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement (other than a confidentiality agreement referred to in Section 6.5(b)) contemplating or otherwise relating to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (each, a “Company Acquisition Agreement”), (D) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Maryland, inapplicable to any Person (other than Parent and Merger Sub) or any Acquisition Proposal, (E) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Company or any Subsidiary is a party, or (F) resolve, propose or agree to do any of the foregoing. Any breach or willful breach of the restrictions on the Company set forth in this Section 6.5(a) by any Subsidiary of the Company or any of its or their respective Representatives shall be deemed to be a breach or willful breach (as applicable) of this Section 6.5(a) by the Company.

(b)    Notwithstanding anything to the contrary in this Section 6.5, at any time following the date of this Agreement and prior to the time when the Requisite Stockholder Approval is obtained (the “Stockholder Approval Date”) (and in no event after the Stockholder Approval Date), (i) the Company and the Representatives may participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the Stockholder Approval Date if (A) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and its legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal that was not solicited by the Company and did not otherwise result from a breach of this Section 6.5, (B) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company receives from such Person an executed confidentiality agreement containing terms (including “standstill” or similar terms) no less restrictive upon such Person than the terms applicable to Parent under the Confidentiality Agreement, nor any less favorable to the Company than the terms under the Confidentiality Agreement, and (C) promptly after furnishing or disclosing any nonpublic information to such Person, the Company furnishes or discloses such information to Parent (to the extent such information has not been previously delivered or made available by the Company to Parent), and (ii) following receipt of a Superior Proposal after the date of this Agreement and prior to the Stockholder Approval Date (and in no event on or after the Stockholder Approval Date), the Company may (A) make a Change in Recommendation and/or (B) terminate this Agreement in accordance with Section 8.1(c)(ii) in order to cause the Company to enter into an Company Acquisition Agreement with respect to a Superior Proposal (a “Company Superior Proposal Termination”), but in each case referred to in the foregoing clauses (i) through (ii) only if (x) the Company Board determines in good faith by majority vote, after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Laws and (y) the Company has complied with the applicable provisions of Section 6.5(b), Section 6.5(c) and Section 6.5(d).

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(c)    Except as permitted by this Section 6.5, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or fail to make, or propose publicly to withhold, withdraw, modify or qualify, or fail to make the Recommendation in any manner adverse to Parent (it being understood that, unless the Company Board makes a Change in Recommendation or effects a Company Superior Proposal Termination in accordance with this Section 6.5, any failure to publicly and without qualification reaffirm the Recommendation or recommend against any Acquisition Proposal, in each case, within ten (10) Business Days after an Acquisition Proposal is made public or any request by Parent to do so will be treated as a withdrawal of the Recommendation that is adverse to Parent for purposes hereof) or (ii) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal or Company Acquisition Agreement (each of (i) and (ii), a “Change in Recommendation”). Notwithstanding anything to the contrary in this Section 6.5, at any time prior to the Stockholder Approval Date (and in no event after the Stockholder Approval Date), the Company Board may make a Change in Recommendation involving or relating to the occurrence of an Intervening Event if (A) the Company promptly notifies Parent in writing of its intention to take such action (which notice shall set forth in reasonable detail a description of the Intervening Event and the rationale for the Change in Recommendation), (B) the Company negotiates in good faith with Parent (to the extent Parent wishes to so negotiate) for five (5) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (C) the Company Board determines in good faith, after consultation with its outside legal counsel, that failing to make a Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Laws.

(d)    Without limiting or affecting Section 6.5(a), Section 6.5(b), or Section 6.5(c), the Company Board shall not make a Change in Recommendation and/or effect a Company Superior Proposal Termination involving or relating to a Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least four (4) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement or a reasonably detailed summary of all material terms and conditions of such Superior Proposal and the identity of the Person or Persons making such Superior Proposal, (ii) if requested by Parent, during such four (4) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Superior Proposal and (iii) after such four (4) Business Day period, the Company Board, after discussions with the Company’s outside legal counsel and financial advisor of nationally recognized reputation, determines in good faith by majority vote, taking into account any proposal by Parent to amend the terms of this Agreement, that such Acquisition Proposal continues to constitute a Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.5(d) shall be required and a new notice period under clause (i) of this Section 6.5(d) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.5(d) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence until the termination of this Agreement in accordance with its terms, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any Acquisition Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Acquisition Proposal). If the Company Board determines in good faith that an Acquisition Proposal is reasonably likely to constitute a Superior Proposal, which has been received four (4) Business Days or less prior to the date of the Company Stockholder Meeting, then the Company Board may postpone the Company Stockholder Meeting for no more than five (5) Business Days to provide the Company Board with an opportunity to analyze and respond to a potential Superior Proposal and to comply with both the time periods provided in, and the other provisions of, this Section 6.5.

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(e)    Nothing contained in this Section 6.5 shall prohibit the Company Board, directly or indirectly through the Representatives, from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders required by applicable Laws. For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any Acquisition Proposal or an express reaffirmation of the Recommendation shall not be deemed to be a Change in Recommendation for purposes of this Agreement.

(f)    For purposes of this Agreement:

(i)    “Acquisition Proposal” shall mean any proposal or offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than Parent or any of its direct or indirect Subsidiaries, (A) to purchase or otherwise acquire (whether in a single transaction or a series of related transactions) shares of Common Stock representing, directly or indirectly, more than 15% of the combined voting power of Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (other than Parent or any of its direct or indirect Subsidiaries) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning, directly or indirectly, more than 15% of the combined voting power of Common Stock outstanding after giving effect to the consummation of such tender offer or exchange offer, (B) to purchase or otherwise acquire, directly or indirectly, more than 15% of the consolidated tangible assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case, as of the date of such sale, transfer, acquisition or disposition), or (C) to effect any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group,” other than Parent or any of its direct or indirect Subsidiaries and other than the holders of Common Stock (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, more than 15% of the combined voting power of the shares of the outstanding Common Stock.

(ii)    “Intervening Event” means any material event, circumstance, development, change, occurrence or effect occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Company Board as of or prior to the date of this Agreement, and (ii) does not relate to (A) the receipt, existence, or terms of an Acquisition Proposal, or (B) any event, development, or change in circumstances resulting from a breach of this Agreement by the Company; provided that, in any case, in no event shall any compliance with or performance under this Agreement or the transactions contemplated by this Agreement constitute a Intervening Event.

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(iii)    “Superior Proposal” shall mean a bona fide, written Acquisition Proposal (other than an Acquisition Proposal that has resulted from a breach of this Section 6.5) that the Company did not solicit following the date of this Agreement that the Company Board determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal (including the identity of the Person making the Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation, availability of necessary financing and all other financial, regulatory, legal and other aspects of such Acquisition Proposal), would result in a transaction (A) that, if consummated, is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby (taking into account any proposal by Parent to amend the terms of this Agreement proposed pursuant to Section 6.5(e)), (B) that is reasonably capable of being completed on the terms proposed (taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal) and (C) for which financing, if a cash transaction (whether in whole or in part), is fully committed, subject to customary terms and conditions for a commitment letter (including the completion of due diligence and payment of commitment fees), is reasonably determined to be available by the Company Board, and is not a condition to closing of the Acquisition Proposal; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”

Section 6.6.    Indemnification; Exculpation; Insurance.

(a)    For a period of six (6) years from and after the Effective Time, Parent shall (but only to the extent the Surviving Corporation is permitted to do so under applicable Law), and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, in each case to the extent (subject to applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s or any Subsidiaries articles of incorporation and bylaws (each as amended to the date of this Agreement), each Person who is now, or who at any time prior to the date of this Agreement was, or who prior to the Effective Time becomes, a director or officer of the Company or any of its Subsidiaries (including in his or her role as a fiduciary of the Employee Benefit Plans of the Company or any of its Subsidiaries) (collectively, the “Indemnified Parties”) is, or is threatened to be, made a party, in whole or in part, as a result of or relating to (i) the fact that such Indemnified Party is or was a director or officer of the Company, any of its current or former Subsidiaries or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time, and, in each case (with respect to clauses (i) and (ii)), pertaining to matters existing or occurring at or prior to the Effective Time (collectively, the “Indemnified Claims”), and (ii) to the extent, and on the terms on which, the Indemnified Parties are entitled reimbursement pursuant to the Company’s or any Subsidiaries articles of incorporation and bylaws or applicable Law, reimburse each Indemnified Party for such expenses (including reasonable fees and expenses of legal counsel) in connection with any Indemnified Claim; provided, that in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification; provided, further, that (i) such indemnification shall be subject to any limitation imposed from time to time under applicable Law and (ii) if any valid claim for indemnification is made hereunder by an Indemnified Party prior to six (6) years after the Effective Time, such indemnification obligation will survive (solely with respect to such claim) until the final resolution of the matter giving rise to such claim. If indemnification or reimbursement is sought under this Section 6.6 by an Indemnified Party, then such Indemnified Party shall notify Parent of the Indemnified Claim; provided, however, that the failure to notify Parent shall not relieve Parent from any liability or obligation that it may have under this Section 6.6 or otherwise to such Indemnified Party except to the extent such failure prejudices Parent. Following such notification, Parent may elect in writing to assume the defense of such Indemnified Claim (and the costs related thereto), and upon such election, Parent shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than reasonable and documented costs of investigation or the production of documents or witnesses) unless legal counsel to such Indemnified Party reasonably satisfactory to Parent shall have reasonably concluded in a written opinion that (A) the representation of such Indemnified Party by legal counsel selected by Parent would be inappropriate due to actual conflicts of interest or (B) there may be legal defenses reasonably available to such Indemnified Party that are different from or additional to those available to Parent or any other Indemnified Party represented by such legal counsel, in which case such Indemnified Party may employ separate legal counsel to represent or defend him or her in such proceeding. Nothing set forth in this Section 6.6(a) shall preclude any Indemnified Party from retaining its own counsel at its own expense. Neither Parent nor any Indemnified Party shall, without the prior written consent of the other, settle, compromise or consent to the entry of judgment in any matter in respect of which indemnification or advancement of expenses could be sought under this Section 6.6(a) (whether or not any Indemnified Party is an actual or potential party to such matter), unless such settlement, compromise or judgment is solely for money damages and includes a provision unconditionally releasing the other from and holding the other harmless against all liability in respect of claims by any releasing party related to or arising out of such matters in connection therewith.

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(b)    Without limiting the foregoing: (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the certificate or articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with regard to pre-Effective Time acts that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate or articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date of this Agreement; and (ii) all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in any indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

(c)    The Company shall obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policies, for a premium not to exceed 250% of the current annual premium on such policies net of a pro rata credit for remaining time on the current policies. In addition, the Company shall obtain at or prior to the Effective Time a three (3)-year “tail” policy under each of the Company’s two existing fiduciary liability policies and existing employment practices liability policy.

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(d)    The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any other Person, then in each such case, Parent will cause, to the extent necessary, proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, will assume the obligations set forth in this Section 6.6.

(e)    The provisions of this Section 6.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Party may be entitled to or hereafter acquire under the MGCL, any Material Contract, or any provision of the Company’s or the Surviving Corporation’s certificate of incorporation or by-laws.

Section 6.7.    Employee Matters.

(a)    From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall allow Parent and its Subsidiaries reasonable access, during normal business hours and upon reasonable advance notice, to meet with and interview the employees of the Company and its Subsidiaries to facilitate Parent’s determination as to satisfying its employment needs for the period after the Effective Time; provided, however, that such access shall not unduly interfere with the conduct of the business prior to the Effective Time. Parent shall use commercially reasonable efforts for employees of the Surviving Corporation and its Subsidiaries receive service credit for their employment with the Company and its Subsidiaries for purposes of determining eligibility to participate and vesting, other than benefit accruals under a defined benefit pension plan, equity-based plan, or retiree benefit plan sponsored by Parent; provided, however, that in no event shall such employees be entitled to service credit to the extent that such service credit would result in a duplication of benefits with respect to the same period of service. To the extent that Parent either provides coverages and benefits to the employees of the Surviving Corporation or any of its Subsidiaries other than under the Employee Benefit Plans of the Company or any of its Subsidiaries (other than any Employee Benefit Plans that are equity-based plans, retiree benefit plans and defined benefit pension benefit plans) in effect as of the date hereof (the “Existing Plans”) or modifies any of the Existing Plans, Parent shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give the employees of the Surviving Corporation and its Subsidiaries credit under the new Parent-provided coverages or benefit plans for any deductibles, co-insurance and out-of-pocket payments that have been paid by such employees with respect to the Existing Plans during the year in which such coverage or plan modification occurs. Notwithstanding anything else contained in this Section 6.7(a) to the contrary, Parent, Merger Sub and the Company do not intend for this Agreement to require Parent, the Surviving Corporation or any of their Subsidiaries to maintain any specific Employee Benefit Plan or other compensation or employee benefit plan, program, policy or practice following the Effective Time or to be deemed to amend any plans or arrangements or create any rights or obligations except between the parties to this Agreement. Nothing herein expressed or implied shall confer upon any employee, officer or executive of the Company or any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and nothing contained in the Agreement shall restrict the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate (or modify the terms of) the employment of any employee, officer or executive of the Company for any reason at any time after the Effective Time.

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(b)    The Company shall engage Michael Miller of Apex Fiduciary Services, LLC, to serve as an independent fiduciary with respect to the shares of Common Stock held in the ESOP. Within a reasonable time prior to the Effective Time, the Company and the independent fiduciary will (i) agree upon a process, which the independent fiduciary will oversee, for the shares of Common Stock held by the ESOP to be voted at the special meeting of the Company’s shareholders described in Section 6.1 of this Agreement by the independent fiduciary in accordance with directions provided by each participant or beneficiary in the ESOP with respect to any shares of Common Stock allocated to the account of such participant or beneficiary, and (ii) Michael Miller of Apex Fiduciary Services, LLC shall engage Sheldrick, McGehee & Kohler, LLC, an independent financial advisor to provide an opinion that (A) the terms and conditions of the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view, and (B) the consideration to be paid under the terms of this Agreement to the ESOP participants is not less than fair market value and is at least “adequate consideration” as defined in Section 3(18)(B) of ERISA (the “ESOP Fairness Opinion”) (it being agreed that an opinion in the form set forth on the attached Exhibit B shall be sufficient for purposes of satisfying the Company’s obligations under this Section 6.7(b).

(c)    The Company shall adopt resolutions terminating the Bowl America Incorporated Employees Profit Sharing Plan (the “Profit Sharing Plan”), effective as of the date immediately prior to the Closing. As soon as administratively practicable after the Closing, the Surviving Corporation shall take all actions necessary to wind up the operations of the Profit Sharing Plan in accordance with the requirements of the Code and ERISA.

(d)    The Company shall adopt resolutions amending the ESOP, effective as of the date immediately prior to the Closing but conditioned upon the Closing occurring on the Closing Date, (i) to provide that the ESOP no longer is required to be invested in Common Stock, (ii) to provide that the ESOP shall no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code), (iii) to provide that no employees will become participants in the ESOP and that no contributions will be made to the ESOP on or after the ESOP Termination Date (as defined below), (iv) to fully vest all ESOP participant account balances as of the ESOP Termination Date, (v) to require that the entire balance of the account of a participant or beneficiary of the ESOP will be distributable in cash, and (vi) to provide for the termination of the ESOP effective as of the date immediately prior to the Closing Date (the “ESOP Termination Date”).

(e)    The Company shall (i) in accordance with any ESOP Loan amortization schedule in effect as of the Closing Date, make any contributions required to be made to the ESOP for the plan year ending as of the ESOP Termination Date, and (ii) no later than the Effective Time, repay any outstanding ESOP Loan. The Company shall, promptly prior to the Closing Date prepare a request to the IRS seeking a favorable determination letter on the tax-qualified status of the ESOP under Code Section 401(a) on termination. Following the Closing, with the exception of the unallocated shares that are used to repay the ESOP Loan, which shall be exchanged on the Closing Date for the Merger Consideration, the Company will allow ESOP participants to obtain a partial distribution of up to seventy percent (70%) the account balance of each participant thereunder as soon as administratively practicable after Closing, and will make final distributions as soon as administratively practicable after the receipt of the favorable IRS determination letter with respect to the tax-qualified status of the ESOP on termination and distribution thereof to the ESOP Trust. Following termination of the ESOP, the ESOP Trust will be maintained until the balance of the accounts in the ESOP have been distributed, subject to a receipt of a favorable determination letter from the IRS.

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(f)    Upon request by Parent, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall reasonably cooperate with Parent to implement or enter into any retention Contracts or similar arrangements requested by Parent to retain through the Effective Time those key employees of the Company and its Subsidiaries identified in writing from time to time by Parent.

(g)    Prior to the Effective Time, the Company shall be permitted to pay-out to employees in the Company’s corporate office the amount of accrued but unused vacation time in cash, currently estimated at approximately $125,000.

Section 6.8.    Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine (based on the advice of outside legal counsel) is required by applicable Laws; provided, however, that the restrictions set forth in this Section 6.8 shall not apply to any release or announcement made or proposed to be made by the Company (a) following a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal and the Company has terminated this Agreement pursuant to Section 8.1(c)(ii), (b) following a Change in Recommendation that has not been rescinded or (c) pursuant to Section 6.5(d).

Section 6.9.    Transaction Litigation. The Company shall promptly notify Parent of all Actions commenced against it and/or its respective directors or officers relating to this Agreement or any of the transactions contemplated hereby (including the Merger) or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep Parent informed regarding any such Transaction Litigation. The Company (i) shall give Parent reasonable opportunity to participate in the defense and settlement of any Transaction Litigation, and (ii) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation. Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company shall consider in good faith. The Company shall not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). For avoidance of doubt, any and all cooperation and exchange of documents and information between and among the Parent and Company (and their respective representatives) with regard to Transaction Litigation shall be deemed to be subject to the common interest doctrine.

Section 6.10.    Stock Exchange Delisting. The Company shall take, or cause to be taken, all actions necessary to delist the Common Stock from the NYSE American and terminate its registration under the Exchange Act effective as of the Effective Time.

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Section 6.11.    Extraordinary Dividend. Between the date of this Agreement and the Effective Time, the Company shall sell or cause to be sold the Company’s entire securities portfolio described on Section 6.11 of the Company Disclosure Schedules (the “Securities Portfolio”). The sale of the Securities Portfolio shall be effected in such a manner and at such time or times as the parties shall mutually agree (each acting reasonably) with a view to best utilizing Tax deductions available to the Company now or as a result of the transactions contemplated by this Agreement. Prior to the Effective Time, and in connection with the Closing, (a) the Company shall be entitled to authorize and declare in accordance with the MGCL an extraordinary dividend of $0.60 per Share (the “Extraordinary Dividend”), which shall be paid at or promptly after the Effective Time and will be contingent in all respects on the Closing, and (b) thereafter, the Company shall promptly provide to the transfer agent for the Common Stock all of the cash necessary to pay the Extraordinary Dividend pursuant to this Section 6.11 (but in any event no later than the Business Day immediately prior to the payment date for the Extraordinary Dividend). For the avoidance of doubt, in no event shall Parent or any of its Subsidiaries have any obligation to pay or fund the Extraordinary Dividend or any liability for Taxes in respect thereof to the extent not paid or set aside for payment at or prior to the Effective Time.

Section 6.12.    State Takeover Statutes. The Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company’s articles of incorporation or bylaws (each as amended to date) is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other transaction contemplated by this Agreement, cooperate with the requests of Parent, and grant such approvals and take such actions as are reasonably necessary so that the Merger or any other transaction contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger or any other transaction contemplated by this Agreement.

Section 6.13.    Discharge of Indebtedness. The Company shall take all actions within its control and reasonably required to repay all outstanding Indebtedness (if any) prior to the Effective Time, including the termination of the commitments under all Contracts for any Indebtedness substantially concurrently with the Effective Time, and if reasonably requested by Parent, deliver to Parent evidence with respect to any such repayment or other discharge of Indebtedness, in each case, in a form reasonably acceptable to Parent prior to the Closing Date.

Section 6.14.    Notices of Certain Events. The Company shall promptly advise the Parent of (i) any notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (ii) any notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement; (iii) any Actions commenced or, to the Company’s knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement; (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (v) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and (vi) any resignation, retirement, or termination of any officer or director of the Company or its Subsidiaries.

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Section 6.15.    Representations and Warranties Insurance; Other Insurance. Parent shall be entitled to obtain a R&W Insurance Policy and other policies or endorsements of insurance as Parent may choose and the Company shall, and shall cause each of its Subsidiaries and authorized Representatives to, cooperate with the reasonable requests of Parent in connection with obtaining a R&W Insurance Policy and any such other policies or endorsements of insurance.

Section 6.16.    Real Property Matters. The Company has obtained and delivered a true and correct copy of an estoppel certificate dated April 4, 2021 given by the Ground Lessor. The Company shall use all reasonable best efforts to obtain an update of the certificate dated not more than thirty (30) days prior to the Closing Date. If there are any Liens affecting the Real Property on or prior to Closing that are not set forth in the Company Title Reports the Company shall use all reasonable best efforts to have same discharged of record, including without limitation the payment of any that are in a liquidated amount.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)    Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.

(b)    Legality. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of prohibiting the consummation of the Merger.

Section 7.2.    Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in the first sentence of Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Approval), clause (i) of Section 3.3(a) (No Violation), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries) (other than the first sentence thereof), and Section 3.25 (No Brokers or Finders) shall be true and correct, in each case without giving effect to any “Material Adverse Effect” or “materiality” or similar qualifications contained therein, in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date), and (ii) each of the other representations or warranties of the Company contained in Article 3 shall be true and correct as of the date of this Agreement and as of the Closing Date, in each case without giving effect to any “Material Adverse Effect” or other materiality qualifications contained therein, except (A) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date, and (B) for any failures of any such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

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(b)    Covenants. The Company shall have complied in all material respects with each agreement and covenant required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Company Material Adverse Effect. From the date of this Agreement through Closing, there shall not have occurred any change, effect, occurrence, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d)    Officer’s Certificate. The Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, acting solely in their official capacity and not personally, certifying that the conditions set forth in clauses (a), (b) and (c) above shall have been satisfied at the Closing Date.

(e)    FIRPTA Certificate. The Company shall deliver to Parent (i) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing and (ii) a certification that the shares of Company are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of the Company.

(f)    Key-Man Insurance Policies. The Company shall deliver to Parent evidence of termination of any key-man life insurance policies.

(g)    Exchange Act Reports. All reports required to be furnished or filed by the Company with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act shall have been furnished or filed as of the Effective Time.

(h)    Extraordinary Dividend. The Company Board shall have authorized, and the Company shall have declared and deposited prior to the Effective Time with the Company’s transfer agent for payment to the holders of the Common Stock, an aggregate amount in cash equal to the amount of the Extraordinary Dividend.

(i)    Advisor Payoffs and Releases. The Company shall have delivered a payoff letter in respect of any Company Transaction Expenses or other amounts owed through the Effective Time to its Financial Advisor, its independent registered public accounting firm and its attorneys reasonably satisfactory to Parent and the release of any Liens relating thereto.

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(j)    No Regulatory Impediments. No Governmental Entity (including, without limitation, the U.S. Department of Justice or Federal Trade Commission) shall have any ongoing investigation or (in Parent’s judgment) have made any non-trivial inquiry with respect to the Merger or any of the other transactions contemplated by this Agreement or have requested that the parties refrain from closing the Merger or any other transactions contemplated by this Agreement or imposed any condition to the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall: (x) require Parent or any of its Affiliates to respond to a request for additional information from the Federal Trade Commission or any other Governmental Entity in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (y) require Parent or any of its Affiliates to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Entity, or to appeal any Order (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Affiliates any damages in relation therewith, or (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent or any of its Affiliates of all or any portion of the business or assets or any product or service of the Company or any of its Affiliates or Parent or any of its Affiliates or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product or service of the Company or any of its Affiliates or Parent or any of its Affiliates, in each case, as a result of or in connection with the Merger or any Merger or any of the other transactions contemplated by this Agreement, or (z) require Parent or any of its Affiliates to, nor shall the Company or any of its Affiliates without the prior written consent of Parent, (A) agree or proffer to any of the prohibitions, limitations, conditions or other actions referred to in the preceding clause (y)(B), or (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement.

Section 7.3.    Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date), except for any failures of any of the representations and warranties in such Section 4.2 to be so true and correct that, individually or in the aggregate, are immaterial in nature and amount, and (ii) each of the other representations or warranties of Parent and Merger Sub contained in Article 4 shall be true and correct as of the date of this Agreement and as of the Closing Date, in each case without giving effect to any “Material Adverse Effect” on Parent or “materiality” or other similar qualifications contained therein, except (A) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date, and (B) for any failures of any such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)    Covenants. Parent shall have complied in all material respects with each agreement and covenant required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Officer’s Certificate. Parent shall deliver to the Company a certificate executed on behalf of Parent by the chief executive officer or the chief financial officer of Parent, acting solely in their official capacity and not personally, certifying that the conditions set forth in clauses (a) and (b) above shall have been satisfied at the Closing Date.

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ARTICLE 8
TERMINATION

Section 8.1.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as indicated) by notice given in accordance with Section 9.4:

(a)    by mutual written agreement of Parent and the Company; or

(b)    by either Parent or the Company, if

(i)    an Order of a Governmental Entity of competent jurisdiction shall be in effect permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such Order shall have become final and non-appealable and which renders the condition set forth in Section 7.1(b) incapable of being satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of such Order; or

(ii)    the Effective Time has not occurred on or prior to December 31, 2021 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the proximate cause of the failure of the Effective Time to occur by such time; or

(iii)    the Requisite Stockholder Approval shall not have been obtained at the Company Stockholder Meeting; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if either (A) the Company’s breach of any provision of this Agreement, or (B) one or more Holder’s breach of any provision of the Company Support Agreements that, in the case of clause (A) or clause (B), is the proximate cause of the failure of the Requisite Stockholder Approval to be obtained; or

(c)    by the Company if:

(i)    a breach of one or more representations or warranties or failure to perform one or more covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 7.3(a) or Section 7.3(b) incapable of being satisfied, and such breach or failure to perform (A) is incapable of being cured by the Outside Date or (B) has not been cured by Parent or Merger Sub, as applicable, within fifteen (15) days following written notice to Parent from the Company of such breach or failure to perform (but no later than the Outside Date), but the Company may terminate this Agreement under this Section 8.1(c)(i) only so long as the Company is not then in breach of one or more of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 7.2(a) or Section 7.2(b) to be incapable of being satisfied;

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(ii)    prior to the Company obtaining the Requisite Stockholder Approval, the Company receives a Superior Proposal and terminates this Agreement in order to enter into a Company Acquisition Agreement with respect thereto in compliance with the terms and conditions set forth in Section 6.5; provided, however, that prior to or concurrently with such termination under this Section 8.1(c)(ii), the Company shall make the payment required by Section 8.3(a); or

(d)    by Parent if:

(i)    a breach of one or more representations or warranties or failure to perform one or more covenants or agreements on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 7.2(a) or Section 7.2(b) incapable of being satisfied, and such breach or failure to perform (A) is incapable of being cured by the Outside Date or (B) has not been cured by the Company within fifteen (15) days following written notice to Company from Parent or the Merger Sub of such breach or failure to perform (but no later than the Outside Date), but Parent may terminate this Agreement under this Section 8.1(d)(i) only so long as Parent or Merger Sub is not then in breach of one or more of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Parent or Merger Sub would cause any condition set forth in Section 7.3(a) or Section 7.3(b) incapable of being satisfied;

(ii)    prior to the Company obtaining the Requisite Stockholder Approval, the Company Board has effected a Change in Recommendation; or

(iii)    prior to the Company obtaining the Requisite Stockholder Approval, the Company shall have breached any of its obligations under Section 6.2 or Section 6.5 in any material respect, other than in the case where (w) such breach is a result of an isolated or nonmaterial action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by the Company, (y) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof, and (z) Parent is not materially harmed as a result thereof.

Section 8.2.    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, Affiliate, agent or other Representative of such party or parties), to the other party or parties hereto, as applicable, except (a) this Section 8.2, Section 8.3 and Article 9, each of which shall survive the termination of this Agreement, and (b) subject to Section 8.3, nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability or damages for any deliberate or willful breach of, or fraud in connection with, this Agreement, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

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Section 8.3.    Company Termination Fee.

(a)    If this Agreement is validly terminated by the Company or Parent pursuant to Section 8.1(b)(ii) (without the Company obtaining the Requisite Stockholder Approval or, if such termination is after the Requisite Stockholder Approval has been obtained, as a result of a willful breach by the Company), and (i) at or prior to the termination of this Agreement, a third Person shall have publicly disclosed a bona fide Acquisition Proposal or made known to management or the Company Board or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and, in each such case, such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement), and (ii) within twelve (12) months after the termination of this Agreement (the “Tail Period”), the Company enters into a definitive agreement with respect to an Acquisition Proposal and the Acquisition Proposal is consummated (whether or not such consummation occurs within the Tail Period) (for the purposes of this Section 8.3, references in the definition of “Acquisition Proposal” to “15%” shall be replaced with references to “50%”);

(b)    the Company terminates this Agreement pursuant to Section 8.1(c)(ii); or

(c)    Parent terminates this Agreement pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii) or the Company or Parent terminates pursuant to any other provision of Section 8.1 at a time when this Agreement was terminable by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii);

then the Company shall pay to Parent a termination fee equal to $1,645,000 plus reimburse Parent for its reasonable and documented third party expenses in an aggregate amount not to exceed $3,500,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, (I) in the case of clause (a)(i) above, on the date on which the Company consummates the Acquisition Proposal, and (II) in the case of clauses (b) and (c) above, concurrently with such termination.

In no event shall the Company be required to pay the Company Termination Fee on more than one occasion whether or not the Company Termination Fee may be payable at the same time or at different times and/or based upon the occurrence of different events.

(d)    Except in the case of a willful breach by the Company, Parent’s receipt of the Termination Fee pursuant to Section 8.3(e) shall, subject to Section 9.11, be the party’s sole and exclusive remedy for any loss or damage suffered or incurred in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Termination Fee and the failure of the Merger to be consummated or for a breach or failure to perform hereunder.

(e)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Company Termination Fee due pursuant to Section 8.3 and, to obtain such payment, Parent commences a suit that results in a judgment for the amount set forth in Section 8.3, then Parent shall also recover its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit and interest on the amount payable pursuant to such judgment at the interest rate per annum described as the prime lending rate in The Wall Street Journal on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 8.3 through the date of payment.

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ARTICLE 9
MISCELLANEOUS

Section 9.1.    No Other Representations and Warranties. The Company, Parent and Merger Sub acknowledge that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities. Except for the representations and warranties set forth in Article 3, Parent and Merger Sub acknowledge that none of the Company, any Subsidiary of the Company or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Parent or Merger Sub as to the accuracy or completeness of any information regarding the Company, its Subsidiaries or any other matter. Except for the representations and warranties set forth in Article 4, the Company and its Subsidiaries acknowledge that none of Parent, Merger Sub or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to the Company or any of its Subsidiaries as to the accuracy or completeness of any information regarding Parent, the Merger Sub or any other matter. The Company, Parent and Merger Sub acknowledge and agree that nothing in this Section 9.1 shall in any way limit Parent and Merger Sub’s remedies in respect of fraud for breaches of the representations or warranties made by the Company and its Subsidiaries contained in this Agreement or in any other document delivered by such Person at Closing pursuant to this Agreement or under the R&W Insurance Policy.

Section 9.2.    Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that any agreements or covenants that contemplate performance after the Effective Time shall survive the Effective Time in accordance with their respective terms. Unless otherwise indicated, agreements, obligations and covenants set forth in this Agreement which by their terms are required to be performed after the Closing, and Article 9, shall survive the Closing in accordance with their terms and conditions. Nothing in this Section 9.2 or any other provision of this Agreement shall limit or restrict any claims in respect of fraud in connection with the transactions contemplated by this Agreement or Parent’s rights to recover amounts pursuant to the R&W Insurance Policy and nothing herein shall limit the rights to enforce any of the separate Transaction Documents entered into in connection with this Agreement.

Section 9.3.    Expenses. Whether or not the Merger is consummated and except to the extent otherwise expressly set forth in this Agreement (including Section 6.4 and Section 8.3), each party shall bear its own expenses and the expenses of its counsel and other agents and Representatives in connection with the transactions contemplated by this Agreement, including in connection with claims by any Person that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Person or any Affiliate of such Person.

Section 9.4.    Notices. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by private overnight mail courier service as follows:

If to the Company:

Bowl America Incorporated
6446 Edsall Road
Alexandria VA 22312
Attention: Cheryl A. Dragoo
Facsimile: 703 256 2430

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with a copy to:

Foley & Lardner LLP
One Independent Drive, Suite 1300
Jacksonville, FL 32202
Attention: John Wolfel
Facsimile: 904.359.8700

If to Parent or Merger Sub:

Bowlero Corp.

222 West 44th Street

New York, NY 10036
Attention: Brett I. Parker
Facsimile: 212.777.5749

with a copy to:

DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor
New York, NY 10020-1104
Attention: James D. Meade
Facsimile: 212.884.8681

or to such other person or address as any party shall have specified by notice in writing to the other party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered on the day of the transmission or, if the transmission is not made before 5:00 p.m. at the place of receipt, on a Business Day, the first Business Day after transmission (and the sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.

Section 9.5.    Amendment. This Agreement may be amended by Parent and the Company, by action taken or authorized by their respective boards of directors, at any time before or after the Stockholder Approval Date; provided that, after the Stockholder Approval Date, no amendment shall be made that, by Law, requires further approval by the stockholders of any party hereto without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 9.6.    Waiver. At any time prior to the Effective Time: (a) Parent may extend the time for the performance of any of the obligations or other acts of the Company under or pursuant to this Agreement, and the Company may extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub under or pursuant to this Agreement; (b) Parent may waive any inaccuracies in the representations and warranties made by the Company in this Agreement or in any document delivered pursuant hereto, and the Company may waive any inaccuracies in the representations and warranties made by Parent or Merger Sub in this Agreement or in any document delivered pursuant hereto; and (c) Parent may waive compliance with any of the agreements made by the Company, or any of the conditions benefiting Parent or Merger Sub contained, in this Agreement, and the Company may waive compliance with any of the agreements made by Parent or Merger Sub, or any of the conditions benefiting the Company contained, in this Agreement. Any extension, waiver, or agreement on the part of Parent or the Company to any such extension or waiver contemplated by the foregoing sentence shall be valid only as against such party (and, in the case of an extension or waiver by Parent, against Merger Sub) and only if set forth in a written instrument signed on behalf of such party.

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Section 9.7.    Entire Agreement; Parties in Interest.

(a)    This Agreement (including the Schedules and Exhibits attached hereto) and the Confidentiality Agreement constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

(b)    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) as provided in Section 6.6 (the provisions of which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), and (ii) the right of the Company, on behalf of the Holders, to pursue specific performance as set forth in Section 9.11 or, if specific performance is not sought or not granted as a remedy, damages (which damages may be based on the consideration that would have otherwise been payable to such Holders and lost premium).

Section 9.8.    Assignment; Binding Effect. No party hereto may assign, transfer or encumber this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 9.9.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule. Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the state courts of Maryland or any federal court located in the State of Maryland, and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each party hereby waives its right to a trial by jury of any claim or cause of action arising out of or relating to Parent’s investigation of the Company, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) and the performance by the parties of its or their terms in any Action of any type brought by one party against another, regardless of the basis of such Action.

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Section 9.10.    Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11.    Enforcement of Agreement. The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, notwithstanding any other provision in this Agreement to the contrary, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to seek an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 9.12.    Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.13.    Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14.    Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement, unless otherwise indicated. Unless the context requires otherwise, the word “or,” when used in this Agreement, shall not be exclusive. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “knowledge,” when used in the phrases “to the knowledge of the Company” or “the Company does not have knowledge,” or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 9.14 and shall include only their actual present knowledge in their respective capacities with the Company, without any imputation of the actual or imputed knowledge of any other person or duty to conduct any inquiry or investigation. The word “knowledge,” when used in the phrases “to the knowledge of Parent” or “Parent does not have knowledge,” or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 9.14 and shall include only their actual present knowledge in their respective capacities with Parent, without any imputation of the actual or imputed knowledge of any other person or duty to conduct any inquiry or investigation.

Section 9.15.    Definitions. For purposes of this Agreement, the term:

(a)    “Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

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(b)    “Business Day” shall mean any day on which banks are not required or authorized to close in the City of New York, New York.

(c)    “CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (2020).

(d)    “COBRA” shall mean Section 4980B of the Code and Title I, Part 6 of ERISA, as amended from time to time, and the applicable rulings and regulations thereunder.

(e)    “Company Balance Sheet” shall mean the condensed consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 and the footnotes thereto set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended on such date.

(f)    “Company Balance Sheet Date” shall mean the date of the Company Balance Sheet.

(g)    “Company Property” shall mean, collectively, all Owned Real Property and all Leased Real Property.

(h)    “Company Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers, accountants or auditors or other Representatives), and the amount of any unpaid liabilities or other obligations for retention bonuses or payments of the Company and its Subsidiaries, including, in each case, all employer-side employment Taxes, social or national insurance contributions or similar obligations payable with respect thereto, in each case, incurred by or on behalf of the Company or any of its Subsidiaries prior to the Closing in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, Company Transaction Expenses shall not include the fees and expenses of the ESOP Trustee, the ESOP Fairness Opinion, any title insurance related expenses or premium in respect of any tail insurance policies.

(i)    “Company Title Reports” means the true, complete and correct copy of the most recent title commitments for each of the Owned Real Properties, as set forth on the Company Disclosure Schedule.

(j)    “Contract” shall mean any agreement, contract, obligation or undertaking, indenture, note, bond, loan, instrument, lease, mortgage, license, franchise, letter of credit, option to purchase any assets or property rights, or commitment or other binding arrangement or understanding, and including all amendments thereto (whether written or oral and whether express or implied by Law).

(k)    “Discount Coupons” means any gift card, Groupon or other certificate, voucher, coupon or right entitling any Person to any product or service of the business of the Company and each Subsidiary (including bowling, equipment rental, food or beverage) for free, for less than the regular price thereof on the date hereof or for any amount that, in the reasonable judgment of Parent, constitutes a discounted price. For the avoidance of doubt, “Discount Coupons” include any prepayment to the Company or any of its Subsidiaries for any such product or service.

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(l)    “Environmental Laws” shall mean all Laws in effect as of the date of this Agreement of any Governmental Entity having jurisdiction over the Company or its Subsidiaries relating to pollution, the protection of the environment (including natural resources, indoor or ambient air, surface water, groundwater, drinking water supplies, surface or subsurface land or soil and sediments) or human health or safety or otherwise to the generation, use, storage, management, processing, treatment, sale, transportation, Release or disposal of, or exposure to, toxic or hazardous substances or wastes, special wastes or non-hazardous wastes.

(m)    “Environmental Permits” means all Company Permits required under any Environmental Law.

(n)    “ERISA Affiliate” shall mean any organization or entity that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

(o)    “ESOP” shall mean the Bowl America Incorporated 1987 Employee Stock Ownership Plan.

(p)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(q)    “Ground Lease” shall mean that certain Lease Agreement, dated as of September 29, 1962, by and between 1st Investment Corporation of Virginia, as predecessor-in-interest to Circle Center Development Corporation (“Circle Center”), and Reisterstown Bowl, Inc., as lessee (“Lessee”), as amended by (i) that certain Lease Amendment, dated as of April 4, 1963, by and between, Circle Center, as predecessor-interest to Fairfax Circle Limited Partnership (“Fairfax Central LP”), and Lessee, (ii) that certain Second Lease Amendment, dated as of December 20, 1993, by and between Fairfax Central LP, as predecessor-in-interest to Lessor, and Lessee, (iii) that certain Third Lease Amendment and Extension of Lease, dated as of June 16, 2009, by and between Fairfax Circle Investors, LLC and Fairfax Circle Investors II, LLC, as tenants in common and as lessor (“Lessor”), and Lessee, (iv) that certain Fourth Lease Amendment, dated as of August 20, 2010, by and between Lessor and Lessee, and (v) that certain Fifth Lease Amendment and Extension of Lease, dated as of April 10, 2019, by and between Lessor and Lessee.

(r)    “Ground Lessor” shall mean the lessor under the Ground Lease.

(s)    “Hazardous Substance” shall mean any substance defined as or regulated as a “pollutant,” a “contaminant,” a “hazardous substance,” a “hazardous material,” a “toxic chemical” or a “hazardous waste” under any Environmental Law or any substance that has the characteristics of being a toxic, hazardous, radioactive, ignitable, corrosive or reactive substance, waste or material, as defined by or regulated under any Environmental Law, including any petroleum or petroleum products or byproducts, coal ash, lead, mercury, aluminum, cadmium and other metals, dioxin, volatile organic compounds, toxic mold, polychlorinated biphenyls, radon, per- and polyfluoroalkyl substances and asbestos or asbestos-containing materials.

(t)    “Holders” shall mean the holders of shares of Class A Common Stock and/or shares of Class B Common Stock.

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(u)    “Improvements” shall mean all buildings, improvements and fixtures, and components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing, lighting fixtures and other building systems; environmental control, remediation and abatement systems; sewer, storm and waste water systems; irrigation and other water distribution systems; parking facilities; fire protection, security and surveillance systems; and telecommunications, computer, wiring and cable installations, appliances, carpeting and flooring included within the Company Property.

(v)    “Indebtedness” shall mean the following (without duplication): (i) the current and long-term portions of amounts owed (including unpaid interest or premium thereon) for borrowed money, including any “Paycheck Protection Program” loan through the U.S. Small Business Administration under the CARES Act, (ii) the reimbursement of any obligor for actual liability for amounts drawn on any letter of credit, surety bonds or performance bonds and related fees and expenses, (iii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iv) obligations under capital leases or finance leases as would be recorded as a liability on a balance sheet prepared in accordance with GAAP, (v) all obligations for deferred purchase price for property (whether real or personal), assets (tangible or intangible), equipment or services, including the amount of remaining “earn outs” for past acquisitions (if any) of shares or any business, whether or not to be satisfied in cash or equity (including by virtue of vesting or other non-forfeiture thereof), (vi) all amounts required to settle any swap agreements or other hedge agreements to which the Company or any of its Subsidiaries is a party (including any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes), with the amount of such Indebtedness being deemed to equal the aggregate amounts required to terminate such Contract on the Closing Date, (vii) any declared or accrued but unpaid (as of the Effective Time) or for which amounts have not been set aside for payment (as of the Effective Time) dividends or distributions, in each case to the extent paid or payable by the Company or its Subsidiaries after the Effective Time, (viii) all liabilities secured by any mortgage, pledge, security interest, Lien (other than a Permitted Lien), and (ix) any outstanding or accrued interest with respect to the Indebtedness referred to above and any breakage, termination, “make-whole” or prepayment premiums or fees with respect thereto or other similar costs, fees or expenses on the foregoing which are payable on or as a result of Closing.

(w)    “Intellectual Property” shall mean and include all intellectual property rights arising from or associated with the following, and all improvements, modifications and enhancements thereto, compilations and derivatives thereof, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) trade names, trademarks and service marks, business names, uniform resource locators (URLs), domain names and trade dress, whether registered or unregistered, and registrations, applications to register and all of the goodwill of the business related to the foregoing; (ii) utility and design patents and patent applications, including provisional applications, reissues, continuations, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, and any foreign or international equivalent of any of the foregoing (including utility models and industrial designs); and (iii) all copyrights, copyrightable works and databases, including any computer software and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto.

(x)    “Leased Real Property” means the Real Property leased, subleased, licensed to the Company or any of its Subsidiaries or occupied by the Company or any of its Subsidiaries for use by the Company, excluding, for the avoidance of any doubt, any Owned Real Property.

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(y)    “Leases” means all leases, subleases, licenses or other agreements, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which the Company or any of its Subsidiaries occupies or uses any Leased Real Property.

(z)    “Lien” shall mean all liens, claims, mortgages, security interests, pledges, easements, rights of way, options, rights of first refusal or negotiation, preemptive rights, equitable interests, conditional sale agreements or other title retention agreements, judgments, attachments, rights of way, encroachments, servitudes, restrictions on transfer and encumbrances of every kind and nature whatsoever, excluding licenses, whether arising by agreement, operation of Law or otherwise.

(aa)    “Material Adverse Effect” shall mean, with respect to any Person, any event, occurrence, fact, condition, change or effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the assets, business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole, other than any event, occurrence, fact, condition, change or effect to the extent arising out of, resulting from or attributable to (either alone or in combination):  (i) any change in conditions affecting the industries in which such Person and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which such Person and its Subsidiaries operate; (ii) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (iii) adverse seasonal weather or any earthquakes, hurricanes, tornados, floods or other natural disasters in the U.S.; (iv) the failure of such Person or any Subsidiary of such Person to meet or achieve the results set forth in any projection or forecast, the downgrade in rating of any debt securities of such Person, or changes in the price or trading volume of such Person’s stock (provided that clause (iv) shall not prevent a determination that any change or effect that has resulted in such failure to meet projections or forecasts has, in and of itself, resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (v) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism, except, in the case of clauses (i), (ii), (iii), and (iv) to the extent such event, occurrence, fact, condition, change or effect materially and disproportionately impacts such Person and its Subsidiaries taken as whole, as compared to other Persons or businesses engaging principally in the industry in which such Person or its Subsidiaries operate.

(bb)    “Material Contract” shall mean each Contract set forth or otherwise identified on Section 3.19(a) or Section 3.19(b) to the Company Disclosure Schedules.

(cc)    “Owned Real Property” shall mean all Real Property owned by the Company or any of its Subsidiaries.

(dd)    “Permitted Lien” shall mean any of the following: (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established and included in the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports filed prior to the date of this Agreement; (ii) Liens affecting the interest of the grantor of any easements benefitting owned real property and Liens attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon; (iii) statutory Liens of landlords with respect to leased real property; (iv) Liens reflected in the Company Balance Sheet; (v) Liens in favor of vendors, carriers, warehousemen, mechanics, materialmen or repairmen, construction Liens or similar Liens or other encumbrances arising by operation of applicable Laws, in each case, for amounts not yet delinquent or that are being contested in good faith; (vi) in the case of real property, in addition to the items described in clauses (i), (ii), (iii) and (v), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel.

58

(ee)    “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(ff)    “Personal Data” means all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or its Subsidiaries, is capable of identifying an individual or an individual’s device); non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device, or as that term or similar term, including personal information or personally identifiable information, is otherwise defined under Applicable Law.

(gg)    “PPP Lender” shall mean Truist Bank, a North Carolina banking corporation.

(hh)    “PPP Loan” shall mean that certain loan in the original principal amount of $1,500,000.00 made to the Company by the PPP Lender and payable to the PPP Lender pursuant to that certain Promissory Note dated June 1, 2020.

(ii)    “R&W Insurance Policy” means the buyer-side representations and warranties insurance policy issued to Parent by the insurer party thereto bound as of the date of this Agreement.

(jj)    “Real Property” shall mean any land, together with all Improvements located thereon, and all easements and other rights and interests appurtenant thereto.

(kk)    “Release” shall mean the actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating onto, into, on, under, from or through the environment (including natural resources, indoor or ambient air, surface water, groundwater, drinking water supplies, surface or subsurface land or soil and sediments) or any building, facility or fixture.

(ll)    “Representatives” shall mean, with respect to any Person, the directors, officers, employees, managers, members, partners, agents, consultants, advisors (including legal counsel, accountants and financial advisors) and any other representative of such Person.

(mm)    “Requisite Stockholder Approval” shall mean the affirmative vote of at least a majority of the aggregate number of the votes entitled to be cast by the Common Stock.

(nn)    “SEC” shall mean the United States Securities and Exchange Commission.

(oo)    “Subsidiary” of any Person shall mean any corporation or other form of legal entity of which an amount of the outstanding voting securities sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

59

(pp)    “Tax Return” shall mean a return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

(qq)    “Tax Sharing Agreement” shall mean any existing Contract (whether or not written) binding a party or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any income Tax (or franchise Tax based on income) liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s income Tax (or franchise Tax based on income) liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiaries or, for the avoidance of doubt, any agreement constituting or evidencing a partnership for tax purposes).

(rr)    “Taxes” shall mean all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any tax authority, including taxes or other charges in the nature of taxes on or with respect to income, franchises, windfall or other profits, gross receipts, severance, excise, property, sales, use, capital stock, payroll, employment, social security, transfer, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

[The next page is the signature page.]

60

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Agreement and Plan of Merger as of the day and year first written above.

BOWLERO CORP.

By:	/s/ Brett Parker
Name:	Brett Parker
Title:	CFO

POTOMAC MERGER SUB, INC.

By:	/s/ Tom Shannon
Name:	Tom Shannon
Title:	CEO, President and Chairman

BOWL AMERICA INCORPORATED

By:	/s/ Cheryl A. Dragoo
Name:	Cheryl A. Dragoo
Title:	President and CEO

EXHIBIT A

ARTICLES OF MERGER WITH ARTICLES OF AMENDMENT AND RESTATEMENT

(See attached)

EXHIBIT B

FORM OF ESOP OPINION

(See attached)

EXHIBIT 9.14

KNOWLEDGE PARTIES

The Company:

Cheryl Dragoo

Parent:

Brett Parker

APPENDIX B

DUFF & PHELPS
A KROLL BUSINESS

Confidential May 27, 2021

Dear Members of the Board of Directors:

Description of the Proposed Transaction

It is Duff & Phelps' understanding that Bowl America intends to enter into an Agreement and Plan of Merger with Bowlero Corporation and Potomac Merger Sub, Inc., a wholly owned subsidiary of Bowlero Corporation ("Merger Sub"), substantially in the form of the draft thereof dated May 17, 2021 (the "Merger Agreement"). Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into the Company with the Company surviving the merger and (ii) each share of Class A common stock, par value $0.10 per share, and Class B common stock, par value $0.10 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than shares as canceled pursuant to Section 1.8(c) of the Merger Agreement and Dissenting Shares as provided in Section 2.9 of the Merger Agreement), shall be converted into the right to receive, at the Effective Time, cash in an amount equal to $8.53, without interest (the "Proposed Transaction"). Duff & Phelps' affiliate, Duff & Phelps Securities, LLC, ("Duff & Phelps Securities") is currently engaged as Bowl America's exclusive M&A advisor. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

Scope of Analysis

Duff & Phelps
311 South Wacker Drive
Suite 4200
Chicago, IL 60606

T +1 312 697 4600
F +1 312 697 0112

Board of Directors
Bowl America Incorporated
May 27, 2021
Page 4 of 5

This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps' express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration to be received is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps' liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated May 21, 2021 (the "Engagement Letter"). The use and disclosure of this Opinion is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps' fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps' fee is payable upon (i) the

Board of Directors
Bowl America Incorporated
May 27, 2021
Page 5 of 5

execution of the Engagement Letter and (ii) when the Company requests this Opinion and this Opinion and the Written Summary (as defined in the Engagement Letter) are delivered to the Company. During the two years preceding the date of this Opinion, Duff & Phelps performed valuation work on the Company's real estate portfolio, and Duff & Phelps Securities is currently engaged as Bowl America's exclusive M&A advisor. In addition, during the two years preceding the date of this Opinion, Duff & Phelps performed valuation work for Bowlero Corporation. For these engagements, Duff & Phelps received, and Duff & Phelps Securities is expected to receive, customary fees, expense reimbursement, and indemnification. Other than as disclosed in this paragraph, during the two years preceding the date of this Opinion, Duff & Phelps has not had any other material relationship with Bowl America for which compensation has been received by Duff & Phelps or is intended to be received by Duff & Phelps, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, A Kroll Business

Duff & Phelps, A Kroll Business
Kroll, LLC

APPENDIX C

MARYLAND GENERAL CORPORATION LAW—APPRAISAL RIGHTS—TITLE 3, SUBTITLE 2

Maryland General Corporation Law

Title 3—Corporations in General—Extraordinary Actions

Subtitle 2—Rights of Objecting Stockholders

§3-201. Definitions.

(a)   In general.—In this subtitle the following words have the meanings indicated.

(b)   Affiliate.—”Affiliate” has the meaning stated in § 3-601 of this title.

(c)   Associate.—”Associate” has the meaning stated in § 3-601 of this title.

(d)   Beneficial owner.—”Beneficial owner”, when used with respect to any voting stock, means a person that:

(1)   Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2)   Individually or with any of its affiliates or associates, has:

(i)  The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii)  Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3)   Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e)   Executive officer.—”Executive officer” means a corporation's president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f)    Successor.—

(1)   ”Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2)   ”Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g)   Voting stock.—”Voting stock” has the meaning stated in § 3-601 of this title.

§3-202. Right to fair value of stock

(a)   General rule.—Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

(1)   The corporation consolidates or merges with another corporation;

(2)   The stockholder's stock is to be acquired in a share exchange;

(3)   The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4)   The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation;

(5)   The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

(6)   The corporation is converted in accordance with § 3-901 of this title.

(b)   Basis of fair value.—

(1)   Fair value is determined as of the close of business:

(i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii)  With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2)   Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3)   In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c)   When right to fair value does not apply.—Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

(1)   Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii)  With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2)   The stock is that of the successor in a merger, unless:

(i)  The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii)  The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3)   The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4)   The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5)   The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d)   Merger, consolidation, or share exchange.—With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder's stock if:

(1)   In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i)  Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii)  Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii)  Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2)   The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i)  The day the stockholders voted on the transaction objected to; or

(ii)  With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

(3)   Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e)   Beneficial owners.—If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§3-203. Procedure by stockholder

(a)   Specific duties.—A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

(1)   Shall file with the corporation a written objection to the proposed transaction:

(i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii)  With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2)   May not vote in favor of the transaction; and

(3)   Shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment:

(i)  Within 20 days after the Department accepts the articles for record; or

(ii)  Within 20 days after consummation of the transfer or transaction with respect to:

1.     A transfer of assets in a manner requiring stockholder approval under § 3-105 of this title; or

2.     A transaction that is governed by § 3-603(b) of this title or exempted by § 3-603(b) of this title, for which no articles are required to be filed with the Department.

(b)   Failure to comply with section.—A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§3-204. Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

(1)   Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2)   Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§3-205. Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§3-206. Restoration of dividend and other rights

(a)   When rights restored.—The rights of a stockholder who demands payment are restored in full, if:

(1)   The demand for payment is withdrawn;

(2)   A petition for an appraisal is not filed within the time required by this subtitle;

(3)   A court determines that the stockholder is not entitled to relief; or

(4)   The transaction objected to is abandoned or rescinded.

(b)   Effect of restoration.—The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§3-207. Notice and offer to stockholders

(a)

Duty of successor.—

(1)   The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2)   The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i)  A balance sheet as of a date not more than six months before the date of the offer;

(ii)  A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii)  Any other information the successor considers pertinent.

(b)   Manner of sending notice.—The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

(a)   Petition for appraisal.—Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)   Consolidation of suits; joinder of objectors.—

(1)   If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2)   Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§3-209. Notation on stock certificate

(a)   Submission of certificate.—At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b)   Transfer of stock bearing notation.—If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION, DATED JUNE 23, 2021

PROXY

BOWL AMERICA INCORPORATED

Special Meeting of Stockholders
[●], 2021 at [●]
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Allan L. Sher and Cheryl Dragoo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of BOWL AMERICA INCORPORATED that the stockholder(s) is/are entitled to vote at the Special Meeting to be held [●] Eastern Time on [●], 2021, at [●], and any adjournment or postponement thereof.

The undersigned hereby revokes any revocable proxy heretofore given to vote or act with respect the shares of common stock of BOWL AMERICA INCORPORATED that the stockholder(s) is/are entitled to vote at the Special Meeting, and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors’ recommendations.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

BOWL AMERICA INCORPORATED

[●], 2021

Please sign exactly as your name appears on the form, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.

To approve the merger of Potomac Merger Sub, Inc., a Maryland corporation (“Merger Sub”) with and into Bowl America Incorporated, a Maryland corporation (the “merger”) with Bowl America Incorporated surviving as an indirect wholly-owned subsidiary of Bowlero Corp., a Delaware corporation (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of May 27, 2021 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Parent and Merger Sub and the transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the Proxy Statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To approve, on an advisory (non-binding) basis, the “merger-related executive compensation.”

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.

To approve the adjournment of the Special Meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger and the transactions contemplated by the merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to act upon such other business that may properly come before the Special Meeting and any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.